Exhibit 99.1

          , 2008

Dear Bentley Pharmaceuticals, Inc. Stockholder:

I am pleased to inform you that on          , 2008, the Board of Directors of Bentley Pharmaceuticals, Inc. (“Bentley”) approved the distribution of all of the shares of common stock of CPEX Pharmaceuticals, Inc. (“CPEX”), a wholly owned subsidiary of Bentley, to Bentley stockholders. CPEX holds all of the assets and liabilities associated with Bentley’s drug delivery business.

This distribution will be made pursuant to a plan preliminarily approved by our Board on October 22, 2007, and finally approved on            , 2008, to separate Bentley into two independent companies — one for each of Bentley’s two operating divisions: Specialty Generics and Drug Delivery. Upon the distribution of CPEX shares, Bentley stockholders will own 100% of the common stock of CPEX. Bentley’s Board of Directors believes that the separation of its two operating segments into distinct entities with separate ownership and management is the best way to unlock the full value of these businesses for the benefit of Bentley, our stockholders and each of the businesses.

The distribution of CPEX common stock will occur on          , 2008 by way of a pro rata dividend to Bentley stockholders. Each Bentley stockholder will be entitled to receive one share of CPEX common stock for every ten shares of Bentley common stock held by such stockholder at the close of business on          , 2008, the record date for the distribution. The dividend will be issued in book-entry form only, which means that no physical stock certificates will be issued. No fractional shares of CPEX common stock will be issued. If you would otherwise have been entitled to a fractional share of CPEX common stock in the distribution, you will receive the net cash value of such fractional share instead.

Stockholder approval of the distribution is not required, and you are not required to take any action to receive your CPEX common stock.

Following the distribution, you will own shares in both Bentley and CPEX. We have applied to have the common stock of CPEX listed on the NASDAQ Capital Market under the symbol “CPEX.” Bentley’s common stock will continue to trade on the New York Stock Exchange under the symbol “BNT.”

The enclosed information statement, which is being mailed to all Bentley stockholders, describes the distribution in detail and contains important information about CPEX. We urge you to read the information statement carefully.

I want to thank you for your continued support of Bentley and we look forward to your support of CPEX in the future.

Sincerely,

James R. Murphy
Chairman of the Board and Chief Executive Officer

          , 2008

Dear CPEX Pharmaceuticals, Inc. Stockholder:

It is our pleasure to welcome you as a stockholder of our company, CPEX Pharmaceuticals, Inc. (“CPEX”). We are a Delaware incorporated company involved in the business of development, licensing and commercialization of pharmaceutical products utilizing our validated drug delivery technology.

We have U.S. and international patents and other proprietary rights to technologies that facilitate the absorption of drugs. We continually strive to develop products that incorporate our drug delivery technologies. We have licensed applications of our proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. (“Auxilium”), which launched Testim® on the U.S. market in February 2003. Testim is marketed by Auxilium under a license of our drug delivery technology and is approved for marketing in the U.S., Canada and 15 countries in Europe.

We believe we will begin life as an independent public company in a strong position, as a result of a number of factors, including: our expertise to support the research and development of advanced drug delivery technologies; an existing revenue stream from the licensing of our CPE-215 drug delivery technology; and a management team comprised of Messrs. Robert Hebert, Fred Feldman, David Brush, myself and Ms. Elizabeth Morgan who, collectively have more than 100 years of experience in the development of pharmaceutical products. Our objective is to apply our drug delivery technologies in an effort to improve the performance of existing pharmaceutical products with respect to their method of delivery and effectiveness.

The CPEX Board of Directors will be led by James R. Murphy serving as our non-executive chairman. He has served as a Bentley director since 1993. Mr. Murphy was President of Bentley from September 1994 until August 2005, was named Chief Executive Officer of Bentley effective January 1995 and became Chairman of the Bentley Board of Directors in June 1995. Mr. Murphy received a B.A. in Biology from Millersville University.

We have applied to have our common stock listed on the NASDAQ Capital Market under the symbol “CPEX” in connection with the distribution of our company’s common stock by Bentley.

We invite you to learn more about CPEX by reviewing the enclosed information statement. We look forward to our future as an independent, publicly traded company and to your support as a holder of CPEX common stock.

Sincerely,

John A. Sedor
Chief Executive Officer and President

Preliminary Information Statement
(Subject to Completion, Dated May 23, 2008)

Information Statement

Distribution of

Common Stock of

CPEX Pharmaceuticals, Inc.

by

Bentley Pharmaceuticals, Inc. (“Bentley”)

to Bentley Stockholders

This information statement is being furnished in connection with the distribution by Bentley to its stockholders of all of its shares of common stock of CPEX Pharmaceuticals, Inc. (“CPEX,” “our,” “us” or “we”), a wholly owned subsidiary of Bentley that holds the assets and liabilities associated with Bentley’s drug delivery business. To implement the distribution, Bentley will distribute all of its shares of CPEX common stock on a pro rata basis to the holders of Bentley common stock. Each of you, as a holder of Bentley common stock, will receive one share of CPEX common stock for every ten shares of Bentley common stock that you held at the close of business on          , 2008, the record date for the distribution. Bentley will not distribute any fractional shares of our common stock. Instead the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market and distribute the aggregate net cash proceeds of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution will be effective as of          , 2008. Immediately after the distribution is completed, CPEX will be an independent public company.

No vote of Bentley stockholders is required in connection with this distribution. We are not asking you for a proxy, and you are requested not to send us a proxy. Bentley stockholders will not be required to pay any consideration for the shares of our common stock they receive in the distribution, and they will not be required to surrender or exchange shares of their Bentley common stock or take any other action in connection with the distribution.

All of the outstanding shares of our common stock are currently owned by Bentley. Accordingly, there currently is no public trading market for our common stock. We have filed an application to list our common stock under the ticker symbol “CPEX” on the NASDAQ Capital Market. Assuming that our common stock is approved for listing, we anticipate that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the distribution and will continue up to and including through the distribution date, and we anticipate that “regular-way” trading of our common stock will begin on the first trading day following the distribution date.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 15 of this information statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the securities of CPEX, or determined whether this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is          , 2008.

This information statement was first mailed to Bentley stockholders on or about          , 2008.

SUMMARY

This summary highlights selected information from this information statement relating to our company, our separation from Bentley and the distribution of our common stock by Bentley to its stockholders. For a more complete understanding of our business and the separation and distribution, you should carefully read the entire information statement.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the condensed combined financial statements of the CPEX business of Bentley, which is primarily comprised of the assets and liabilities used in managing and operating the drug delivery business of Bentley, including certain accounts of Bentley’s wholly-owned subsidiaries, Bentley Pharmaceuticals Ireland Limited and Bentley Park, LLC, assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution. Except as otherwise indicated or unless the context otherwise requires, “CPEX,” “CPEX Pharmaceuticals,” “we,” “us,” “our” and “our company” refer to CPEX Pharmaceuticals, Inc. and its subsidiaries and “Bentley” and “Bentley Pharmaceuticals” refer to Bentley Pharmaceuticals, Inc. and its consolidated subsidiaries.

Our Company

CPEX Pharmaceuticals, Inc. is a specialty pharmaceutical company, incorporated in the State of Delaware, with its principal executive offices located at 2 Holland Way, Exeter, New Hampshire and we employ approximately 15 people. We operate in the business of development, licensing and commercialization of pharmaceutical products utilizing our validated drug delivery technology. We have U.S. and international patents and other proprietary rights to technologies that facilitate the absorption of drugs. We develop and co-develop products that incorporate our drug delivery technologies. Currently, we have research alliances with the University of New Hampshire and Dartmouth College to collaborate in the development of new intellectual property. Our platform drug delivery technology is CPE-215 which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. We have licensed applications of our proprietary CPE-215 drug delivery technology to Auxilium Pharmaceuticals, Inc. (“Auxilium”), which launched Testim, the first product incorporating our CPE-215 drug delivery technology, in the United States in February 2003. We are in discussions with other pharmaceutical and biotechnology companies to form additional strategic alliances to facilitate the development and commercialization of other products using our drug delivery technologies.

Our development activities are primarily focused on the development of Nasulin, our intranasal insulin product candidate. In 2004 we concluded a Phase IIA study for Nasulin in Type 1 diabetic patients using our CPE-215 technology. In 2006, we completed an additional Phase I study in Ireland and advanced our Phase IIA studies in the U.S. in Type 1 diabetic patients. In the first quarter of 2007 we completed preparations for a Phase II study in India in Type 2 diabetic patients, which began in the second quarter of 2007. We expect the U.S. development and clinical programs for Nasulin to continue and expand both outside and inside the U.S.

We believe, based upon our experience with Testim and Nasulin, that our CPE-215 formulation technology constitutes a broad platform that has the ability to significantly enhance the permeation of a wide range of therapeutic molecules. To expand the development and commercialization of products using our CPE-215 drug delivery technology, we are pursuing strategic alliances with partners including large pharmaceutical, specialty pharmaceutical and biotechnology companies.

Our Strengths

We believe that our strengths in proprietary drug delivery technologies, formulation and development experience, intellectual property, knowledge and experience in bringing products from early research stage through registration, scale-up, clinical validation, and industrial commercialization, along with our ability to develop strong alliances differentiate us from our competitors. In addition, we have scientific experience in the areas of endocrinology and metabolic diseases and replacement therapies including treatment for diabetes.

Our proprietary permeation platform using our primary enhancer CPE-215 provides a powerful method to deliver various compounds across multiple membranes such as the skin, mouth, nose and eye. This technology can provide an alternative to injections and can provide significant benefits to patients and improve compliance in chronic treatments. Our delivery platform has broad applicability to a number of therapeutic areas with existing pharmaceutical products with the potential to formulate active ingredients into creams, ointments, gels, solutions, lotions and patches. CPE-215 in our formulations is well-tolerated as demonstrated by its long-term topical use in Testim, which has been marketed by Auxilium since 2003. CPE-215 has maintained a record of safety as a food additive and fragrance and is listed on the FDA’s inactive ingredient list for approved drug lists. Our delivery platform offers opportunities for:

•	the development of novel drug applications,

•	pipeline enhancement of novel drugs in the biotech and pharmaceutical industries, and

•	life-cycle extension strategies of existing products with a potential extension of market exclusivity of branded compounds once they are reformulated to include CPE-215.

In addition to strong patient benefit, we believe that our technology also offers significant benefit to the pharmaceutical product development process. Complex injectable pharmaceutical products are expensive to develop, generally have high costs of capital for manufacturing implementation, and high operational and regulatory requirements for maintenance of product sterility. Redirecting such products from an injectable form to an alternate drug delivery format by our technology can relieve many of these restrictions. Regulatory requirements are generally much more flexible for products targeting nasal administration rather than injection and typically do not require the products to be sterile. Eliminating the construction of expensive injectable facilities, and the high cost of implementation and support of such facilities, can significantly reduce product cost. Patients also benefit by the reduced risk of contamination by products in use.

We offer the following concrete collaboration benefits in the application of our platform: We have a high value pharmacology/toxicology package for formulation development that we believe can be rapidly applied to a variety of active research products and lead to rapid Investigational New Drug Exemption (“IND”) approval. Our formulations have demonstrated safety for repeated long-term administration. Our formulations avoid the use of anti-microbial agents that can lead to membrane irritation or toxicity and compromise long term value. We can provide formulations for multi-dose use without risk of microbial contamination. Additionally, the company can offer quick turn-around on formulation development, experience in product development from research to production stages, as well as in-depth experience in technology transfer and project management. We have access to U.S. Food and Drug Administration (“FDA”) inspected and EU Qualified current Good Manufacturing Practices (“cGMP”) facilities that include resources for managing stability programs in order to prepare research and Phase I studies. The Company is also accessing resources which will enable preparation of expanded Phase II clinical materials while planning requirements for Phase III manufacture.

Our Strategy

Our objective is to be a leading specialty pharmaceutical company focused on advanced drug delivery and formulation technologies to improve the delivery of new as well as existing pharmaceuticals. Our business strategy to accomplish this objective includes:

•	Development and commercialization of our most advanced candidate — Nasulin for intranasal insulin administration,

•	Identifying and implementing new product candidates for internal pipeline development that leverage our CPE-215 technology and formulation expertise, and

•	Developing strong alliances providing us scale advantages in clinical research, product manufacturing and marketing.

Development and commercialization of Nasulin

Nasulin is currently in Phase II clinical trials in the United States and India for the treatment of Type 1 and Type 2 diabetes. We believe an intranasal route of administration will yield significant improvements in patient compliance and avoid the potential pulmonary disadvantages of competitive candidates that use an inhalation route of administration. Our expectation is to complete Phase II trials in Type 2 diabetics in mid 2010 while simultaneously seeking a pharmaceutical partner to support Phase III clinical trials and product commercialization upon regulatory approval.

Identifying new product candidates that leverage our CPE-215 technology and formulation expertise

We intend to apply our CPE-215 drug delivery technologies in an effort to improve the performance of existing pharmaceutical products and advanced research candidates with respect to their method of delivery and effectiveness. Candidates will be prioritized for selection based on compatibility with CPE-215, clinical need, market size, and ability for the associated intellectual property to be protected through patents.

We are targeting therapeutic areas with high clinical need with compounds that have established market demand or that face limited market acceptance as a result of less efficient drug delivery methods.

Once we bring our products to an advanced stage of development, we intend to develop collaboration relationships that leverage the clinical development, marketing and sales capabilities of strategic partners. We hope to collaborate with partners to commercialize our internal product candidates by utilizing their late stage clinical development, regulatory, marketing and sales capabilities. We believe that this will allow us to license our products on terms that are more favorable than those that would be possible earlier in the development cycle. As we succeed with this strategy, we will identify product candidates that we can bring to late stage development for ourselves.

Developing strong alliances providing us scale advantages in clinical research, product manufacturing and marketing

In addition to pursuing our own proprietary compounds, we will continue to establish strategic collaborations with pharmaceutical and biotechnology companies marketing our CPE-215 technology for application with their branded or generic products. We will assist our collaboration partners in developing more effective drug delivery methods for their product candidates that have already completed early stage clinical trials, or are even currently marketed. We believe pharmaceutical and biotechnology companies will be motivated to co-develop products utilizing CPE-215 technology to achieve these benefits:

•	Improving efficacy as compared to oral administration, which subjects the drug to the effects of first-pass metabolism;

•	Improving utilization of costly and/or scarce drugs and active ingredients;

•	Expanding the market to patients less suitable for injection, especially children and the elderly;

•	Improving patient convenience and compliance, and lowering costs relative to a doctor’s office visit for an injection;

•	Potentially extending the period of market exclusivity for a branded compound based on the grant of a patent that incorporates new drug delivery methods;

•	Allowing branded and generic drug companies to differentiate their products from those of competitors; and

•	Reducing the high capital investment needed to introduce and manufacture injectable drugs.

We generally structure our collaborative arrangements to receive research and development funding and milestone payments during the development phase and upon commercialization, and patent-based royalties on future sales of products.

Our Challenges

We face a number of risks associated with our business and industry and must overcome a variety of challenges in implementing our operating strategy in order to be successful. For instance:

•	We anticipate that we will incur losses for the foreseeable future. We may never achieve or sustain profitability. If additional capital is not available, we may have to curtail or cease operations. Subject to the success of our development programs and potential licensing transactions, we will need to raise additional capital to continue to operate our business. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available, we may have to delay, reduce or eliminate one or more of our research or development programs and reduce overall overhead expenses.

•	All of our revenues are derived through royalty income from the only commercialized product licensed with our CPE-215 technology, Testim, which is sold by Auxilium. Should Testim sales be adversely impacted, our revenues will be reduced, which may force us to delay our current plans to develop other product candidates.

•	Products using our technologies are in various stages of development and may not achieve commercial success. We are unable to predict whether any of these products will receive regulatory approvals or be successfully developed, manufactured or commercialized. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time periods before commercialization of any of these products are long and uncertain.

•	Successful commercialization of many of our products may depend on the availability of reimbursement for the cost of such products and related treatment from third-party healthcare payors, such as the government, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the price of medical products and services. Such reimbursement may not be available for any of our products at all or for the duration of the recommended treatment with a drug, which could materially adversely affect our ability to commercialize that drug.

•	We have not operated as an independent company and have in the past relied on Bentley for financing and other services. We may be unable to make the changes necessary to operate as an independent company or to obtain necessary financing and other services from unrelated third parties on reasonable terms or at all.

For further discussion of these challenges and other risks that we face, see “Risk Factors” beginning on page 15.

The Separation

Overview

On October 22, 2007, the Board of Directors of Bentley preliminarily approved a plan to separate Bentley into two independent companies — one for each of Bentley’s operating divisions: Specialty Generics and Drug Delivery.

Before our separation from Bentley, we will enter into a Separation and Distribution Agreement and several other agreements with Bentley to effect the separation and distribution and provide a framework for our relationship with Bentley after the separation. These agreements will govern the relationships among us and Bentley subsequent to the completion of the separation plan and provide for the allocation among us and Bentley of Bentley’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Bentley.

The announcement of the proposed separation plan indicated that the Bentley Board believes that the separation is the best way to unlock the full value of Bentley’s businesses, which the Bentley Board does not believe has been fully recognized by the investment community. Bentley believes that the separation into two independent companies should not only enhance each company’s strength, but will also improve each company’s strategic, operational and financial flexibility.

The Bentley Board expects to receive an opinion from Duff & Phelps, LLC to the effect that CPEX and Bentley each will be solvent, adequately capitalized immediately after the distribution and able to pay its liabilities as they become absolute and mature and that Bentley has sufficient surplus under Delaware law to declare the dividend of CPEX common stock.

The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. See “The Separation — Conditions to the Distribution,” included elsewhere in this information statement.

We are a newly formed holding company that will, prior to the distribution, hold all of the assets and liabilities of Bentley’s drug delivery business as a result of an internal reorganization implemented by Bentley. Our headquarters is located at 2 Holland Way, Exeter, New Hampshire. We intend to maintain an Internet site at www.cpexpharma.com, which we expect to be operational on or before the date the Form 10 is declared effective. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this information statement.

Questions and Answers about CPEX Pharmaceuticals, Inc. and the Separation

Why is the separation of CPEX structured as a distribution?	Bentley believes that a taxable distribution of shares of CPEX is an efficient way to separate Bentley’s businesses in a manner that will provide flexibility, create benefits and value for us and Bentley and long-term value for Bentley stockholders.

How will the separation of CPEX work?	The separation will be accomplished through a series of transactions in which all of the assets and liabilities of Bentley’s drug delivery business will be assigned to or assumed by CPEX or its subsidiary and the common stock of CPEX will then be distributed by Bentley to its stockholders on a pro rata basis.

When will the distribution occur?	We expect that Bentley will distribute the shares of CPEX common stock on , 2008 to holders of record of Bentley common stock on , 2008, the record date.

What do stockholders need to do to participate in the distribution?	Nothing, but we urge you to read this entire document carefully. Stockholders who hold Bentley common stock as of the record date will not be required to take any action to receive CPEX common stock in the distribution. No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. You will not be required to make any payment, surrender or exchange your shares of Bentley common stock or take any other action to receive your shares of our common stock. If you own Bentley common stock as of the close of business on the record date, Bentley, with the assistance of American Stock Transfer and Trust Company, the distribution agent, will electronically issue shares of our common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. American Stock Transfer and Trust Company will mail you a book-entry account statement that reflects your shares of CPEX common stock or your bank or brokerage firm will credit your account for the shares. If you sell shares of Bentley common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of CPEX common stock in the distribution. Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of CPEX common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

Can Bentley decide to cancel the distribution of the common stock even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “The Separation — Conditions to the Distribution,” included elsewhere in this information statement. Bentley has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the Board of Directors of Bentley determines that the distribution is not in the best interests of Bentley and its stockholders or that market conditions are such that it is not advisable to separate the drug delivery business from Bentley.

Does CPEX plan to pay dividends?	We do not expect to declare dividends in the short term. We currently intend to retain earnings to support our operations and to finance the growth and development of our business. The declaration and payment of any future dividends by us will be subject to the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiary, legal requirements, regulatory constraints and other factors deemed relevant by our Board.

Will CPEX have any debt?	At the time of the spin-off, CPEX will have no debt.

What will the separation cost?	Bentley expects to incur pre-tax separation costs of approximately $ to $ in connection with the consummation of the separation plan, which costs are expected to consist of, among other things legal, accounting and other advisory fees. We expect to incur incremental expenses associated with being an independent public company. These additional pretax expenses were estimated to be $0.4 million in the year ended December 31, 2007. See “Notes to Combined Financial Statements,” included elsewhere in this information statement.

What are the U.S. federal income tax consequences of the distribution to Bentley stockholders?	The receipt by you of shares of our common stock in the distribution will generally be taxable to you. For a more detailed discussion see “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution,” included elsewhere in this information statement.

How will I determine the tax basis I will have in the CPEX shares I receive in the distribution?	Your tax basis in the CPEX shares received generally will equal the fair market value of such shares on the distribution date. For a more detailed discussion see “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution,” included elsewhere in this information statement.

You should consult your tax advisor about the particular consequences of the distribution to you, including the application of state, local and foreign tax laws.

What will the relationship between Bentley and CPEX be following the separation?	Before the separation, we will enter into a Separation and Distribution Agreement and several other agreements with Bentley to effect the separation and provide a framework for our relationship with Bentley after the separation. These agreements will govern the relationships between us and Bentley subsequent to the completion of the separation plan and provide for the allocation between us and Bentley of Bentley’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Bentley. See “Certain Relationships and Related Party Transactions,” included elsewhere in this information statement.

Our non-executive Chairman of the Board will continue to serve as Bentley’s Chairman of the Board and Chief Executive Officer.

Will I receive physical certificates representing shares of CPEX common stock following the separation?	No. Following the separation, neither Bentley nor CPEX will be issuing physical certificates representing shares of CPEX common stock. Instead, Bentley, with the assistance of American Stock Transfer and Trust Company, the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form.

American Stock Transfer and Trust Company will mail you a book-entry account statement that reflects your shares of CPEX common stock, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates.

What if I want to sell my Bentley common stock or my CPEX common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Bentley nor CPEX makes any recommendations on the purchase, retention or sale of shares of Bentley common stock or the CPEX common stock to be distributed.

If you decide to sell any shares before the distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Bentley common stock or the CPEX common stock you will receive in the distribution or both.

Where will I be able to trade shares of CPEX common stock?	There is not currently a public market for our common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “CPEX.” We anticipate that trading in shares of our common stock will begin on a “when-issued” basis on or shortly before the record date and will continue up to and including through the distribution date and that “regular-way” trading in shares of our common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell our common stock up to and including through the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for our common stock before, on or after the distribution date.

Will the number of Bentley shares I own change as a result of the distribution?	No. The number of shares of Bentley common stock you own will not change as a result of the distribution.

What will happen to the listing of Bentley common stock?	Nothing. Immediately after the distribution of CPEX common stock, Bentley common stock will continue to trade on the New York Stock Exchange under the symbol “BNT.”

Will the distribution affect the market price of my Bentley shares?	Yes. As a result of the distribution, we expect the trading price of shares of Bentley common stock immediately following the distribution to be lower than immediately prior to the distribution because the trading price will no longer reflect the value of the drug delivery business. Furthermore, until the market has fully analyzed the value of Bentley without the drug delivery business, the prices of Bentley shares may fluctuate significantly.

Are there risks to owning CPEX common stock?	Yes. Our business is subject to both general and specific risks relating to our business, our relationship with Bentley and our being a separate publicly traded company. Our business is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 15. We encourage you to read that section carefully.

Where can Bentley stockholders get more information?	Before the separation, if you have any questions relating to the separation, you should contact:

Bentley Investor Relations Bentley Park, 2 Holland Way Exeter, New Hampshire 03833 (603) 658-6100 www.bentleypharm.com

After the separation, if you have any questions relating to our common stock, you should contact:

CPEX Investor Relations 2 Holland Way Exeter, New Hampshire 03833 (603) 658-6100 www.cpexpharma.com

After the separation, if you have any questions relating to the distribution of our shares, you should contact:

Distribution Agent: American Stock Transfer and Trust Company Shareholder Relations 59 Maiden Lane, Plaza Level New York, New York 10038 (800) 937-5449 www.amstock.com

Summary of the Separation

The following is a summary of the material terms of the separation and other related transactions.

Distributing company	Bentley. After the distribution, Bentley will not own any shares of our common stock.

Distributed company	CPEX, a Delaware corporation and a wholly owned subsidiary of Bentley that was formed to hold all of the assets and liabilities of Bentley’s drug delivery business. After the distribution, CPEX will be an independent public company.

Distribution ratio	Each holder of Bentley common stock will receive one share of our common stock for every ten shares of Bentley common stock held on , 2008. Cash will be distributed in lieu of fractional shares, as described below.

Distributed securities	All of the shares of CPEX common stock owned by Bentley, which will be 100% of our common stock outstanding immediately prior to the distribution. Based on the approximately 22.7 million shares of Bentley common stock outstanding on May 15, 2008 and applying the distribution ratio of one share of CPEX common stock for every ten shares of Bentley common stock, approximately 2.2 million shares of our common stock will be distributed to Bentley stockholders who hold Bentley common stock as of the record date. The number of shares that Bentley will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of our common stock.

Fractional shares	Bentley will not distribute any fractional shares of our common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution,” included elsewhere in this information statement.

Record date	The record date for the distribution is the close of business on , 2008.

Distribution date	The distribution date is , 2008.

Distribution	On the distribution date, Bentley, with the assistance of American Stock Transfer and Trust Company, the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your shares of Bentley common stock or take any other action to receive your shares of our common stock. If you sell shares of Bentley common stock in the “regular-way” market, up to and including through the distribution date, you will be selling your right to receive shares of CPEX common stock in the distribution. Registered stockholders will receive additional information from the distribution agent shortly after the distribution date. Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of CPEX common stock be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through a brokerage firm will receive additional information from their brokerage firms shortly after the distribution date.

Conditions to the distribution	The distribution of our common stock is subject to the satisfaction or, if permissible under the Separation and Distribution Agreement, waiver by Bentley of the following conditions, among other conditions described in this information statement:

•  the Securities and Exchange Commission (“SEC”) shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no stop order relating to the registration statement is in effect;

•  all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the distribution shall have been received;

•  the Bentley and CPEX Boards shall have received an opinion from Duff & Phelps, LLC to the effect that we and Bentley will each be solvent, adequately capitalized immediately after the distribution and able to pay its liabilities as they become absolute and mature and that Bentley has sufficient surplus under Delaware law to declare the dividend of CPEX common stock;

• all material government approvals and other consents necessary to consummate the distribution shall have been received;

•  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect.

The fulfillment of these conditions does not create any obligation on Bentley’s part to effect the distribution, and the Bentley Board has reserved the right, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date. Bentley has the right not to complete the distribution if, at any time, the Bentley Board determines, in its sole discretion, that the distribution is not in the best interests of Bentley or its stockholders or that market conditions are such that it is not advisable to separate the drug delivery business from Bentley. However, Bentley entered into a merger agreement with Teva Pharmaceuticals, Inc. on March 31, 2008 and in this agreement, Bentley agreed to use its reasonable best efforts to complete the distribution as promptly as practicable.

Stock exchange listing	We have filed an application to list our shares of common stock on the NASDAQ Capital Market under the ticker symbol “CPEX.” We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to and including through the distribution date. See “The Separation — Trading Between the Record Date and Distribution Date,” included elsewhere in this information statement.

Transfer agent	American Stock Transfer and Trust Company.

Risks relating to ownership of our common stock and the distribution	Our business is subject to both general and specific risks and uncertainties relating to our business, our leverage, our relationship with Bentley and our being a separate publicly traded company. Our business is also subject to risks relating to the separation. You should read carefully “Risk Factors,” beginning on page 15 in this information statement.

Tax Consequences of the Distribution	A U.S. holder receiving our shares in the distribution will be treated as receiving a distribution to the extent of the fair market value of the shares received (including any fractional shares sold on behalf of the stockholder) on the distribution date. That distribution will be treated as taxable dividend income to the extent of such holder’s ratable share of Bentley’s current and accumulated earnings and profits, if any. Any amount that exceeds Bentley’s earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in its shares of Bentley common stock (thus reducing such adjusted tax basis) with any remaining amounts being treated as capital gain. For a more detailed discussion see “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution,” included elsewhere in this information statement.

Certain Agreements with Bentley	Before the distribution, we will enter into a Separation and Distribution Agreement and several other agreements with Bentley to effect the separation and distribution and provide a framework for our relationship with Bentley after the separation. These agreements will govern the relationships among us and Bentley subsequent to the completion of the separation plan and provide for the allocation among us and Bentley of Bentley’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Bentley. For a discussion of these arrangements, see “Certain Relationships and Related Party Transactions,” included elsewhere in this information statement.

Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data

The following table sets forth certain summary historical financial information as of and for each of the years in the five-year period ended December 31, 2007 and as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, which have been derived from our (i) audited combined financial statements as of December 31, 2007, and 2006 and for the years ended December 31, 2007, 2006 and 2005, which are included elsewhere in this information statement, (ii) audited combined financial statements as of December 31, 2005 and for the year ended December 31, 2004 which are not included elsewhere in this information statement, (iii) unaudited combined financial statements as of December 31, 2004 and 2003 and for the year ended December 31, 2003, which are not included in this information statement and (iv) unaudited condensed combined financial statements as of and for the three months ended March 31, 2008 and 2007, which are included elsewhere in this information statement. In our opinion, the summary historical financial information derived from our unaudited combined financial statements and our unaudited condensed combined financial statements is presented on a basis consistent with the information in our audited combined financial statements. The summary historical financial information may not be indicative of the results of operations or financial position that we would have obtained if we had been an independent company during the periods presented or of our future performance as an independent company. See “Risk Factors — Risks Related to Our Separation from Bentley.”

The following table also sets forth pro forma financial information for the year ended December 31, 2007 and as of March 31, 2008 and for the three months ended March 31, 2008, which has been derived from our historical combined financial statements as of such date and for such period, as if the separation and distribution occurred as of January 1, 2007 for the pro forma statement of operations data for the three months ended March 31, 2008, as of March 31, 2008 for the related pro forma balance sheet and as of January 1, 2007 for the pro forma statement of operations data for the year ended December 31, 2007. The summary pro forma financial information does not purport to represent what our financial position and results of operations actually would have been had the distribution occurred on the dates indicated or to project our financial performance for any future period.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Please see the notes to the unaudited pro forma condensed combined financial statements included elsewhere in this information statement for a discussion of how the adjustments are presented in the pro forma condensed combined financial statements.

The summary historical and pro forma financial information should be read in conjunction with “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma condensed combined financial statements and corresponding notes and the combined financial statements and corresponding notes included elsewhere in this information statement.

Statement of Operations Data

	Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)	(Unaudited)					(Unaudited)

Revenues	$3,450	$2,163	$11,127	$8,366	$6,149	$2,844	$2,660
Operating expenses	4,110	3,207	16,614	13,211	8,010	5,901	5,358
Loss from operations	(660)	(1,044)	(5,487)	(4,845)	(1,861)	(3,057)	(2,698)
Net loss	(514)	(935)	(4,928)	(4,162)	(1,117)	(2,629)	(2,535)

Balance Sheet Data

	As of	As of December 31,
(In thousands)	March 31, 2008	2007	2006	2005	2004	2003
	(Unaudited)				(Unaudited)	(Unaudited)

Cash and cash equivalents	$19,737	$21,659	$10,752	$20,317	$26,741	$28,948
Current assets	23,818	25,611	13,782	24,334	29,131	30,127
Total assets	30,468	32,397	21,226	31,086	35,919	36,972
Current liabilities	2,487	3,246	2,174	2,219	1,767	1,161
Total liabilities	2,487	3,246	2,174	2,227	1,767	1,161

Pro Forma Statement of Operations Data

	For the Three		For the
	Months Ended		Year Ended
	March 31,		December 31,
(In thousands)	2008		2007
	(Unaudited)		(Unaudited)

Revenues	$3,450		$11,127
Operating expenses	4,110	*	16,614	*
Operating loss	(660)	*	(5,487)	*
Net loss	(593)	*	(5,493)	*
Net loss per share	($0.26)		($2.46)

Pro Forma Balance Sheet Data

As of
March 31,
(In thousands)	2008
(Unaudited)

Current assets	$12,081
Total assets	18,731
Current liabilities	2,487
Long-term debt, net of current portion	—

*	Excludes estimated incremental costs associated with being an independent public company and the loss of certain synergies and benefits of economies of scale that existed while we were part of Bentley. These incremental costs were estimated to be $0.2 million and $1.4 million in the three months ended March 31, 2008. For an additional discussion or description of these estimated costs, please see Notes to our unaudited pro forma condensed combined financial statements, included elsewhere in this information statement.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this information statement. The risk factors generally have been separated into three groups: (i) risks relating to our business, (ii) risks relating to the separation and (iii) risks relating to our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risks. However, the risks and uncertainties our company faces are not limited to those set forth in the risk factors described below. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risks Relating to Our Business

We anticipate that we will incur losses for the foreseeable future. We may never achieve or sustain profitability. If additional capital is not available, we may have to curtail or cease operations.

Our business currently is not expected to generate the cash that is necessary to finance our operations in the short term. Subject to the success of our development programs and potential licensing transactions, we will need to raise additional capital to:

•	fund our research and development programs;

•	develop and commercialize our product candidates;

•	enhance existing services;

•	respond to competitive pressures; and

•	acquire complementary businesses or technologies.

Our future capital needs depend on many factors, including:

•	the scope, duration and expenditures associated with our research and development programs;

•	continued scientific progress in these programs;

•	the outcome of potential licensing transactions, if any;

•	competing technological developments;

•	our proprietary patent position, if any, in our products; and

•	the regulatory approval process for our products.

We may seek to raise necessary funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets. We may be required to relinquish rights to our technologies or drug candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through alliance, joint venture or licensing arrangements. If adequate funds are not available, we may have to delay, reduce or eliminate one or more of our research or development programs and reduce overall overhead expenses. These actions would likely reduce the market price of our common stock.

Our operations could be adversely affected if we are unable to raise or obtain needed funding.

Substantial time, financial and other resources will be required to complete ongoing development and clinical testing of our proprietary products. Regulatory efforts and collaborative arrangements also will be necessary for our products that are currently under development and testing in order for them to be marketed. Our revenues from operations and cash may not be sufficient over the next several years for commercializing all of the products we are currently developing. Consequently, we may seek strategic partners for various phases of development, marketing and commercialization of product candidates employing our technologies. Further, we cannot assure you as to the sufficiency of our resources or the time required to complete any ongoing development and clinical testing, since the extent to which we conduct such testing is dependent on resource allocation decisions that we make from time to time based on numerous financial as well as operational conditions.

In addition to development and other costs, we expect to incur capital expenditures from time to time. These capital expenditures will be influenced by our regulatory compliance efforts, our success, if any, at developing collaborative arrangements with strategic partners, our needs for additional facilities and capital equipment and the growth, if any, of our business in general. There can be no assurance that we will receive additional funding on favorable terms if at all, or that we will be successful in attracting strategic partners. If we cannot raise funds or engage strategic partners on acceptable terms when needed, we may not be able to continue our research and development activities, develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

The majority of our revenues to date have been generated from the out-licensing of our CPE-215 technology to Auxilium for their commercialization of the product Testim. Should the sales of Testim decline, we may be required to limit, scale back or cease operations.

The majority of our revenues are derived through royalty income from the only commercialized product licensed with our CPE-215 technology, Testim, which is sold by Auxilium. We recorded Testim royalties of $11,121,000, $8,341,000 and $6,132,000 in the years ended December 31, 2007, 2006 and 2005, respectively and the only expenses we have incurred during that period have been patent maintenance costs, which have not been material. Though we believe that Auxilium intends to continue commercialization of Testim, sales of this product are subject to the following risks, among others:

•	acceptance of the medical community or the general public of Testim;

•	pressures from existing or new competing products, including generic products, that may provide therapeutic, convenience or pricing advantages over Testim or may garner a greater share of the market;

•	growth of the overall androgen market where Testim competes; and

•	commercialization priorities of Auxilium.

Should Testim sales be adversely impacted by any of the above risks, our revenues will be reduced, which may force us to delay our current plans to develop other product candidates.

In addition, our royalty income is dependent upon our ability to maintain our intellectual property claims for our CPE-215 technology that is used in the Testim product. Should we be unable to maintain our intellectual property position with regards to CPE-215, our royalty income would be impaired.

Our growth depends on identifying drugs suitable for our drug delivery technologies.

We believe that our growth depends on the identification of pharmaceutical products that are suitable for delivery using our proprietary technologies. Our principal drug delivery technology is our CPE-215 technology. This technology, like certain other drug delivery technologies, operates to increase the amount and rate of absorption of certain drugs across biological membranes. This technology does not operate independently and must be coupled with suitable pharmaceutical products in order to provide value. Consequently, our growth will depend to a great extent on identifying and commercializing these suitable drugs with respect to which we intend to expend significant resources and efforts. Identifying suitable products is a lengthy and complex process that may not succeed. Even if identified, products may not be available to us or we may otherwise be unable to enter into licenses or other agreements for their use. In our efforts to identify suitable products, we compete with other drug delivery companies with greater research and development, financial, marketing and sales resources. If we do not effectively identify drugs to be used with our technologies, improve the delivery of drugs with our technologies and bring the improved drugs to commercial success, then we may not be able to continue our growth and we will be adversely affected.

Products using our technologies are in various stages of development and may not achieve commercial success.

Independently as well as in conjunction with strategic partners, we are investigating the use of our technologies with respect to a variety of pharmaceutical compounds and products that are in various stages of development. We are unable to predict whether any of these products will receive regulatory approvals or be successfully developed, manufactured or commercialized. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time periods before commercialization of any of these products are long and uncertain. Risks during development include the possibility that:

•	any or all of the proposed products will be found to be ineffective;

•	the proposed products will have adverse side effects or will otherwise fail to receive necessary regulatory approvals;

•	the proposed products may be effective but uneconomical to market; or

•	other pharmaceutical companies may market equivalent or superior products.

If medical doctors do not prescribe our products or the medical profession does not accept our products, our ability to grow our revenues will be limited.

Our business is dependent on market acceptance of our products by physicians, hospitals, pharmacists, patients and the medical community. Willingness to prescribe our products depends on many factors, including:

•	perceived efficacy of our products;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects in both clinical trials and commercial use;

•	availability of alternative treatments;

•	cost effectiveness;

•	effectiveness of our marketing strategy and the pricing of our products;

•	publicity concerning our products or competing products; and

•	our ability to obtain third-party coverage or reimbursement.

Even though regulatory approval has been received for Testim, and even if we receive regulatory approval and satisfy the above criteria for any other product candidates developed by us or incorporating our drug delivery technology, physicians may not prescribe these products if we do not promote the products effectively. Factors that could affect our success in marketing our products include:

•	the effectiveness of our sales force;

•	the effectiveness of our production, distribution and marketing capabilities;

•	the success of competing products; and

•	the availability and extent of reimbursement from third-party payors.

If any of our products or product candidates fails to achieve market acceptance, we may not be able to market and sell the products successfully, which would limit our ability to generate revenue.

We are highly dependent on the development and commercial success of our lead product candidate, Nasulin, and we cannot give any assurance that it will receive regulatory approval or be successfully commercialized.

Nasulin is in a series of Phase II clinical trials for the treatment of diabetes. Our trials may not be successful and Nasulin may never receive regulatory approval or be successfully commercialized. Our clinical development program for Nasulin may not receive regulatory approval either if we fail to demonstrate that it is safe and effective in clinical trials and consequently fail to obtain necessary approvals from the FDA, or similar non-U.S. regulatory agencies, or if we have inadequate financial or other resources to advance Nasulin through the clinical trial process. The major issues that could hinder the development and commercialization of Nasulin would be an unacceptable incidence of hypoglycemia, nasal irritation or lack of efficacy. We anticipate that the incidence of hypoglycemia will be less than that with injectable insulins because of Nasulin’s more rapid onset of action and its shorter duration which coincides with the expected blood glucose elevations after meals. To date, the comparator injectable insulins appear to have a higher incidence of hypoglycemia episodes compared to Nasulin. We have completed three month studies in rats and dogs at maximum tolerated doses and they revealed no evidence of inflammatory lesions. There have been some transient mild sensations experienced by some volunteers/patients which have not been consistent from one dose to another. In a three month study with patients taking Nasulin three times a day, no patient dropped out of the study due to nasal intolerance. We have demonstrated consistent pharmacodynamic effects in 10 out of 11 completed trials. In our Phase II trials, we are investigating the best methods of administering the spray, timing of dosing and patient instruction. In one trial for which data analysis is not complete, preliminary results indicate that the glucodynamic effect was not sustained over the course of the study and was therefore inconsistent with the 10 other completed trials; the circumstances leading to this inconsistency are under review. Efficacy levels required by regulatory authorities for marketing approval of Nasulin cannot be demonstrated in the absence of completed Phase III clinical trials that will be designed following our completion of Phase II. Even if Nasulin receives regulatory approval, we may not be successful in marketing it for a number of reasons, including the introduction by our competitors of more clinically-effective or cost-effective alternatives or failure in sales and marketing efforts by our strategic partners.

We will rely on strategic partners to conduct clinical trials and commercialize products that use our drug delivery technologies.

In light of our limited development resources and the significant time, expense, expertise and infrastructure necessary to bring new drugs and formulations from inception to market, we are particularly dependent on resources from third parties to commercialize products incorporating our technologies. Our strategy involves forming alliances with others who will develop, manufacture, market and sell our products in the United States and other countries. We may not be successful in finding other strategic partners or in otherwise obtaining financing, in which case the development of our products would be delayed or curtailed.

We must enter into agreements with strategic partners to conduct clinical trials, manufacturing, marketing and sales necessary to commercialize product candidates. In addition, our ability to apply our drug delivery technologies to any proprietary drugs will depend on our ability to establish and maintain strategic partnerships or other collaborative arrangements with the holders of proprietary rights to such drugs. Arrangements with strategic partners may be established through a single comprehensive agreement or may evolve over time through a series of discrete agreements, such as letters of intent, research agreements and license agreements. We cannot assure you that we will be able to establish such strategic partnerships or collaborative arrangements on favorable terms or at all or that any agreement entered into with a strategic partner will lead to further agreements or ultimately result in commercialization of a product.

In collaborative arrangements, we will depend on the efforts of our strategic partners and will have limited participation in the development, manufacture, marketing and commercialization of the products subject to the collaboration. We cannot assure you that these strategic partnerships or collaborative arrangements will be successful, nor can we assure you that strategic partners or collaborators will not pursue alternative technologies or develop alternative products on their own or with others, including our competitors. In addition, our collaborators or contract manufacturers will be subject to regulatory oversight which could delay or prohibit our development and commercialization efforts. Moreover, we could have disputes with our existing or future strategic partners or collaborators. Any such disagreements could lead to delays in the research, development or commercialization of potential products or could result in time-consuming and expensive litigation or arbitration.

An interruption in the sourcing and availability of the active ingredient used in our CPE-215 technology could cause our product development and commercialization to slow or stop.

We do not own or operate manufacturing facilities for clinical or commercial production of our product candidates. We lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. We also lack the resources to manufacture the excipient CPE-215, which is the major component of our CPE-215 technology. Our technology is dependent upon obtaining pharmaceutical grade CPE-215 which is available from at least two major industrial manufacturers. If a third party supplier is unable to provide us with required quantities of pharmaceutical grade CPE-215 on commercially favorable terms, we may be unable to continue our product development or commercialization activity.

If we are unable to meet our responsibilities under any of our agreements, we may lose potential business and be subject to penalties and other damages.

The Company has a licensing agreement with Auxilium pursuant to which the Company licenses its CPE-215 with Testosterone formulation to Auxilium and receives low double-digit royalty income from Auxilium based upon Auxilium’s sales of Testim. This royalty stream is the Company’s major source of current revenue. If the Company does not maintain adequate patent protection for Testim, the royalty rate due to the Company would be significantly reduced to a low single-digit royalty. To date the Company has not experienced a reduction in the royalty rate due to the Company and the Company recently obtained patents that cover the application of testosterone with CPE-215 in the U.S. and in foreign countries that continue through 2023.

Disputes may arise with respect to certain of our development agreements regarding the development and commercialization of products, which incorporate our intellectual property. These disputes could lead to delays in commercialization of products incorporating our technologies or termination of the agreements.

If any of our product candidates for which we receive regulatory approval do not achieve broad market acceptance, the revenues that we generate from their sales will be limited.

The commercial success of our product candidates for which we obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by the medical community and coverage and reimbursement of them by third-party payors, including government payors. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

•	limitations or warnings contained in a product’s FDA-approved labeling;

•	changes in the standard of care for the targeted indications for either of our product candidates could reduce the marketing impact of any superiority claims that we could make following FDA approval;

•	limitations inherent in the approved indication for either of our product candidates compared to more commonly-understood or addressed conditions; and

•	potential advantages over, and availability of, alternative treatments, including, in the case of Nasulin, a number of products already used to treat diabetes.

Our ability to effectively promote and sell our product candidates will also depend on pricing and cost effectiveness, including our ability to produce a product at a competitive price and our ability to obtain sufficient third-party coverage or reimbursement. We will also need to demonstrate acceptable evidence of safety and efficacy as well as relative convenience and ease of administration. Market acceptance could be further limited depending on the prevalence and severity of any expected or unexpected adverse side effects associated with our product candidates. If our product candidates are approved but do not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

Pharmaceutical pricing, changes in third-party reimbursement and governmental mandates are uncertain and may adversely affect us.

Successful commercialization of many of our products may depend on the availability of reimbursement for the cost of such products and related treatment from third-party healthcare payors, such as the government, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the price of medical products and services. Such reimbursement may not be available for any of our products at all or for the duration of the recommended treatment with a drug, which could materially adversely affect our ability to commercialize that drug. The increasing emphasis on managed care in the U.S. continues to increase the pressure on pharmaceutical pricing. Some governmental agencies can compel companies to continue to produce products that are not profitable for the company due to insufficient supply. In the U.S., there have been a number of federal and state proposals to implement similar government controls. We anticipate that there will continue to be a number of proposals in the U.S., as has been the case in many foreign markets. The announcement or adoption of such proposals could adversely affect us. Further, our ability to commercialize our products may be adversely affected to the extent that such proposals materially adversely affect the business, financial condition and profitability of companies that are prospective strategic partners.

The cost of healthcare in the U.S. and elsewhere continues to be a subject of investigation and action by various governmental agencies. Certain resulting legislative proposals may adversely affect us. For example, governmental actions to further reduce or eliminate reimbursement for drugs may directly diminish our markets. In addition, legislative safety and efficacy measures may be invoked that lengthen and increase the costs of drug approval processes. Further, social, economic and other broad policy legislation may induce unpredictable changes in the healthcare environment. If any of these measures are enacted in some form, they may have a material adverse effect on our results of operations.

If our clinical trials fail or are delayed, we will be unable to market products.

Any human pharmaceutical product developed by us would require clearance by the FDA for sales in the United States and by comparable regulatory agencies for sales in other countries. The process of conducting clinical trials and obtaining FDA and other regulatory approvals is expensive, takes several years and we cannot be assured of success. In order to obtain FDA approval of any new product candidates using our technologies, a New Drug Application (“NDA”) must be submitted to the FDA demonstrating that the product candidate, based on preclinical research, animal studies and human clinical trials, is safe for humans and effective for its intended use. Positive results from preclinical studies and early clinical trials do not ensure positive results in more advanced clinical trials designed to permit application for regulatory approval. We may suffer significant setbacks in clinical trials, even in cases where earlier clinical trials show promising results. Any of our new product candidates may produce undesirable side effects in humans that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. We, the FDA or other regulatory authorities, may suspend our clinical trials at any time if we or they believe the trial participants face unacceptable health risks or if they find deficiencies in any of our regulatory submissions. Other factors that can cause delay or terminate our clinical trials include:

•	slow or insufficient patient enrollment;

•	slow recruitment and completion of necessary institutional approvals at clinical sites;

•	longer treatment time required to demonstrate efficacy;

•	lack of sufficient supplies of the product candidate;

•	adverse medical reactions or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested;

•	regulatory requests for additional clinical trials; and

•	instability of the pharmaceutical formulations.

A delay or termination of any of our clinical trials may have a material adverse effect on our results of operations.

We rely on third parties to conduct clinical trials for our product candidates and plan to rely on third parties to conduct future clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our current and future product candidates.

We do not have the ability to conduct clinical trials for Nasulin or any other product candidate. We rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct all of our clinical trials for our product candidates. Although we rely on these third parties to conduct our clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and other non-U.S. regulatory authorities require us to comply with regulations and standards, commonly referred to as Good Clinical Practices (“GCPs”), for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. Our reliance on third parties does not relieve us of these responsibilities and requirements. If the third parties do not perform their contractual duties or obligations, do not meet expected deadlines or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to GCPs or for any other reason, we may need to enter into new arrangements with alternative third parties and our clinical trials may be extended, delayed or terminated. In addition, failure by such third parties to perform their obligations in compliance with GCPs may cause our clinical trials to fail to meet regulatory requirements, which may require us to repeat our clinical trials.

If our existing patents do not afford adequate protection to us or if our pending applications for patents are not successful, and no patents are issued to us, our competitors may be able to develop competing products.

The basic patent disclosing and claiming CPE-215 technology expires in the U.S. in June 2008, Canada in 2010, and in Italy and Luxembourg in 2011, and expired in all other markets in 2006. The Company recently filed applications in many countries that cover the application of testosterone with CPE-215. Patents for the application of testosterone with CPE-215 have been issued to us in various countries, including the U.S., Canada and Europe, that continue through 2023. As such, we do not anticipate a significant impact from the expiration of the basic CPE-215 patent on the current Testim royalty rates due to the Company or on our plan of operation or future business plans. The Company also has pending applications for other applications involving CPE-215 technology. If our pending applications covering various applications involving CPE-215 technology are not issued as patents or if our patents do not afford adequate protection to us or our licensees, our competitors may be able to use information from our expired and soon to expire patents to develop, manufacture, and market products that compete with our products, as well as other products using CPE-215 that we otherwise might have developed.

Our patent positions and intended proprietary or similar protections are uncertain.

We have filed a number of patent applications and have been granted licenses to, or have acquired, a number of patents. We cannot assure you, however, that our pending applications will issue as patents or that any of our issued or licensed patents will afford adequate protection to us or our licensees. Furthermore, enforcing a claim that another person is infringing one or more of our patents is expensive and time consuming, and the outcome is unpredictable. We cannot determine the ultimate scope and validity of patents that are now owned by or may be granted to third parties, the extent to which we may wish, or be required, to acquire rights under such patents or the cost or availability of such rights. In the event that patent protection for technologies expire, or are not extended, revenues derived from such technologies may be reduced significantly.

Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors also may claim that we are infringing their patents, interfering with or preventing the use of our technologies. Competitors also may contest our patents by showing the patent examiner that the invention was not original, was not novel or was obvious. A competitor could claim that our issued patents are not valid for a variety of other reasons as well.

We also rely on trade secrets, unpatented proprietary technologies and continuing technological innovations in the development and commercialization of our products. We cannot assure you that others will not independently develop the same or similar technologies or obtain access to our proprietary technologies. It is unclear whether our trade secrets will be protected under law. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Our employees and consultants with access to our proprietary information have entered into or are subject to confidentiality arrangements with us and have agreed to disclose and assign to us any ideas, developments, discoveries and inventions that arise from their activities for us. We cannot assure you, however, that others may not acquire or independently develop similar technologies or, if effective patents in applicable countries are not issued with respect to our products or technologies, that we will be able to maintain information pertinent to such research as proprietary technologies or trade secrets. Enforcing a claim that another person has illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, we may be subject to the jurisdiction of courts outside the U.S., some of which may be less willing to protect trade secrets.

Regulatory approvals must be obtained and maintained for products incorporating our technologies and, if approvals are delayed or withdrawn, we will be unable to commercialize these products.

Government regulations in the United States and other countries have a significant impact on our business and affect the research, development and marketing of products incorporating our technologies. In the United States and other countries, governmental agencies have the authority to regulate the distribution, manufacture and sale of drugs. Failure to obtain or delay in obtaining regulatory approval for our products could result in reduction of our expected revenues. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions and/or criminal prosecution. In addition, governmental regulations may be established that could prevent, delay, modify or rescind regulatory approval of our products.

Implementation of any new or upgraded information systems could cause business interruptions and negatively affect our profitability and cash flows.

While we do not have any current plans to upgrade or replace our systems, in the future we plan to upgrade and replace certain of our systems when we determine it is prudent to take such actions to assist us in continuing to meet the challenges of the regulatory environment. We believe that keeping our systems up to date will assist us in meeting the challenges of the regulatory environment and we expect that doing so will ensure improved business processes and increased operating efficiencies. However, when our employees are becoming familiar with new or upgraded systems, we expect that some errors may occur, some of which could adversely impact our business and financial results. There can be no assurance that any new or upgraded systems will perform as expected or that any anticipated improvements in business processes and operating efficiencies will be achieved. In the event of serious system malfunctions or deficiencies, we might experience business interruptions, which could adversely impact on our results of operations, financial condition and cash flows.

If we cannot keep pace with rapid technological change and meet the intense competition in our industry, we may not succeed.

Our success depends, in part, on achieving and maintaining a competitive position in the development of products and technologies in a rapidly evolving industry. If we are unable to continue to develop and/or acquire competitive products and technologies, our current and potential strategic partners may choose to adopt the drug delivery technologies of our competitors. We also compete generally with other drug delivery, biotechnology and pharmaceutical companies engaged in the development of alternative drug delivery technologies or new drug research and testing. Many of these competitors have substantially greater financial, technological, manufacturing, marketing, managerial and research and development resources and experience than we do and represent significant competition for us. Our competitors may succeed in developing competing technologies or obtaining governmental approval for products before we achieve success, if at all. The products of our competitors may gain market acceptance more rapidly than our products. Developments by competitors may render our existing or proposed products noncompetitive or obsolete.

The competitive position of our drug delivery technologies is subject to the possible development by others of superior technologies. Other drug delivery technologies, including oral and injection methods, have wide acceptance, notwithstanding certain drawbacks, and are the subject of improvement efforts by other entities having greater resources. In addition, our drug delivery technologies are limited by the number and commercial magnitude of drugs with which they can successfully be combined.

We may be unable to meet increasing expenses and demands on our resources from future growth, if any, or to effectively pursue additional business opportunities.

We have no current agreements or commitments with respect to any acquisitions or investments. Any future acquisitions or investments would further challenge our resources. If we do not properly meet the increasing expenses and demands on our resources from future growth, we will be adversely affected. To properly manage our growth, we must, among other things, improve and implement additional administrative, financial, marketing, operational and research and development systems, procedures and controls on a timely basis. While we currently do not have any plans to hire additional personnel, in the future, we may need to expand our staff in various areas of the business. We may not be able to complete the improvements to our systems, procedures and controls necessary to support our future operations in a timely manner. We may not be able to hire, train, integrate, retain, motivate and manage required personnel, successfully integrate acquisitions or investments, nor successfully identify, manage and pursue existing and potential market opportunities. The Company has never been profitable and our revenues are currently insufficient to generate a profit; if we fail to generate additional revenue in excess of any increased operating expenses in any fiscal period, we will continue to incur losses.

If we undertake an acquisition, we will incur a variety of costs, and we may never realize the anticipated benefits of the acquisition.

One of our strategies for business expansion is the acquisition of additional technologies, products and product candidates. We may attempt to acquire these product candidates, or other potentially beneficial technologies, through the acquisition of businesses, services or products that we believe are a strategic fit with our business. Although we currently have no commitments or agreements with respect to any acquisitions, if we undertake an acquisition, the process of integrating the acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may divert significant management attention from our ongoing business operations. Moreover, we may fail to realize the anticipated benefits of any acquisition for a variety of reasons such as an acquired technology or product candidate proving to not be safe or effective in later clinical trials. We may fund any future acquisition by issuing equity or debt securities, which could dilute your ownership percentage or limit our financial or operating flexibility as a result of restrictive covenants related to new debt. Acquisition efforts can consume significant management attention and require substantial expenditures, which could detract from our other programs. In addition, we may devote resources to potential acquisitions that are never completed.

If we do not successfully manage our growth, our business goals may not be achieved.

To manage further growth, we will be required to continue to improve existing, and implement additional, operational and financial systems, procedures and controls, and hire, train and manage additional employees. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth and we may not be able to hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our business goals.

If we cannot attract and retain key personnel, we may not be able to execute our business plan as anticipated.

Our success is dependent on our ability to attract and retain qualified, experienced personnel. We face significant competition from other pharmaceutical companies in recruiting competent personnel. The loss of key personnel, or the inability to attract and retain additional, competent employees, could adversely affect our business and financial results.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability claims.

The testing and marketing of pharmaceutical products entails an inherent risk of product liability. We may be held liable to the extent that there are any adverse reactions from the use of our products. Our products involve new methods of delivery for drugs, some of which may require precautions to prevent unintended use, especially since they are designed for patients’ self-use rather than being administered by medical professionals. The FDA may require us to develop a comprehensive risk management program for our products. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against us. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities, lose market share or be required to limit commercialization of our products.

Regardless of merit or eventual outcome, liability claims may result in:

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire trial programs;

•	decreased demand for our product candidates;

•	impairment of our business reputation;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	the inability to commercialize our product candidates.

Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could inhibit or prevent the commercialization of pharmaceutical products we develop alone or with corporate collaborators. We maintain $10.0 million in product liability and clinical trials insurance in the U.S. at an approximate cost of $120,000 per policy year. While management believes this insurance is reasonable for conducting clinical trails, we cannot assure you that any of this coverage will be adequate to protect us in the event of a claim. We, or any corporate collaborators, may not be able to obtain or maintain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate if any claim arises.

The discovery of any new side effects or negative efficacy findings for our products could significantly harm our business.

While the safety of our products has been, is being, and will be extensively studied in clinical trials there can be no assurance that new or more serious side effects or negative efficacy findings may not be discovered based on long term safety and efficacy studies or required reporting of adverse events regarding any of our products after each such product has been marketed, any of which could severely harm our business and result in one or more of the following regulatory events:

•	a voluntary or involuntary recall or market withdrawal of the applicable product;

•	labeling changes such as restriction on intended uses, additional contraindications, warnings, precautions, or adverse reactions that would limit the applicable product’s market potential;

•	a “boxed” warning on the label;

•	imposition of post-marketing surveillance studies or risk management programs;

•	distribution restrictions; and

•	adverse publicity.

In addition, one or more of the above factors would also have the potential to negatively impact regulatory registrations for the applicable product in other countries.

We have a history of operating losses, expect to continue to have losses in the future and may never achieve or maintain profitability.

We have incurred operating losses over the past five years. We expect to continue to incur operating losses over the coming years as we continue to incur significant costs for research and development, clinical trials, sales and general and administrative functions. Our ability to achieve profitability depends upon our ability, alone or with others, to successfully complete the development of Nasulin, obtain the required regulatory clearances, and deliver Nasulin to market.

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our common stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict and may fluctuate significantly from period to period. If our sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. In addition to the other factors discussed under these “Risk Factors,” specific factors that may cause fluctuations in our operating results include:

•	demand and pricing for our products;

•	government or private healthcare reimbursement policies;

•	physician, pharmacy and patient acceptance of any of our current or future products;

•	patterns or cost structures for our products;

•	introduction of competing products;

•	any interruption in the manufacturing or distribution of Testim or any of our future products;

•	our operating expenses which fluctuate due to growth of our business;

•	timing and size of any new product or technology acquisitions we may complete; and

•	variations in our rates of product returns and allowances.

Risks Relating to the Separation

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Bentley.

As a stand alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, allowing us to focus our financial resources wholly on our own operations and implement and maintain a capital structure designed to meet our own specific needs. By separating from Bentley there is a risk that our company may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of the current Bentley. We may not be able to achieve some or all of the benefits that we expect to achieve as a stand-alone, independent drug delivery company or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will place a greater value on our company as a stand-alone drug delivery company than on our business being part of Bentley.

We have no operating history as an independent separate public company, and we may be unable to make the changes necessary to operate as an independent company.

Prior to the separation, our business was operated by Bentley as part of its broader corporate organization rather than as a stand-alone company. Bentley assisted us by providing financing and certain corporate functions. Following the separation and distribution, Bentley will have no obligation to provide assistance to us other than the interim services which will be provided by Bentley and which are described in “Relationship Between Bentley and CPEX After the Separation and Distribution.” These interim services include, among other things, financial and managerial services. Because our business has not been operated as an independent company, we cannot assure you that we will be able to successfully implement the changes necessary to operate independently or that we will not incur additional costs operating independently that would have a negative effect on our business, results of operations or financial condition.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs after the separation or as a result of the separation.

Following the completion of our separation, Bentley will be contractually obligated to provide to us only those services specified in the Transition Services Agreement and the other agreements we enter into with Bentley in preparation for the separation. The term of the Transition Services Agreement is six months from the date of our separation and is renewable for an additional term of up to six months. Bentley will have the ability, upon notice, to unilaterally terminate the Transition Services Agreement, whereas we will require Bentley’s consent to terminate our obligation to provide services to Bentley. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Bentley previously provided to us that are not specified in the Transition Services Agreement or the other agreements. Also, upon the expiration of the Transition Services Agreement or other agreements, the services that are covered in such agreements will be provided internally or by unaffiliated third parties, and we expect that in some instances, we will incur higher costs to obtain such services than we incurred under the terms of such agreements. We anticipate that we will incur additional incremental expenses associated with being an independent, public company. These additional pretax expenses were estimated to be $0.4 million for the year ended December 31, 2007. In addition, if Bentley does not continue to perform effectively the transition services and the other services that are called for under the Transition Services Agreement and other agreements, we may not be able to operate our business effectively and our profitability may decline. Furthermore, after the expiration of the Transition Services Agreement and the other agreements, we may be unable to replace in a timely manner or on comparable terms the services specified in such agreements.

Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a separate publicly traded company and may not be a reliable indicator of our future results.

The historical financial and pro forma financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent publicly traded company during the periods presented or what our results of operations, financial position and cash flows will be in the future when we are an independent company. This is primarily because:

•	our historical and financial information reflects allocations for services historically provided to us by Bentley, which allocations may not reflect the costs we will incur for similar services in the future as an independent company; and

•	our historical and financial information does not reflect changes that we expect to incur in the future as a result of our separation from Bentley, including changes in the cost structure, personnel needs, financing and operations of the contributed business as a result of the separation from Bentley and from reduced economies of scale.

Following the separation and distribution, we also will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance and listed and registered securities. Therefore, our financial statements may not be indicative of our future performance as an independent company. For additional information about our past financial performance and the basis of presentation of our financial statements, please see “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this information statement.

The tax benefits we expect to claim as a result of the separation transactions may be denied to us in the future.

Following the contribution by Bentley of its drug delivery business to us in exchange for such number of shares of our common stock to be distributed upon the distribution and prior to the subsequent distribution of all such shares of common stock to Bentley stockholders, we intend to transfer the drug delivery assets to a wholly-owned subsidiary of ours in a manner intended to reduce the amounts we must pay in the future to various tax authorities as a result of increasing the tax basis of our tangible and intangible assets. To the extent it may be determined as a result of an income tax audit or examination or judicial proceeding that some or all of these tax benefits were not available, we may be required to pay additional taxes, interest and/or penalties to one or more tax authorities.

We may have received better terms from unaffiliated third parties than the terms we received in our agreements with Bentley.

The agreements related to our separation from Bentley, including the Separation and Distribution Agreement, Tax Sharing Agreement, Transition Services Agreement and the other agreements, were negotiated in the context of our separation from Bentley while we were still part of Bentley and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations among Bentley and us. We may have received better terms from third parties because third parties may have competed with each other to win our business. See “Certain Relationships and Related Party Transactions.”

The ownership by our executive officers and some of our directors of shares of common stock, options, or other equity awards of Bentley may create, or may create the appearance of, conflicts of interest.

The ownership by our executive officers and some of our directors of shares of common stock, options, or other equity awards of Bentley may create, or may create the appearance of, conflicts of interest. Because of their current or former positions with Bentley, certain of our executive officers, and some of our director nominees, own shares of Bentley common stock, options to purchase shares of Bentley common stock or other equity awards. The individual holdings of common stock, options to purchase common stock of Bentley or CPEX or other equity awards, may be significant for some of these persons compared to such persons’ total assets. Ownership by our directors and officers, after our separation, of common stock or options to purchase common stock of Bentley, or any other equity awards, creates, or, may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Bentley than the decisions have for us.

Risks Relating to Our Common Stock

There is no existing market for our common stock and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for our common stock. It is anticipated that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to and including through the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future.

We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of Bentley stockholders, and as a result, Bentley stockholders may sell our shares after the distribution;

•	a shift in our investor base;

•	a dislocation in our stockholder base due to the separation;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the distribution;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Investors may be unable to accurately value our common stock.

Investors often value companies based on stock prices and results of operations of other comparable companies. Currently, no drug delivery company exists that is directly comparable to our size, scale and product offerings. As such, investors may find it difficult to accurately value our common stock, which may cause our common stock to trade below its true value.

Substantial sales of common stock may occur in connection with this distribution, which could cause our stock price to decline.

The shares of our common stock that Bentley distributes to its stockholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any 5% or greater stockholder to sell our common stock following the separation, it is possible that some

Bentley stockholders, including possibly some of our large stockholders, will sell our common stock received in the distribution for reasons such as that our business profile or market capitalization as an independent company does not fit their investment objectives. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

Your percentage ownership in CPEX may be diluted in the future.

Your percentage ownership in CPEX may be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees and the accelerated vesting of other equity awards. Bentley has approved the CPEX Corporation 2008 Equity and Incentive Plan (the “2008 Equity and Incentive Plan”), which provides for the grant of equity based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants.

For a more detailed description of the 2008 Equity and Incentive Plan and the Equitable Adjustment Awards, see “Management — Executive Compensation.”

Provisions in our certificate of incorporation and by-laws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Our certificate of incorporation, by-laws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our Board of Directors rather than to attempt a hostile takeover. These provisions include, among others:

•	a Board of Directors that is divided into three classes with staggered terms;

•	elimination of the right of our stockholders to act by written consent;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our Board to issue preferred stock without stockholder approval; and

•	limitations on the right of stockholders to remove directors.

Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. For more information, see “Description of Capital Stock — Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law.”

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board and by providing our Board with more time to assess any acquisition proposal. These provisions are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board determines is not in the best interests of our company and our stockholders.

We do not expect to pay any dividends in the short term.

We do not expect to declare dividends in the short term. We currently intend to retain earnings to support our operations and to finance the growth and development of our business. There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs funding of capital expenditures, or increases in reserves. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in CPEX. This appreciation may not occur.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in our public filings or other public statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. These forward-looking statements were based on various facts and were derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expression or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	changes in international or U.S. economic conditions, such as inflation, interest rate fluctuations, foreign exchange rate fluctuations or recessions;

•	our ability to attract and retain qualified personnel and key employees;

•	the amount and timing of costs associated with Nasulin;

•	the success of our clinical trials and drug development programs;

•	the actual results achieved in further clinical trials of Nasulin may or may not be consistent with the results achieved to date;

•	our ability to obtain and maintain regulatory approval for Nasulin and any product candidates we pursue;

•	unpredictable difficulties or delays in the development of new technology;

•	the availability and price of acceptable raw materials and components from third-party suppliers;

•	increased competition for Testim and the financial resources of our competitors;

•	our failure to comply with regulations and any changes in regulations;

•	our failure to complete potential future acquisitions or to realize benefits from completed acquisitions;

•	our ability to access debt and equity markets;

•	our inability to implement our growth strategy;

•	our ability to obtain and maintain intellectual property protection for our product candidates;

•	the loss of any of our senior management;

•	difficulties in obtaining or retaining the management and other human resource competencies that we need to achieve our business objectives;

•	labor relations;

•	our inability to operate effectively as a stand-alone, publicly traded company; and

•	the actual costs of separation may be higher than expected.

Other factors not identified above, including the risk factors described in the “Risk Factors” section of this information statement, may also cause actual results to differ materially from those projected by our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.

You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” above, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

THE SEPARATION

General

On October 22, 2007, the Board of Directors of Bentley preliminarily approved a plan to separate Bentley into two independent companies — one for each of Bentley’s operating divisions: Specialty Generics and Drug Delivery.

Since November 13, 2006, the Bentley Board met numerous times with and without members of Bentley’s senior management team to discuss the separation. In these meetings, the Bentley Board considered, among other things, the benefits to the businesses and to Bentley stockholders that are expected to result from the separation (see “Reasons for the Separation”), the capital allocation strategies and dividend policies for the separated companies, the allocation of Bentley’s existing assets, liabilities and businesses among the separated companies, the terms of certain commercial relationships among the separated companies that will exist following the separation, the corporate governance arrangements that will be in place at each company following the separation, and the appropriate members of senior management at each company following the separation.

In furtherance of this plan, on          , 2008, the Bentley Board approved the distribution of all of the shares of our common stock held by Bentley to holders of Bentley common stock. In the distribution of the shares of our common stock, each holder of Bentley common stock will receive on          , 2008, the distribution date, one share of our common stock for every ten shares of Bentley common stock held at the close of business on the record date, as described below. Bentley will not distribute any fractional shares of our common stock. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market and distribute the aggregate net cash proceeds of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Following the distribution, Bentley stockholders will own 100% of our common stock.

You will not be required to make any payment, surrender or exchange your shares of Bentley common stock or take any other action to receive your shares of our common stock.

Concurrently with our separation from Bentley, Bentley will transfer all of its drug delivery assets and liabilities to us, in return for the number of shares of our common stock distributable in the distribution. We intend to transfer such assets to a wholly-owned subsidiary of ours in exchange for common and preferred stock in a manner intended to result in an increase to the basis of such assets for U.S. federal income tax purposes.

Furthermore, the distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “— Conditions to the Distribution.”

Reasons for the Separation

Bentley believes that the separation of its businesses into two focused, independent and better understood companies will substantially enhance the success of both independent companies and is in the best interests of its shareholders. The reasons for the separation include:

•	Business Focus: As a result of the separation, each of Bentley and CPEX will be better able to focus financial and operational resources on its own business and on pursuing appropriate growth opportunities and executing its own strategic plan.

•	Financial Market Focus: Each business is in a different area of the pharmaceutical market and therefore attracts different types of investors. Two separate public companies will enable the financial markets to evaluate each company more effectively.

•	Employee Incentives: The separation will allow each company to develop incentive programs for management and other employees that are directly related to the market performance of each company’s common stock. These programs will more directly reward employees based on each company’s individual success.

•	Improved Capital Flexibility: Historically, each company’s capital requirements have been satisfied as part of the wider corporate capital budgeting policies of Bentley. The proposed separation will eliminate internal competition for capital among businesses in different segments of the pharmaceutical industry.

In determining whether to effect the separation, the Bentley board of directors was mindful of the costs associated with the separation and the risks CPEX faces as a public company, which weighed against the separation. The board determined, however, that for the reasons stated above, the separation provided the separated companies with certain opportunities and benefits that could enhance stockholder value.

Formation of a Holding Company Prior to the Distribution

In connection with and prior to the distribution, Bentley organized CPEX as a Delaware corporation for the purpose of transferring to CPEX all of the assets and liabilities, including any entities holding substantially all of the assets and liabilities, of Bentley’s drug delivery business.

The Number of Shares You Will Receive

For every ten shares of Bentley common stock that you owned at the close of business on          , 2008, the record date, you will receive one share of our common stock on the distribution date. Bentley will not distribute any fractional shares of our common stock to its stockholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Bentley or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Bentley or us. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

When and How You Will Receive the Dividend

Bentley will distribute the shares of our common stock on          , 2008, the distribution date. American Stock Transfer and Trust Company, which currently serves as the transfer agent and registrar for Bentley’s common stock, will serve as transfer agent and registrar for our common stock and as distribution agent in connection with the distribution.

If you own Bentley common stock as of the close of business on the record date, the shares of CPEX common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Bentley common stock in the “regular-way” market, up to and including through the distribution date, you will be selling your right to receive shares of CPEX common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of Bentley common stock and you are the registered holder of the Bentley shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of our common stock registered in book-entry form, we encourage you to contact American Stock Transfer and Trust Company at the address set forth on page 9 of this information statement.

Most Bentley stockholders hold their shares of Bentley common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Bentley common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares of our common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

American Stock Transfer and Trust Company, as distribution agent, will not deliver any fractional shares of our common stock in connection with the distribution. Instead, American Stock Transfer and Trust Company will aggregate all fractional shares and sell them on behalf of the holders who otherwise would be entitled to receive fractional shares. The aggregate net cash proceeds of these sales, which generally will be taxable for U.S. federal income tax purposes, will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution” below for an explanation of the tax consequences of the distribution. If you physically hold Bentley common stock certificates and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately four to six weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Bentley stock through a bank or brokerage firm, your bank or brokerage firm will receive on your behalf your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Separation

After our separation from Bentley, we will be a separate publicly traded company. Immediately following the distribution, we expect to have approximately           stockholders of record, based on the number of registered stockholders of Bentley common stock on          , 2008, and approximately 2.2 million shares of our common stock outstanding. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of Bentley options between the date the Bentley Board declares the dividend for the distribution and the record date for the distribution.

Before the separation, we will enter into a Separation and Distribution Agreement and several other agreements with Bentley to effect the separation and provide a framework for our relationships with Bentley after the separation. These agreements will govern the relationships among us and Bentley subsequent to the completion of the separation plan and provide for the allocation among us and Bentley of Bentley’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Bentley.

As a result of the contribution of Bentley’s drug delivery business to us and the other separation transactions, including the distribution, Bentley and its subsidiaries will recognize taxable gain equal to the excess, if any, of our fair market value on the first day of trading over the tax basis in the drug delivery assets. To the extent this gain results in a tax liability after taking into account certain tax attributes available to Bentley and its subsidiaries, under the Tax Sharing Agreement, such tax liability for such gain will be borne solely by Bentley and its subsidiaries rather than us.

For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions,” included elsewhere in this information statement.

The distribution will not affect the number of outstanding shares of Bentley common stock or any rights of Bentley stockholders.

Material U.S. Federal Income Tax Consequences of the Distribution

The following summarizes material U.S. federal income tax consequences of the distribution by Bentley of shares of our common stock to U.S. holders (as defined below) of Bentley common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code and the Treasury regulations, all as in effect on the date hereof and is subject to change, possibly with retroactive effect. This summary applies only to U.S. holders (as defined below). This summary assumes that the distribution will be consummated in accordance with the Separation and Distribution Agreement and as described in this information statement. This summary is for general information only and does not purport to be a complete description of the consequences of the distribution nor does it address the effects of any estate, gift or other non-income federal tax laws or any state, local or foreign tax laws on the distribution. The tax treatment of a Bentley stockholder may vary depending upon that stockholder’s particular situation, and certain stockholders (including, but not limited to, non-U.S. holders (as defined below), insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold stock in Bentley, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their Bentley stock as part of a “hedge,” “straddle,” “conversion,” or “constructive sale transaction,” and individuals who received shares of Bentley common stock upon the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below. The summary is limited to stockholders that hold their shares of Bentley common stock as a capital asset within the meaning of Section 1221 of the Code.

You are urged to consult your tax advisor as to the specific tax consequences of the distribution to you in light of your particular circumstances, including the effect of any federal, state, local or foreign tax laws and of changes in applicable tax laws.

For purposes of this summary, a “U.S. holder” means a beneficial owner of shares of Bentley common stock that for U.S. federal income tax purposes is, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. A “non-U.S. holder” is a beneficial owner (other than a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes)) of shares of Bentley common stock who is not a U.S. holder. If a partnership (including any entity or arrangement treated as a partnership for such purposes) owns shares of Bentley common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns shares of Bentley common stock should consult their tax advisers as to the particular tax consequences applicable to them.

A U.S. holder receiving our shares in the distribution will be treated as receiving a distribution to the extent of the fair market value of the shares received (including any fractional share deemed to be received by and sold on behalf of the stockholder) on the distribution date. That distribution will be treated as taxable dividend income to the extent of such holder’s ratable share of Bentley’s current and accumulated earnings and profits, if any, which generally will be increased by any gain Bentley recognizes as a result of the contribution of its drug delivery business to us and the subsequent distribution. Any amount that exceeds Bentley’s earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in its shares of Bentley common stock (thus reducing such adjusted tax basis) with any remaining amounts being treated as capital gain. Such capital gain will be long term capital gain if the holder’s holding period for the shares of Bentley common stock exceeded one year at the distribution date. Any such taxable dividend income and capital gain should be included in the U.S. holder’s income in the taxable year in which the distribution is received.

A U.S. holder’s tax basis in shares of our common stock received in the distribution (including any fractional share deemed to be received, as described below) generally will equal the fair market value of such shares on the distribution date, and the holding period for such shares will begin the day after the distribution date. The holding period for the holder’s shares of Bentley common stock will not be affected by the fact that the distribution was taxable, and the adjusted tax basis in such shares will be affected to the extent described in the preceding paragraph. Any cash received by a U.S. holder in lieu of a fractional share of our common stock should be treated as if such fractional share had been received by the holder as part of the distribution and then sold by such holder for such amount of cash received. Accordingly, such holder generally should recognize capital gain or loss equal to the difference, if any, between the cash so received and the amount of tax basis allocable to such fractional share.

Corporate U.S. holders may be entitled to a dividends-received deduction with respect to the distribution for U.S. federal income tax purposes, subject to limitations and requirements. Corporate U.S. holders should be aware that under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in section 1059 of the Internal Revenue Code) is required to (i) reduce its tax basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of such dividend as gain from the sale or exchange of Bentley common stock for the taxable year in which such dividend is received (to the extent that the non-taxed portion of such dividend exceeds such holder’s tax basis).

Individual and certain other non-corporate U.S. holders may qualify for preferential rates of taxation with respect to their taxable dividend income, provided that a minimum holding period and other requirements are satisfied. Such U.S. holders who receive an “extraordinary dividend” will be required to treat any losses on the sale of Bentley common stock as long-term capital losses to the extent such taxable dividend income received by them qualifies for preferential rates of taxation.

U.S. holders should consult their tax advisors with respect to the potential application of the extraordinary dividend rules to the distribution of shares of our common stock.

Market for Common Stock

There is currently no public market for our common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “CPEX.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, there will be two markets in Bentley common stock: a “regular-way” market and an “ex-distribution” market. Shares of Bentley common stock that trade on the regular way market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution. Therefore, if you sell shares of Bentley common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of CPEX common stock in the distribution. If you own shares of Bentley common stock at the close of business on the record date and sell those shares on the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of our common stock that you would be entitled to receive pursuant to your ownership of the shares of Bentley common stock.

Furthermore, beginning on or shortly before the record date and continuing up to and including through the distribution date, there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when- issued” trading market will be a market for shares of our common stock that will be distributed to Bentley stockholders on the distribution date. If you owned shares of Bentley common stock at the close of business on the record date, you would be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without the shares of Bentley common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when issued” trading with respect to our common stock will end and “regular-way” trading will begin.

Conditions to the Distribution

We expect that the distribution will be effective on          , 2008, the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied or, if permissible under the Separation and Distribution Agreement, waived by Bentley:

•	the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to the registration statement shall be in effect;

•	all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the distribution shall have been received;

•	the Bentley and CPEX Boards shall have received an opinion from Duff & Phelps, LLC to the effect that we and Bentley each will be solvent, adequately capitalized immediately after the distribution and able to pay its liabilities as they become absolute and mature and that Bentley has sufficient surplus under Delaware law to declare the dividend of CPEX common stock;

•	all material government approvals and other consents necessary to consummate the distribution shall have been received; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect.

The fulfillment of the foregoing conditions does not create any obligations on Bentley’s part to effect the distribution, and the Bentley Board has reserved the right, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date. Bentley has the right not to complete the distribution if, at any time, the Bentley Board determines, in its sole discretion, that the distribution is not in the best interests of Bentley or its stockholders or that market conditions are such that it is not advisable to separate the drug delivery business from Bentley. However, Bentley entered into a merger agreement with Teva Pharmaceuticals, Inc. on March 31, 2008 and in this agreement, Bentley agreed to use its reasonable best efforts to complete the distribution as promptly as practicable.

Opinion of Duff & Phelps, LLC

Duff & Phelps, LLC was engaged by Bentley to provide to the Bentley board a written opinion as to the sufficiency of the surplus under Delaware Law to make the distribution of CPEX common stock and as to the solvency and capitalization of each of Bentley and CPEX after giving effect to the distribution. On October 4, 2007, Duff & Phelps presented to the Bentley management its preliminary conclusions with respect to the solvency and capitalization of each of Bentley and CPEX and with respect to the surplus of Bentley, and Duff & Phelps informed Bentley management that Duff & Phelps would continue to monitor both market conditions and the operating performance and financial condition of each of Bentley and Bentley’s drug delivery business, as such market conditions, operating performance and financial condition relate to the opinion. On October 4, 2007, Duff & Phelps preliminarily concluded that:

i. Immediately prior to the distribution, Bentley would have adequate capital surplus under Delaware General Corporate Law to effect the distribution, and

ii. Immediately prior to and after giving effect to the distribution, Bentley and CPEX would be solvent and adequately capitalized.

Duff & Phelps noted that its preliminary conclusions were based on information obtained from the Company and public sources of each of Bentley and Bentley’s drug delivery business as such information existed as of October 4, 2007. Duff & Phelps also noted that it had sufficient time, access to information and access to management to prepare its preliminary conclusions.

Bentley expects that Duff & Phelps will provide final conclusions that will confirm their preliminary conclusions and deliver to Bentley a written opinion as to the sufficiency of Bentley’s surplus under Delaware law to make the distribution of CPEX common stock and as to the solvency and capitalization of each of Bentley and CPEX after giving effect to the distribution. A form of the opinion that Duff & Phelps will deliver to the Bentley Board is attached to this information statement as Annex A. The form of opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion. You should read the form of opinion carefully and in its entirety. Duff & Phelps will be providing this opinion for the information and assistance of the Boards of Directors of Bentley and CPEX.

In preparing its preliminary and final conclusions, Duff & Phelps undertook or will undertake, as applicable, a number of investigations and analyses that it deemed or will deem, as applicable, appropriate, including meetings with senior management regarding the history, current operations, probable future outlook, the operating and financing plans for “contingent and other liabilities” of Bentley and CPEX; analyses of financial, market and transaction information on selected public companies and selected transactions; and a review of industry information and trends germane to each of Bentley’s and CPEX’s businesses. In addition, in preparing its preliminary and final conclusions, Duff & Phelps reviewed or will review, as applicable, Bentley’s annual reports, filings with the Securities and Exchange Commission and audited and unaudited historical financial statements; certain internally prepared financial reports, including financial projections for Bentley and CPEX prepared by the management of Bentley and CPEX; and presentations delivered to the Bentley Board by certain of Bentley’s other financial advisors.

Bentley specifically requested that Duff & Phelps preliminarily and finally determine whether, as of the date of the distribution and after giving effect to the distribution:

i. The “present fair saleable value” of the assets of each of Bentley and CPEX, as applicable, exceeds (a) the amount that will be required to pay its respective liabilities, including all contingent and other liabilities and (b) the sum of its respective liabilities, including all contingent and other liabilities;

ii. Each of the Company and CPEX, as applicable, will not have an unreasonably small amount of capital for each of the respective businesses in which each is engaged or in which management has indicated each intends to engage;

iii. Each of the Company and CPEX, as applicable, will be able to pay its respective liabilities, including all contingent and other liabilities, as they become absolute and mature;

iv. The sum of the assets of each of the Company and CPEX, as applicable, at “fair valuation” is greater than all of each company’s respective debts; and

v. The “present fair saleable value” of the assets of the Company and CPEX, as applicable, exceed the value of each company’s respective liabilities, including all contingent and other liabilities, by an amount that is greater than each respective stated capital amount (pursuant to Section 154 of the Delaware General Corporation Law).

For the purposes of preparing its preliminary and final conclusions, Duff & Phelps defined the following terms and phrases:

“Present fair saleable value” means the aggregate amount of net consideration (as of the date of their opinion and giving effect to reasonable costs of sale or taxes, where the probable amount of any such taxes is identified to Duff & Phelps by Bentley or CPEX) that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued, except as disclosed to us by Bentley or CPEX, in its present form and character, and with reasonable promptness, not to exceed nine months.

“Fair Valuation” means the aggregate amount for which the assets of an entity would change hands between an interested purchaser and a seller in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act, with reasonable promptness, not to exceed one year.

“Liabilities, including all contingent and other liabilities” have the meanings that are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors.

“Contingent and other liabilities” include the contingent, unmatured, unliquidated and other liabilities as either publicly disclosed, set forth in written materials delivered to Duff & Phelps by Bentley or CPEX or identified to Duff & Phelps by officers or representatives of Bentley or CPEX.

“Not have an unreasonably small amount of capital for each of the respective businesses in which each is engaged or in which management has indicated each intends to engage” and “able to pay its respective liabilities, including all contingent and other liabilities, as they mature” mean that Bentley or CPEX, as applicable, will be able to generate enough cash from operations to meet its obligations (including all contingent and other liabilities) as they become due.

For the purposes of preparing its preliminary conclusions and opinion, Duff & Phelps conducted, and will conduct, as applicable, “balance sheet tests” to determine whether, as of the date of the distribution and after giving effect to the distribution, (i) the fair saleable value and the present fair saleable value, as applicable, of the assets of each of Bentley and CPEX would exceed, as applicable, the sum of the respective liabilities, including all contingent and other liabilities, or the amount that would be required to pay its respective probable liabilities, including all contingent and other liabilities, on the respective existing debt as they become absolute and matured for each of Bentley and CPEX; (ii) the sum of the assets of each of Bentley and CPEX, as applicable, at fair valuation is greater than the respective debts of each of Bentley and CPEX at fair valuation; and (iii) the present fair saleable value of the assets of each of Bentley and CPEX, as applicable, exceeds the value of each company’s liabilities, including all contingent and other liabilities, by an amount that is greater than its stated capital amount (pursuant to Section 154 of the Delaware General Corporation Law). Duff & Phelps has tailored and will tailor, as applicable, the balance sheet test so as to enable Duff & Phelps to reach a conclusion with respect to each of the determinations Duff & Phelps has been requested to make. As the first part of a balance sheet test, Duff & Phelps used and will use, as applicable, various methodologies, including discounted cash flow analysis and an analysis of the trading multiples for selected, public companies and companies involved in merger and acquisition transactions, to estimate the enterprise values of each of Bentley and CPEX, as applicable. As the second part of the balance sheet test, Duff & Phelps compared or will compare, as applicable, the enterprise values of each of Bentley and CPEX, as applicable, to the respective liabilities, including all contingent and other liabilities, allocated to each of Bentley and CPEX, as applicable. As part of its preliminary conclusions, Duff & Phelps determined, as of the date of the distribution and after giving effect to the distribution, that each of Bentley and CPEX, as applicable passed the balance sheet tests.

For the purposes of preparing its preliminary conclusions and opinion, Duff & Phelps conducted and will conduct, as applicable, “capital adequacy tests” to determine whether, after giving effect to the distribution, each of Bentley and CPEX, as applicable, would not have an unreasonably small amount of capital for the respective business in which each is engaged or is proposed to be engaged following the consummation of the distribution, based on discussions with management of Bentley and CPEX, as applicable. The capital adequacy test involves the preparation of detailed discounted cash flow projections for each of Bentley and CPEX and an analysis of the respective debt capacities and abilities to access the capital markets of each of Bentley and CPEX to estimate current and projected sources of capital to operate its respective businesses and an analysis of current and future capital needs of each of Bentley and CPEX. As part of the capital adequacy test, Duff & Phelps compared and will compare, as applicable, the current and future, as applicable, sources of capital to each of Bentley and CPEX to the current and future, as applicable, needs of capital of each of Bentley and CPEX. Duff & Phelps compared and will compare, as applicable, the ability of each of Bentley and CPEX to satisfy its respective current and projected, as applicable, capital needs from its respective current and projected, as applicable, capital sources to the ability of selected publicly traded companies to do so.

For the purposes of preparing its preliminary conclusions and opinion, Duff & Phelps conducted and will conduct, as applicable, a “cash flow test” to determine whether, after giving effect to the distribution, each of Bentley and CPEX would be able to pays its respective liabilities, including all contingent and other liabilities, as they become absolute and matured. As part of the cash flow test, Duff & Phelps prepared and will prepare, as applicable, detailed cash flow projections of the payment of liabilities, including all contingent and other liabilities, by each of Bentley and CPEX and analyzed or will analyze, as applicable, the ability of each of Bentley and CPEX to produce free cash flow, sell assets and access the capital markets to meet its respective liabilities. In addition, Duff & Phelps analyzed and will analyze, as applicable, various cash flow coverage ratios based on the projections.

As part of both the cash flow and capital adequacy tests, Duff & Phelps conducted and will conduct, as applicable, a sensitivity analysis under a set of assumptions where financial performance deviates meaningfully from management’s projections. As part of its preliminary conclusions, Duff & Phelps concluded that it is reasonable to expect that each of Bentley and CPEX could weather a disruption or downturn in its respective businesses and still meet their respective liabilities. Bentley expects that Duff & Phelps will be able to come to the same conclusion in delivering its opinion.

As part of its preliminary conclusions, Duff & Phelps determined, after giving pro forma effect to the distribution, that each of Bentley and CPEX passed the capital adequacy and cash flow tests.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Bentley stockholders who are entitled to receive shares of CPEX common stock in the distribution. The information statement is not, and is not to be construed as an inducement or encouragement to buy, hold or sell any of our securities. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Bentley nor CPEX will undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We do not expect to declare dividends in the short term. We currently intend to retain earnings to support our operations and to finance the growth and development of our business. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our businesses, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors that the Board of Directors deems relevant. There can be no assurance that we will continue to pay any dividend if we do commence the payment of dividends.

CAPITALIZATION

The following table, which should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed combined financial statements and accompanying notes included elsewhere herein, sets forth our unaudited combined cash and cash equivalents and capitalization as of March 31, 2008 on a historical basis and on a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution as if they occurred on March 31, 2008. For an explanation of the pro forma adjustments made to our historical combined financial statements for the separation and distribution and the transactions related to the separation and distribution to derive the pro forma capitalization described below, please see “Unaudited Pro Forma Condensed Combined Financial Statements.”

	March 31, 2008
(In thousands, except share and per share data)	Historical	Pro Forma
		(Unaudited)

Cash and cash equivalents	$19,737	$8,000

Stockholders’ equity:
Bentley Pharmaceuticals, Inc. net investment	$27,981	$—
Series A Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value	—	22
Additional paid-in capital	—	16,222

Total stockholders’ equity	27,981	16,244

Total capitalization	$27,981	$16,244

Prior to the distribution date and in connection with our rights plan, our Board expects to authorize 1,000,000 shares of Series A Preferred stock for issuance. See Notes to Unaudited Pro Forma Condensed Combined Financial Statements provided elsewhere in this document for additional information.

Upon the closing of the separation and related transactions, Bentley’s net investment in CPEX will be reclassified as CPEX stockholders’ equity and will be allocated between common stock and additional paid-in capital based on the number of shares of CPEX common stock outstanding at the closing of the separation and related transactions. We have assumed for purposes of the pro forma condensed combined financial statements a distribution ratio of one share of our common stock for every ten shares of outstanding Bentley common stock, excluding shares held in treasury.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth our selected financial information as of and for each of the years in the five-year period ended December 31, 2007 and as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, which has been derived from our (i) audited combined financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, which are included elsewhere in this information statement, (ii) audited combined financial statements as of December 31, 2005 and for the year ended December 31, 2004, which are not included elsewhere in this information statement, (iii) unaudited combined financial statements as of December 31, 2004 and 2003 and for the year ended December 31, 2003, which are not included elsewhere in this information statement and (iv) unaudited condensed combined financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, which are included elsewhere in this information statement. In our opinion, the information derived from our unaudited combined financial statements and our unaudited condensed combined financial statements is presented on a basis consistent with the information in our audited combined financial statements. The selected financial information presented may not be indicative of the results of operations or financial position that we would have obtained if we had been an independent company during the periods presented or of our future performance as an independent company. See “Risk Factors — Risks Related to Our Separation from Bentley.”

The selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma condensed combined financial statements and the corresponding notes and the combined financial statements and the corresponding notes included elsewhere in this information statement.

Statement of Operations Data

	Three Months Ended March 31,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
(In thousands)	(Unaudited)	(Unaudited)					(Unaudited)

Royalties and other revenue	$3,450	$2,163	$11,127	$8,366	$6,149	$2,844	$2,660
General and administrative	1,105	921	5,206	4,651	3,543	2,589	2,025
Research and development	1,896	2,056	9,646	7,881	3,858	2,787	2,938
Separation costs	937	35	1,010	—	—	—	—
Depreciation and amortization	172	195	752	679	609	525	395

Loss from operations	(660)	(1,044)	(5,487)	(4,845)	(1,861)	(3,057)	(2,698)
Other, net	146	99	559	683	744	428	163

Net loss	$(514)	$(935)	$(4,928)	$(4,162)	$(1,117)	$(2,629)	$(2,535)

Balance Sheet Data

	As of March 31,	As of December 31,
	2008	2007	2006	2005	2004	2003
(In thousands)	(Unaudited)				(Unaudited)	(Unaudited)

Cash and cash equivalents	$19,737	$21,659	$10,752	$20,317	$26,741	$28,948
Current assets	23,818	25,611	13,782	24,334	29,131	30,127
Total assets	30,468	32,397	21,226	31,086	35,919	36,972
Current liabilities	2,487	3,246	2,174	2,219	1,767	1,161
Total liabilities	2,487	3,246	2,174	2,227	1,767	1,161

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements presented below consist of the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007, the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2008 and the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2008. The unaudited pro forma condensed combined financial statements presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and corresponding notes included elsewhere in this information statement. The unaudited pro forma condensed combined financial statements have been prepared giving effect to the distribution as if these transactions occurred as of January 1, 2007 for the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 and for the Unaudited Pro Forma Condensed Statement of Operations for the three months ended March 31, 2008 and as of March 31, 2008, for the Unaudited Pro Forma Condensed Combined Balance Sheet.

The Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statement of Operations included in this information statement have been derived from the audited combined financial statements and unaudited condensed combined financial statements included elsewhere in this information statement and do not purport to represent what our financial position and results of operations actually would have been had the distribution and related transactions occurred on the dates indicated or to project our financial performance for any future period. Bentley did not account for us as, and we were not operated as, a separate, stand-alone entity, subsidiary, division or segment for the periods presented.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY
(A COMPONENT OF BENTLEY PHARMACEUTICALS, INC.)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Three Months Ended March 31, 2008
		Pro Forma
	Historical	Adjustments		Pro Forma
(In thousands, except per share amounts)

Royalties and other revenues	$3,450	$—		$3,450
General and administrative	1,105	—		1,105
Research and development	1,869	—		1,869
Separation costs	937	—		937
Depreciation and amortization	172	—		172

Loss from operations	(660)	—		(660)
Interest income	147	(79	)(b)	68
Other, net	(1)	—		(1)

Net loss	$(514)	$—		$(593)

Share information:
Weighted average shares outstanding(a):
Basic				2,247

Diluted				2,247

Net loss per share(a):
Basic				$(0.26)

Diluted				$(0.26)

See accompanying notes to unaudited pro forma condensed combined financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY
(A COMPONENT OF BENTLEY PHARMACEUTICALS, INC.)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2007
		Pro Forma
	Historical	Adjustments		Pro Forma
(In thousands, except per share amounts)

Royalties and other revenues	$11,127	$—		$11,127
General and administrative	5,206	—		5,206
Research and development	9,646	—		9,646
Separation costs	1,010	—		1,010
Depreciation and amortization	752	—		752

Loss from operations	(5,487)	—		(5,487)
Interest income	591	(565	)(b)	26
Other, net	(32)	—		(32)

Net loss	$(4,928)	$—		$(5,493)

Share information:
Weighted average shares outstanding(a):
Basic				2,234

Diluted				2,234

Net loss per share(a):
Basic				$(2.46)

Diluted				$(2.46)

See accompanying notes to unaudited pro forma condensed combined financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY
(A COMPONENT OF BENTLEY PHARMACEUTICALS, INC.)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of March 31, 2008
		Pro Forma
	Historical	Adjustments		Pro Forma
(In thousands, except share and per share data)

Assets
Current assets:
Cash and cash equivalents(c)	$19,737	$(11,737	)(c)	$8,000
Receivables	3,433	—		3,433
Prepaid expenses and other	648	—		648

Total current assets	23,818	(11,737)		12,081

Non-current assets:
Fixed assets, net	2,769	—		2,769
Intangible assets, net	2,838	—		2,838
Restricted cash	1,000	—		1,000
Other	43	—		43

Total non-current assets	6,650	—		6,650

Total assets	$30,468	$(11,737)		$18,731

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$838	$—		$838
Accrued expenses	1,649	—		1,649

Total current liabilities	2,487	—		2,487

Commitments and contingencies
Stockholders’ equity:
Bentley Pharmaceuticals, Inc. net investment(d)	27,981	(27,981	)(d)	—
Series A preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding(e)	—	—	(e)	—
Common stock, $0.01 par value, 35,000,000 shares authorized, 2,245,000 shares issued and outstanding(d)	—	22	(d)	22
Additional paid-in capital(d)	—	16,222	(d)	16,222

Total stockholders’ equity	27,981	(11,737)		16,244

Total liabilities and stockholders’ equity	$30,468	$(11,737)		$18,731

See accompanying notes to unaudited pro forma condensed combined financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Please note that, due to regulations governing the preparation of pro forma financial statements, the pro forma condensed combined financial statements do not reflect certain estimated incremental expenses associated with being an independent, public company. These additional pretax expenses were estimated to be $0.2 million for the three months ended March 31, 2008 and $1.4 million for the year ended December 31, 2007. The estimated incremental expenses associated with being an independent, public company include costs associated with corporate administrative service costs including, but not limited to, executive compensation, internal audit, directors, insurance, stock exchange listing fees, investor relations, accounting, and legal. These unaudited pro forma condensed combined financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position. The pro forma adjustments to the accompanying historical financial information as of and for the three months ended March 31, 2008 and for the year ended December 31, 2007 are described below:

(a) Pro forma basic and diluted net income per share is computed as if the shares of our common stock were issued and outstanding for the periods presented assuming a distribution ratio of one share of our common stock for every ten shares of Bentley common stock outstanding at March 31, 2008. The actual number of our basic shares outstanding will not be known until the actual distribution at the distribution date. The dilutive effect of all outstanding options awards were excluded from the computation of diluted net loss per share as of March 31, 2008 because their effect would have been antidilutive.

(b) To remove interest income associated with cash balances in excess of $8.0 million to be transferred to Bentley on the distribution date in accordance with the Separation and Distribution Agreement by and between Bentley and CPEX.

(c) In accordance with the Separation and Distribution Agreement, cash balances in excess of $8.0 million will be transferred to Bentley on the distribution date. As of March 31, 2008, CPEX would have transferred cash balances totaling $11.7 million to Bentley.

(d) The Bentley Pharmaceuticals, Inc. net investment account represents the cumulative investments in, distributions from, and losses of our company which will be contributed at the time of the spin-off. This account will be reclassified into our various stockholders’ equity accounts on the distribution date as a result of the distribution of all of our shares to Bentley stockholders.

(e) Prior to the distribution date, our Board expects to authorize shares of Series A Preferred stock for issuance. Our Board may issue Series A Preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our Common stock. There are no current agreements or understanding with respect to the issuance of Series A Preferred stock and our Board has no present intention to issue any shares of Series A Preferred stock. As of the completion of the distribution, shares of our Series A Preferred stock will be reserved for issuance upon exercise of our preferred stock purchase rights.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Combined Financial Statements and accompanying Notes thereto included elsewhere herein. Unless otherwise noted, all dollar amounts are in millions and those relating to our results of operations are presented before taxes.

CPEX is a specialty pharmaceutical company, incorporated in the State of Delaware, with its principal executive offices located at 2 Holland Way, Exeter, New Hampshire and employs approximately 15 people. We operate in the business of development, licensing and commercialization of pharmaceutical products utilizing our validated drug delivery technologies. We have U.S. and international patents and other proprietary rights to technologies that facilitate the absorption of drugs. We develop and co-develop products that incorporate our drug delivery technologies. Currently, we have research alliances with the University of New Hampshire and Dartmouth University to collaborate in the development of new intellectual property. Our platform drug delivery technology is CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. Our first product formulated CPE-215 with Testosterone, and is licensed to Auxilium Pharmaceuticals, Inc., who is currently marketing it as Testim®, a gel for testosterone replacement therapy. A second product, Nasulin®, currently in Phase II clinical trials, is an intranasal spray formulation of CPE-215 with insulin.

We believe, based upon our experience with Testim and Nasulin, that our CPE-215 is a broad platform technology that has the ability to significantly enhance the permeation of a wide range of therapeutic molecules. To expand the development and commercialization of products using our CPE-215 drug delivery technology, we are pursuing strategic alliances with partners including large pharmaceutical, specialty pharmaceutical and biotechnology companies. The alliance opportunities may include co-development of products, in-licensing of therapeutic molecules, out-licensing of delivery technology or partnering late-stage candidates (such as Nasulin) for commercialization.

Development Status

In 2004 we concluded our Phase II study for the intranasal delivery of insulin in Type 1 diabetes patients using our CPE-215 technology. We reported the results of that trial in an abstract titled “Intranasal Insulin Administration in Type 1 Diabetic Patients Utilizing CPE-215 Technology” at the American Diabetes Association 65th Scientific Sessions, September 10-14, 2005, in San Diego, California. The full results of that trial were published in 2006 in the journal Diabetes Technology & Therapeutics, Volume 8, Number 1. In 2006, we completed an additional Phase I study in Ireland and advanced our Phase IIA studies in the U.S. In the first quarter of 2007 we completed preparations for a Phase II study in India which began in the second quarter of 2007. Portions of the results from our U.S. and Irish studies were presented at the American Diabetes Association 67th Sessions in Chicago, IL in June 2007. We have demonstrated consistent pharmacodynamic effects in 10 out of 11 completed trials. In our Phase II trials, we are investigating the best methods of administering the spray, timing of dosing and patient instruction. In one trial for which data analysis is not complete, preliminary results indicate that the glucodynamic effect was not sustained over the course of the study and was therefore inconsistent with the 10 other completed trials; the circumstances leading to this inconsistency are under review. Efficacy levels required by regulatory authorities for marketing approval of Nasulin can not be demonstrated in the absence of completed Phase III clinical trials that will be designed following our completion of Phase II. We expect the U.S. development and clinical programs for Nasulin to continue and expand both outside and inside the U.S. We expect to incur increased costs from the advancement of our clinical programs and from continued product formulation and testing efforts.

Industry Trends and Our Strategy

The drug delivery technology industry is experiencing increasing demand from biotechnology, genomics and pharmaceuticals companies. Advanced therapies created by recent advances in biotechnology and genomics are requiring complex delivery technologies. Pharmaceutical companies are looking for solutions to offset anticipated revenue losses as their products lose patent protection and experience competition from generic pharmaceutical introductions. Drug delivery technologies provide a potential path to extend the life cycle of these products that are losing their patent protection.

Drug delivery technology companies typically form a partnership or licensing relationship with the company owning the intellectual property rights to a compound. However there has been a recent trend where a number of drug delivery companies have started to develop their own formulations to use in combination with their proprietary drug delivery platforms.

Targeted routes of administration are trending towards non-invasive technologies rather than injections initially used for many biotherapeutics. These non-invasive delivery systems are often easier to administer, have less severe side effects, and potentially could allow for reduced dosing frequency. These benefits to the patient could improve patient compliance and provide sufficient value to the patient to support stronger pricing to the manufacturer. While the oral delivery route is expected to be the most popular, inhalable, buccal, lingual and nasal routes are considered essential for effective delivery of biological therapies.

Our strategy is focused on developing a portfolio of products utilizing our proprietary CPE-215 drug delivery technology. Our development program will identify potential molecules that address a commercially viable market, an unmet clinical need, and are compatible with our proprietary drug delivery technology. Initially we expect to form partnerships through collaboration with pharmaceutical and biotechnology companies to develop and finance product candidates. These partnerships, in addition to funding, provide access to product candidates and a sharing of the risks associated with development. We plan to expand our pipeline with our own product candidates by applying our drug delivery technologies to products that have come off patent or others that we may in-license.

Our immediate focus is on completing Phase II clinical trials for Nasulin and establishing a partnership with a large pharmaceutical company for Phase III clinical trials and commercialization.

Key Drivers of Our Businesses

The key drivers of our business include:

•	Continuing growth of Testim royalty revenues,

•	Establishing a partnership to further develop and commercialize Nasulin,

•	Identifying and developing new product candidates for our internal pipeline, and

•	Developing strong alliances providing us scale advantages in clinical research, product manufacturing and marketing.

Continued growth of Testim royalty revenues

Royalty income from Testim is the only source of current revenue for the Company. Continuation of this income stream is needed, and expected, to fund further development and defray other administrative and operating costs.

Development and commercialization of Nasulin

Nasulin is currently in Phase II clinical trials in the United States and India for the treatment of Type 1 and Type 2 diabetes. We believe an intranasal route of administration will yield significant improvements in patient compliance and avoid the potential pulmonary disadvantages of competitive candidates that use an inhalation route of administration. Our expectation is to complete Phase II trials in Type 2 diabetics in mid 2010 while simultaneously seeking a pharmaceutical partner to support Phase III clinical trials and product commercialization upon regulatory approval.

Identifying new product candidates that leverage our CPE-215 technology and formulation expertise

We intend to apply our CPE-215 drug delivery technologies in an effort to improve the performance of existing pharmaceutical products and advanced research candidates with respect to their method of delivery and effectiveness. Candidates will be prioritized for selection based on compatibility with CPE-215, clinical need, market size, and potential for the associated intellectual property to be protected through patents. We are targeting therapeutic areas with high clinical need with compounds that have established market demand or that face limited market acceptance as a result of less efficient drug delivery methods.

Once we bring our products to an advanced stage of development, we intend to develop collaboration relationships that leverage the clinical development, marketing and sales capabilities of strategic partners. We hope to collaborate with partners to commercialize our internal product candidates by utilizing their late stage clinical development, regulatory, marketing and sales capabilities. We believe that this will allow us to license our products on terms that are more favorable than those that would be possible earlier in the development cycle. As we succeed with this strategy, we expect to identify product candidates that we can bring to late stage development for ourselves.

Developing strong alliances providing us scale advantages in clinical research, product manufacturing and marketing

In addition to pursuing our own proprietary compounds, we will continue to establish strategic collaborations with pharmaceutical and biotechnology companies marketing our CPE-215 technology for application with their branded or generic products. We will assist our collaboration partners in developing more effective drug delivery methods for their product candidates that have already completed early stage clinical trials, or are even currently marketed. We believe pharmaceutical and biotechnology companies will be motivated to co-develop products utilizing CPE-215 technology to achieve these benefits through:

•	improving efficacy as compared to oral administration, which subjects the drug to the effects of first-pass metabolism;

•	improving utilization of costly and/or scarce drugs and active ingredients;

•	expanding the market to patients less suitable for injection, especially children and the elderly;

•	improving patient convenience and compliance, and lowering costs relative to a doctor’s office visit for an injection;

•	potentially extending the period of market exclusivity for a branded compound based on the grant of a patent that incorporates new drug delivery methods;

•	allowing branded and generic drug companies to differentiate their products from those of competitors; and

•	reducing the high capital investment needed to introduce and manufacture injectable drugs.

We generally structure our collaborative arrangements to receive research and development funding and milestone payments during the development phase and upon commercialization, and patent-based royalties on future sales of products.

RESULTS OF OPERATIONS

The following is a discussion of the results of our operations for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005. Included in the financial disclosures are direct costs associated with the CPEX business and certain allocated costs from Bentley related to executive compensation, public company costs and other administrative costs. As these costs only represent an allocation of the costs incurred by Bentley, they are not indicative of the costs that would have been incurred if CPEX was an independent public company in the periods presented.

Three Months Ended March 31, 2008 and 2007

	Three Months Ended
	March 31,		Increase (Decrease)
	2008	2007	$	%
	(Unaudited)
(in thousands)

Royalties and other revenues	$3,450	$2,163	$1,287	60%
Operating expenses:
General and administrative	1,105	921	184	20%
Research and development	1,896	2,056	(160)	(7)%
Separation costs	937	35	902	258%
Depreciation and amortization	172	195	(23)	(12)%

Total operating expenses:	4,110	3,207	903	28%

Loss from operations	(660)	(1,044)	384	37%

Other, net	146	99	47	47%

Net loss	$(514)	$(935)	$421	45%

Royalties and other revenues increased 60% from $2.2 million for the three months ended March 31, 2007 to $3.5 million for the three months ended March 31, 2008, primarily from increased royalties earned on sales of Testim. Testim’s market share increased to 22% as of March 31, 2008 compared to 19% at March 31, 2007.

Total operating expenses increased 28% to $4.1 million for the three months ended March 31, 2008 from $3.2 million for the three months ended March 31, 2007, primarily from increased costs incurred associated with the planned spin-off of the drug delivery business. We expect to continue to incur these costs as we proceed with the planned spin-off from Bentley.

Our net loss decreased from $0.9 million for the three months ended March 31, 2007 to $0.5 million for the three months ended March 31, 2008. The decrease primarily resulted from increased revenues, see Testim Royalty discussion above, partially offset by increased separation costs in the period associated with the planned spin-off from Bentley.

Years Ended December 31, 2007, 2006 and 2005

					Increase (Decrease)
	Year Ended December 31,			2007 vs. 2006		2006 vs. 2005
	2007	2006	2005	$	%	$	%
(in thousands)

Royalties and other revenues	$11,127	$8,366	$6,149	$2,761	33%	$2,217	36%

Operating expenses:
General and administrative	5,206	4,651	3,543	555	12%	1,108	31%
Research and development	9,646	7,881	3,858	1,765	22%	4,023	104%
Separation costs	1,010	—	—	1,010	100%	—	0%
Depreciation and amortization	752	679	609	73	11%	70	11%

Total operating expenses	16,614	13,211	8,010	3,403	26%	5,201	65%

Loss from operations	(5,487)	(4,845)	(1,861)	(642)	(13)%	(2,984)	(160)%

Other, net	559	683	744	(124)	(18)%	(61)	(8)%

Net loss	$(4,928)	$(4,162)	$(1,117)	$(766)	(18)%	$(3,045)	(273)%

2007 vs. 2006

Royalties and other revenues increased 33% from $8.4 million in 2006 to $11.1 million in 2007 from increased royalties earned on sales of Testim. Testim’s market share increased from 19% in 2006 to 21% in 2007. The 2006 Testim royalties included a one-time increase of approximately $0.5 million due to a change in estimate which, based on historical experience, allowed us to reasonably estimate future product returns on sales of Testim.

Total operating expenses increased 26% from $13.2 million in 2006 to $16.6 million in 2007, primarily from research and development expenses and separation costs.

•	Research and development expenses increased $1.8 million or 22% to $9.6 million in 2007, primarily from increased costs to support our Nasulin clinical program and an increase in compensation and benefit costs.

•	We have incurred legal, tax and other strategic consulting costs in 2007 specifically associated with the planned spin-off. These separation costs totaled $1.0 million in the year ended December 31, 2007.

The net loss increased from $4.2 million in 2006 to $4.9 million in 2007, due to increased operating expenses primarily increased research and development expenses and separation costs. These increases were partially offset by increased Testim royalty revenues.

2006 vs. 2005

Royalties and other revenues increased 36% from $6.1 million in 2005 to $8.4 million in 2006 from increased royalties earned on sales of Testim. Testim’s market share increased from 15% in 2005 to 19% in 2006. The 2006 Testim royalties included a one-time increase of approximately $0.5 million due to a change in estimate which, based on historical experience, allowed us to reasonably estimate future product returns on sales of Testim. The 2005 Testim royalties included a change in estimate of royalty revenues earned of approximately $1.1 million. This change in estimate of royalty revenues earned resulted from more accurate public data becoming available to management to use in estimating the sell-through of Testim prescriptions dispensed. Excluding these changes in estimate, royalty revenues on the sale of Testim increased 56% from 2005 to 2006.

Total operating expenses increased 65% from $8.0 million in 2005 to $13.2 million in 2006, primarily from general and administrative expenses and research and development expenses.

•	General and administrative expenses increased 31% from $3.5 million in 2005 to $4.7 million in 2006. The increase of approximately $1.1 million primarily resulted from increased compensation and benefits costs. These costs included $0.5 million of share-based compensation in 2006 which was not required to be recorded in prior years and $0.3 million of executive severance costs. The 2006 general and administrative expenses also included approximately $0.4 million in strategic consulting expenses.

•	Research and development expenses increased $4.0 million or 104% to $7.9 million in 2006, primarily from increased costs to support our Nasulin clinical program. These costs include approximately $2.9 million of increased project costs and $0.9 million of increased compensation and benefits. Increased compensation costs included approximately $0.5 million of share-based compensation in 2006 which was not required to be recorded in prior years.

The net loss increased from $1.1 million in 2005 to $4.2 million in 2006, primarily due to increased research and development expenses that were partially offset by increased Testim royalty revenues.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Overview

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
(In thousands)	(Unaudited)

Summary Financial Position
Cash and cash equivalents	$19,737	$21,659	$21,659	$10,752	$20,317
Accounts receivable	3,433	3,245	3,245	2,262	2,865
Total assets	30,468	32,397	32,397	21,226	31,086
Accounts payable and accrued expenses	2,487	3,221	3,221	2,140	1,821
Working capital	21,331	22,365	22,365	11,608	22,115
Bentley Pharmaceuticals, Inc. net investment	27,981	29,151	29,151	19,052	28,859
Summary of Sources and (Uses) of Cash:
Operating activities	$(763)	$(681)	$(2,186)	$(1,256)	$(1,443)
Investing activities	(37)	(167)	(430)	(1,409)	(586)
Purchases of property, plant and equipment	(37)	(20)	(303)	(826)	(187)
Additions to intangible assets	—	(147)	(157)	(583)	(399)
Financing activities	(1,122)	(46)	13,523	(6,900)	(4,395)

FINANCIAL CONDITION

Sources and Uses of Cash

Operating Activities

Net cash used in operating activities was $0.8 million for the three months ended March 31, 2008 compared to $0.7 million for the three months ended March 31, 2007. Significant changes in components of operating activities in the periods included an increase of $0.6 million in accounts payable and accrued expenses, primarily related to liabilities associated with the planned spin-off, partially offset by reduced net losses of $0.5 million and other smaller changes in working capital.

Net cash used in operating activities was $2.2 million for the year ended December 31, 2007 compared to $1.3 million used in 2006. The $0.9 million increase in cash used in operating activities was primarily due to the timing of receivable payments ($1.6 million) partially offset by the timing of royalty revenue recognition ($0.4 million).

Net cash used in operating activities was $1.3 million for the year ended 2006 compared to $1.4 million used in the year ended 2005. The $0.1 million reduction in cash used in operating activities was primarily due to the timing of receivable payments ($1.6 million), the timing of prepaid expenses and other current assets ($1.0 million) and increased equity-based compensation ($1.0 million) due to the adoption of SFAS No. 123 (Revised) in 2006. These factors and other favorable working capital changes were partially offset by an increase in the net loss ($3.0 million) from increased research and development activities.

Investing Activities

Our investing activities have included outlays related to patent registration costs and costs to acquire intellectual property rights. Also included were capital expenditures necessary to expand our laboratory facilities, purchase laboratory equipment, and upgrade office equipment and furniture. Net cash used for intellectual property and fixed asset additions totaled $37,000 and $0.2 million in the three months ended March 31, 2008 and 2007, respectively, and $0.5 million, $1.4 million and $0.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Financing Activities

Financing activities include the net change in Bentley’s net investment in CPEX, which included the net loss and changes in net assets of CPEX for each period presented. Additionally, the change in the Company’s net investment in 2007 included a cash transfer of $5.5 million from Bentley.

LIQUIDITY AND CAPITAL RESOURCES

Capital expenditures

Our capital expenditures for 2007 were approximately $0.3 million compared to $0.8 million in 2006. The increased capital expenditures in 2006 were primarily related to machinery and equipment purchased for research and development activities. We expect to invest approximately $1.3 million in 2008 for normal building improvements, scheduled computer equipment upgrades and additional research and development equipment.

Liquidity

Historically we have funded our operations through existing cash balances, Testim royalty revenues and transfers from Bentley. While our royalty revenues have increased with increased Testim market share, our operating expenses have outpaced our royalty revenue growth. Therefore, our cash balances have been depleting in recent years. We plan to incur increased research and development costs as we continue to advance our research and development projects, primarily Nasulin, our intranasal insulin product candidate.

We had approximately $19.7 million in cash at March 31, 2008. In accordance with the Separation and Distribution Agreement by and between Bentley and CPEX, cash balances in excess of $8.0 million will be transferred to Bentley on the distribution date. As of March 31, 2008, we would have transferred cash balances totaling $11.7 million to Bentley. We expect to continue to receive increased royalty revenues from sales of Testim as its expected market share continues to increase. We believe these sources of cash will be sufficient to fund our operations and cash requirements for at least the next eighteen months. There can be no assurance that changes in our research and development plans or other events affecting our revenues or operating expenses will not result in the earlier depletion of our funds. However, we will continue to explore alternative sources for financing our business activities. In appropriate situations, which will be strategically determined, we may seek financial assistance from other sources, including contribution by others to joint ventures and other collaborative or licensing arrangements for the development, testing, manufacturing and marketing of products currently under development.

LIQUIDITY RISK

Our liquidity position may be negatively affected by reduced sales of Testim or unfavorable results from our ongoing development and clinical testing.

All of our revenues are derived through royalty income from the only commercialized product licensed with our CPE-215 technology, Testim, which is sold by Auxilium. Though we believe that Auxilium intends to continue commercialization of Testim, sales of this product are subject to the several risks, including pressures from existing or new, competing products. Should Testim sales be adversely impacted by these risks, our revenues will be reduced, which may force us to delay our current plans to develop other product candidates.

Additionally, the future of our Company is highly dependent on the development and commercial success of our lead product candidate, Nasulin. Delays or unfavorable results in our Nasulin clinical program would require additional cash resources which may not be readily available.

SEPARATION FROM BENTLEY AND RELATED TRANSACTIONS

Concurrently with our separation from Bentley, Bentley will transfer all of its drug delivery assets and liabilities to us, in return for the number of shares of our common stock distributable in the distribution. We intend to transfer such assets to a wholly-owned subsidiary of ours in exchange for such subsidiary’s common and preferred stock in a manner intended to result in an increase to the basis of such assets for U.S. federal income tax purposes.

Concurrently with our separation from Bentley, we expect to enter into a Transition Services Agreement with Bentley to provide for an orderly transition to being an independent company. Under the Transition Services Agreement, Bentley expects to agree to provide us with certain clinical trial and intellectual property related services and CPEX expects to agree to provide Bentley with various services, including services relating to accounting, SEC reporting, payroll, financial systems management, telecommunications services, occupancy and information technology services.

Under the Transition Services Agreement, Bentley will, prior to the Distribution Date, pay us in advance for the services which we will provide to Bentley. We will pay Bentley a monthly fee for its transition services, which fee will be based on the costs incurred by Bentley in providing such service. The advance payment received from Bentley will be non-refundable and Bentley will have no further financial obligation for the initial term of the Transition Services Agreement. The Transition Services Agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the separation of Bentley into two independent companies. All services to be provided under the Transition Services Agreement will be provided for a term of six months, which may be extended for a further term up to six months by mutual consent. Bentley will have the ability, upon notice, to unilaterally terminate the Transition Services Agreement, whereas we will require Bentley’s consent to terminate our obligation to provide services to Bentley. After the expiration of the arrangements contained in the Transition Services Agreement, we may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those we have received from Bentley. You should refer to the “Certain Relationships and Related Party Transactions” section of this Information Statement for a more complete description of these and other intercompany agreements and transactions between us and Bentley.

Our financial statements, which are discussed below, reflect the historical financial position, results of operations and cash flows of the business to be transferred to us from Bentley as part of the separation and distribution. The sales and marketing portion of our business has historically been owned and operated by Bentley. Our financial statements have been prepared and are presented as if we had been operating as a separate entity using the historical cost basis of the assets and liabilities of Bentley and including the historical operations of the business to be transferred to us from Bentley as part of the separation. For each of the periods presented, we were fully integrated with Bentley and the accompanying financial statements reflect the application of certain estimates and allocations. Our statements of operations include all revenues and costs that are directly attributable to the business of CPEX. In addition, certain expenses of Bentley have been allocated to us using various assumptions that, in the opinion of management, are reasonable. These expenses include an allocated share of executive compensation, public company costs and other administrative costs. The allocated costs totaled $4.2 million, $4.1 million and $2.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been a stand-alone company during the periods presented.

CONTRACTUAL OBLIGATIONS

We have fixed contractual obligations under various agreements. Our contractual obligations were comprised of the following as of December 31, 2007:

		Payments Due by Period
		Less Than	1-3	3-5	More Than
(In thousands)	Total	1 Year	Years	Years	5 years

Operating leases	$19	$14	$4	$1	$—
Purchase obligations(1)	4,551	3,966	585	—	—
Total contractual cash obligations	$4,570	$3,980	$589	$1	$—

(1)	For the purposes of this table, contractual obligations for the purchase of goods or services are defined as agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase obligations primarily consist of approximately $2.7 million of contractual obligations for preclinical and clinical projects. The timing and payment of these obligations have been estimated by management using the most recent project plans. Purchase obligations also include approximately $1.1 million for compensation to key management personnel under employment agreements. These agreements are expected to be terminated immediately prior to the spin-off and CPEX expects to enter new employment agreements with such individuals at the time of the spin-off. Such employment agreements are expected to be renewed annually unless terminated by any of the parties or amended by the Compensation Committee of the Board of Directors. These agreements do not include executive compensation costs which are expected to be provided to CPEX under a services agreement with Bentley subsequent to the spin-off transaction.

CRITICAL ACCOUNTING POLICIES

Certain of our accounting policies are particularly important to the portrayal of our financial position, results of operations and cash flows and require the application of significant judgment by our management; as a result they are subject to an inherent degree of uncertainty. In applying those policies, our management uses judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Our critical accounting policies and estimates include:

•	Revenue recognition and accounts receivable.

•	We earn royalty revenues on Auxilium’s sales of Testim, which incorporates our CPE-215 permeation enhancement technology. Since 2003, Auxilium has sold Testim to pharmaceutical wholesalers and chain drug stores, which have the right to return purchased product prior to the units being dispensed through patient prescriptions. Customer returns were not able to be reasonably estimated prior to April 1, 2006. Therefore, in accordance with SFAS No. 48, we deferred the recognition of royalty revenues on product shipments of Testim until the units were dispensed through patient prescriptions. During the quarter ended June 30, 2006, we recorded an increase in royalty revenues of approximately $479,000 due to a change in estimate, which, based on historical experience, allowed us to reasonably estimate future product returns on sales of Testim.

•	Accounts receivable are recorded at their net realizable value, generally as products are shipped or services are performed. Receivable balances are reported net of an estimated allowance for uncollectible accounts. Estimated uncollectible receivables are based on the amount and status of past due accounts, contractual terms with customers, the credit worthiness of customers and the history of our uncollectible accounts.

•	Intellectual property costs. Costs incurred in connection with acquiring licenses, patents and other proprietary rights are capitalized. Capitalized costs are amortized on a straight-line basis for periods not exceeding 15 years from the dates of acquisition. Carrying values of such assets are reviewed at least annually by comparing the carrying amounts to their estimated undiscounted cash flows and adjustments are made for any diminution in value.

•	Research and development costs. Research and development expenses consist primarily of costs associated with our clinical trials, manufacturing supplies and other development materials, compensation and related benefits for research and development personnel, costs for consultants, and various overhead costs. Research and development costs are expensed as incurred consistent with SFAS No. 2, Accounting for Research and Development Costs. Our clinical trial costs, which are reflected in research and development expenses, result from obligations under contracts with vendors, consultants, and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in cash flows which are not consistent with the periods in which materials or services are provided. These costs are capitalized upon payment and expensed according to the progress of each trial as measured by patient progression and the timing of various aspects of the trial. The progress of the trials is obtained through discussions with internal personnel as well as outside service providers. The timing and level of services performed are often judgmental.

•	Share-based compensation. Certain of Bentley’s employees who will be employees of CPEX following the separation from Bentley hold equity compensation awards in Bentley. Share-based compensation expense for CPEX is allocated based on Bentley’s consolidated expense related the CPEX employees and certain allocated share-based compensation expense allocated from Bentley. Such expense is accounted for in accordance with the fair value recognition provisions of SFAS No. 123 (Revised) which we adopted on January 1, 2006. Under the fair value recognition provisions of SFAS No. 123 (Revised), share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. Determining the fair value of equity awards at the grant date requires judgment. We estimate the grant date fair value of stock options using the Black-Scholes option valuation model. This option valuation model requires the input of subjective assumptions including: (1) Expected life — the expected life (estimated period of time outstanding) of options granted is estimated based on historical exercise behaviors; (2) Volatility — the volatility of the Company’s stock is calculated on the grant date of each equity award using daily price observations over a period of time commensurate with the expected life of the award; (3) Risk-free rate — the risk-free interest rate is based on the yield curve of U.S. Treasury securities in effect at the date of the grant, having a duration commensurate with the estimated life of the award; and (4) Dividends — as we have not declared dividends, and we do not expect to declare dividends in the future, we include an annual dividend rate of 0% when calculating the grant date fair value of equity awards. Because share-based compensation expense is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS No. 123 (Revised) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on historical experience. While we recognize share-based compensation under the accelerated expense attribution method pursuant to FASB Interpretation No. 28 for all options previously accounted for under APB Opinion No. 25, we have elected to recognize share-based compensation attributable to equity awards granted subsequent to December 31, 2005 under the straight-line method which is an alternative allowed for under SFAS No. 123 (Revised). Had we elected to recognize compensation expense for new equity awards under the accelerated expense attribution method, recognition of the related compensation expense would be front-loaded in the requisite service period as opposed to being recognized evenly over the period.

SFAS No. 123 (Revised) requires a company to calculate the pool of excess tax benefits, or APIC Pool, available to absorb tax deficiencies recognized subsequent to adopting the accounting standard, as if the company had adopted SFAS No. 123, as originally issued, at its effective date in 1995. There are two allowable methods to calculate the hypothetical APIC Pool: (1) the “long form” method as set forth in SFAS No. 123 (Revised) or (2) the “short form” method as set forth in FASB Staff Position No. 123(R)-3. We have elected to use the long form method under which we track each award grant on an employee-by-employee basis and grant-by-grant basis to determine if there is a tax benefit or tax deficiency for such award. We then compared the fair value expense to the tax deduction received for each grant and aggregated the benefits and deficiencies to establish its hypothetical APIC Pool.

Due to the adoption of SFAS No. 123 (Revised), some exercises result in tax deductions in excess of previously recorded benefits based on the option value at the time of grant, or windfalls. We recognize windfall tax benefits associated with the exercise of stock options directly to Bentley’s net investment in CPEX only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits occurring from January 1, 2006 onward. A windfall tax benefit occurs when the actual tax benefit realized by the company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the company had recorded.

•	Provision for income taxes. We have provided for current and deferred U.S. federal, state and foreign income taxes for the current and all prior periods presented. Current and deferred income taxes have been provided with respect to jurisdictions where our subsidiary produces taxable income. We have provided a valuation allowance with respect to the remainder of our deferred income taxes, consisting primarily of net operating loss carryforwards in the U.S. and Ireland, because of uncertainty regarding their realization.

Should we determine that it is more likely than not that we will realize certain of our net deferred tax assets for which we have previously provided a valuation allowance, an adjustment would be required to reduce the existing valuation allowance. In addition, we operate within multiple taxing jurisdictions and are subject to audit in those jurisdictions. These audits can involve complex issues, which may require an extended period of time for resolution. Although we believe that adequate consideration has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our financial position, results of operations or cash flows.

Effective January 1, 2007, we account for uncertain tax positions in accordance with Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN No. 48”). The application of income tax law is inherently complex. Income tax laws and regulations are voluminous and often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations and guidance surrounding income tax laws and regulations change frequently. Changes in our subjective assumptions and judgments could have a material effect on our financial position, results of operations or cash flows. In addition, as we operate within multiple taxing jurisdictions, we are subject to audit in those jurisdictions. The ultimate resolution of tax audits may require an extended period of time. Although we believe an adequate provision has been made for uncertain tax positions, there is the possibility that the ultimate resolution of such positions could have an adverse effect on our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not have any material foreign currency exchange risks, we do not enter into derivative agreements, we do not have any off balance-sheet arrangements, and we do not have any interest rate risks. We do not carry any debt and we invest our excess cash in money market accounts.

BUSINESS

Overview

CPEX is a specialty pharmaceutical company, incorporated in the State of Delaware, with its principal executive offices located at 2 Holland Way, Exeter, New Hampshire and employs approximately 15 people. We operate in the business of development, licensing and commercialization of pharmaceutical products utilizing our validated drug delivery technology. We have U.S. and international patents and other proprietary rights to technologies that facilitate the absorption of drugs. We develop and co-develop products that incorporate our drug delivery technologies. Currently, we have research alliances with the University of New Hampshire and Dartmouth College to collaborate in the development of new intellectual property. Our platform drug delivery technology is CPE-215 which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. We have licensed applications of our proprietary CPE-215 drug delivery technology to Auxilium, which launched Testim, the first product incorporating our CPE-215 drug delivery technology, in the United States in February 2003. We are in discussions with other pharmaceutical and biotechnology companies to form additional strategic alliances to facilitate the development and commercialization of other products using our drug delivery technologies.

Research and development expenses were $9.6 million, $7.9 million and $3.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, and $1.9 million and $2.1 million for the three months ended March 31, 2008 and 2007, respectively. The steady increase in these expenses is attributed to continued investments in our research and development programs for our drug delivery technologies, primarily focused on the development of Nasulin, our intranasal insulin product candidate. In 2004 we concluded a Phase IIA study for Nasulin in Type 1 diabetic patients using our CPE-215 technology. We reported the results of that trial in an abstract titled “Intranasal Insulin Administration in Type 1 Diabetic Patients Utilizing CPE-215 Technology” at the American Diabetes Association 65th Scientific Sessions, September 10-14, 2005, in San Diego, California. The full results of that trial were published in 2006 in the journal Diabetes Technology & Therapeutics, Volume 8, Number 1. In 2006, we completed an additional Phase I study in Ireland in healthy non-diabetic volunteers and advanced our Phase IIA studies in the U.S. in Type 1 diabetic patients. In the first quarter of 2007 we completed preparations for a Phase II study in India in Type 2 diabetic patients which began in the second quarter of 2007. Portions of the results from our U.S. and Irish studies were presented at the American Diabetes Association 67th Sessions in Chicago, Illinois in June 2007. We expect the U.S. development and clinical programs for Nasulin to continue and expand both outside and inside the U.S. We expect to incur increased costs from the advancement of our clinical programs and from continued product formulation and testing efforts.

We believe, based upon our experience with Testim and Nasulin, that our CPE-215 formulation technology constitutes a broad platform that has the ability to significantly enhance the permeation of a wide range of therapeutic molecules. To expand the development and commercialization of products using our CPE-215 drug delivery technology, we are pursuing strategic alliances with partners including large pharmaceutical, specialty pharmaceutical and biotechnology companies.

Drug Delivery Industry

Drug delivery companies develop technologies to improve the administration and use of therapeutic compounds. These technologies are designed to enhance safety, efficacy, ease-of-use, and patient compliance with prescribed therapy. Drug delivery technologies also provide opportunities for pharmaceutical and biotechnology companies to develop new and innovative products and extend their franchises with the potential for longer patent coverage for such new products.

Developing safer and more efficacious methods of delivering existing drugs generally is less risky than attempting to discover new drugs, because of lower development costs. According to the Tufts Center for the Study of Drug Development (the “Tufts Center”), on average, it takes 10 to 15 years for an experimental new drug to progress from the laboratory to commercialization in the U.S., with an average cost of approximately $800 million to $900 million. According to the Pharmaceutical Research and Manufacturers of America, only five out of every 5,000 medicines tested, on average, are tested in clinical trials. Further, only one of such five clinically tested medicines is approved for patient use, according to the Tufts Center. By contrast, drug delivery companies typically target drugs that already have been approved, have a track record of safety and efficacy and have established markets for which there is a proven medical need. Consequently, clinical trials related to drug delivery technologies applied to previously-approved pharmaceuticals need only show that the new technologies deliver the drug without adverse side effects and with clinical efficacy.

The vast majority of the drugs currently on the market are administered orally or by injection. Oral drug delivery methods, while simple to use, typically subject drugs to degradation initially by the stomach and secondarily by first-pass metabolism in the liver before reaching the bloodstream. In order to achieve efficacy, higher drug dosages are often used, which can increase the risk of side effects.

Injectable pharmaceuticals, while avoiding first-pass metabolism in the liver, possess several disadvantages, which can lead to decreased patient acceptance and compliance with prescribed therapy. A decline in patient compliance can increase the risk of medical complications and lead to higher healthcare costs. Injectable drugs are more painful for the patient and often require medical personnel to administer. In addition, injectable drugs are typically also more expensive due to the added cost associated with their manufacturing under sterile conditions and added costs for their administration, including medical personnel, syringes, needles and other supplies.

Pharmaceutical and biotechnology companies recognize the benefits of drug delivery enhancements as a way of gaining a competitive advantage. In particular, alternative drug delivery technologies that avoid first-pass hepatic metabolism are less invasive, improve patient compliance, and enable product line and patent position extension, provide an attractive combination of advantages to pharmaceutical and biotechnology companies. Further, these companies often benefit from drug delivery companies that apply their technologies to off-patent products, formulating their own proprietary products, which are then typically commercialized by larger pharmaceutical companies capable of promoting the products.

Products

Testim, Licensed Topical Testosterone Gel

We earn royalty revenues on sales of Testim, a testosterone gel that incorporates our CPE-215 drug delivery technology. The product is licensed to Auxilium and was successfully launched in the U.S. in early 2003 as a testosterone replacement therapy. Testim has been approved for marketing in Canada and 15 countries in Europe. Royalties received from Testim sales were $11.1 million, $8.3 million and $6.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, and $3.3 million and $2.2 million in the three months ended March 31, 2008 and 2007, respectively. Auxilium uses its sales force to market Testim in the U.S. and has partnered with Paladin Labs Inc. to market the drug in Canada and with Ipsen to market the drug in Europe.

The testosterone replacement market has increased as more baby-boomers enter middle age and more attention is focused on male hormonal deficiency and the benefits of replacement therapy. A recent study published in the July 2006 International Journal of Clinical Practice indicates that 39% of U.S. males over 45 years have hypogonadism, a condition in men where insufficient amounts of testosterone are produced. Symptoms associated with low testosterone levels in men include depression, decreased libido, erectile dysfunction, muscular atrophy, loss of energy, mood alterations, increased body fat and reduced bone density. The condition is significantly under-treated. Growing patient awareness and education continue to spur demand for testosterone replacement therapy.

Currently marketed testosterone replacement therapies deliver hormones through injections, transdermal patches or gels. The transdermal delivery from gels provide commercially attractive and efficacious alternatives to other current methods of delivery by providing a more steady state of absorption rather than the bolus surge of injection or the irritation caused by patches resulting in a less desirable dosing regimen.

The primary competition for Testim is AndroGel®, marketed by Solvay Pharmaceuticals, Inc., and others. In addition to Solvay Pharmaceuticals, Inc., MacroChem Corp. has developed a testosterone gel that is currently in Phase I studies. Ardane plc., has announced plans to develop a testosterone cream for the U.S. market. Indevus Pharmaceuticals, Inc. has licensed a long acting testosterone injection that is currently marketed in Europe and we believe that this product could be launched in the U.S. in 2008 if approved by the FDA. Another potential introduction into the marketplace is an oral therapy called Androxal. Other new treatments are being sought for testosterone replacement therapy; these products are in development and their future impact on the treatment of testosterone deficiency is unknown.

Products in Development

Nasulin, Proprietary Intranasal Insulin Product

Nasulin is the patented intranasal insulin spray of CPEX which incorporates CPE-215 as a permeation facilitator that addresses the need for an improved delivery method for insulin, which we believe could potentially reshape the insulin market. Based on market reports and projections, we have estimated the insulin market to be approximately $8.0 billion. In general, drugs entering the nasal cavity are readily absorbed across the highly vascularized nasal mucosa directly into the circulatory system, thereby avoiding first-pass metabolism in the liver. The speed of absorption affords a faster onset of action compared to the most rapid-acting, injectable insulin formulations. A series of studies have confirmed that Nasulin delivers insulin quickly through the nasal mucosa, even more rapidly than subcutaneous injection.

The U.S. Center for Disease Control and Prevention (“CDC”) estimates there were approximately 14.6 million diagnosed diabetics in the United States in 2005. A study published by Diabetes Care in 2006 projects that the number of diagnosed diabetics in the U.S. will reach 48.3 million by 2050 due to an aging population, rising obesity rates and poor health habits. Prescription trends show a preference for combining rapid-acting injections during mealtimes with a once daily basal insulin injection. Injectable insulin treatments create a general level of patient dissatisfaction and, as a result, compliance can be a challenge. Poor patient compliance or under-treatment causes serious diabetic complications. Nasulin is specifically designed to facilitate compliance, provide a very rapid effect, and avoid long-term consequences brought on by inconsistent treatments.

Nasulin is currently in Phase II clinical trials in the United States and India for the treatment of Type 1 and Type 2 diabetes. We believe an intranasal route of administration will yield significant improvements in patient compliance and avoid the potential pulmonary disadvantages of competitive candidates that use an inhalation route of administration. Our expectation is to complete Phase II trials in Type 2 diabetics in mid 2010 while simultaneously seeking a pharmaceutical partner to support Phase III clinical trials and product commercialization upon regulatory approval. While the terms of any future alliance will be determined through negotiation, we would look to license the product in return for upfront payments, milestones and royalties that reflect our research investment, innovation and potential market size.

The primary competition for Nasulin is from injectible and oral insulin currently on the market, pulmonary insulin in development, another early stage intranasal insulin product in development from Nastech, and other oral insulin in development.

Products Available for Licensing

Antifungal Nail Lacquer

We have developed a topical nail lacquer for treating fingernail and toenail fungal infections (onychomycosis). We completed two Phase I/II clinical trials for the treatment of nail fungal infections at the University of Alabama at Birmingham in 2002 and 2003 utilizing a clotrimazole lacquer formulation containing CPE-215. According to the National Onychomycosis Society, nail fungus affects almost 30 million people in the U.S., primarily between the ages of 40 and 65. Patients electing to take oral therapy must undergo blood monitoring during the course of treatment to monitor for liver damage. There have been no clinical developments with respect to this product since 2003, but the Company is actively pursuing licensing opportunities for this product.

Topical Hormonal Therapy

Our topical hormonal therapy incorporates the use of metabolic steroids that regulate most of the hormonal action in adult males. Hormone replacement therapies using these metabolic steroids may have significant benefits in treating a number of medical afflictions, including osteoporosis and sexual dysfunction. We have granted to Auxilium an exclusive worldwide license to develop, market and sell a topical hormonal therapy containing our CPE-215 technology. Since 2004, we have earned approximately $28,000 in revenues under this agreement. Our expenses during this period, generally consisting of patent maintenance costs, have not been material.

Intranasal Pain Management

Under a research agreement with Auxilium, we formulated the intranasal delivery of a pain management chemical agent using our CPE-215 technology. Auxilium has the exclusive right to license this product application pursuant to our research agreement, but has not activated the license to date. We have received immaterial revenues and incurred some nominal expenses under this license.

CPE-215, Proprietary Permeation Enhancement Platform Technology

Permeation enhancement with CPE-215 is our patented drug delivery technology. CPE-215 enhances the absorption of drugs across a variety of biological membranes including the skin, mouth, nose and eye. The technology can be adapted to products formulated as creams, ointments, gels, solutions, lotions, sprays or patches. CPE-215 also has maintained a record of safety as a direct and indirect food additive and fragrance, and is listed on the FDA’s inactive ingredient list for approved use in drug applications.

We believe that key benefits of the patented drug permeation technology of CPEX using CPE-215 may include the following therapeutic and commercial opportunities and advantages:

•	Improve compliance and convenience to patients requiring ongoing injection therapies and provide earlier entry into prophylactic treatment for patients reluctant to injections;

•	Application to other injectable peptides that can be administered intranasally;

•	Application to therapeutic molecules that are degraded by passage through the liver or would benefit from intra-nasal administration to eliminate first-pass metabolism;

•	Application to a variety of metabolic, neurological, and other serious medical conditions;

•	Opportunities for life-cycle extension strategies for existing marketed products; and

•	Opportunities for allowing product differentiation based on benefits of administration.

Key Markets and Trends

Testosterone

Substantially all of our revenues are derived through royalty income from the only commercialized product licensed with our CPE-215 technology, Testim, which is sold by Auxilium.

Overview of Testosterone Replacement Market

The testosterone replacement market has expanded as more baby-boomers enter middle age and more attention is focused on male hormonal deficiency and the benefits of replacement therapy. A recent study published in the July 2006 International Journal of Clinical Practice indicates that 39% of U.S. males over 45 have hypogonadism, a condition in men where insufficient amounts of testosterone are produced. Symptoms associated with low testosterone levels in men include depression, decreased libido, erectile dysfunction, muscular atrophy, loss of energy, mood alterations, increased body fat and reduced bone density. This condition is currently significantly under-treated and growing patient awareness together with education continue to spur demand for testosterone replacement therapy.

Currently marketed testosterone replacement therapies deliver hormones through injections, transdermal patches or gels. Gels provide commercially attractive and efficacious alternatives to the other current methods of delivery by providing a more steady state of absorption rather than the bolus surge of injections or the irritation caused by patches resulting in a less desirable dosage regimen.

Diabetes

Our most advanced product in development, Nasulin, is an intranasal formulation of insulin to treat patients suffering from Type 1 and Type 2 diabetes.

Overview of Diabetes

Diabetes is a major disease characterized by the body’s inability to properly regulate levels of blood glucose, or blood sugar. The cells of the body use glucose as fuel, which is consumed 24 hours a day. Between meals, when glucose is not being supplied from food, the liver releases glucose into the blood to sustain adequate levels. Insulin is a hormone produced by the pancreas that regulates the body’s blood glucose levels. Patients with diabetes develop abnormally high levels of glucose, a state known as hyperglycemia, either because they produce insufficient levels of insulin or because they fail to respond adequately to insulin produced by the body. Over time, poorly controlled levels of blood glucose can lead to major complications, including high blood pressure, blindness, amputations, kidney failure, heart attack, stroke and death.

According to the United States Centers for Disease Control and Prevention, or CDC, approximately 20.8 million people in the United States, or 7% of the population, suffered from diabetes as of 2005. The CDC estimated that 14.6 million cases of diabetes were diagnosed and under treatment and that 1.5 million new cases would be diagnosed in 2005. More troubling is the fact that the incidence of diabetes is increasing. A study published by Diabetes Care in 2006 projected that in 2050 there would be 48.3 million people with diagnosed diabetes in the United States. Diabetes extracts a heavy toll from those who suffer from it. The CDC reported that diabetes was the sixth leading cause of death listed on death certificates in 2002, but that diabetes was likely to be underreported as a cause of death. Overall, the CDC found that the risk of death among people with diabetes is about twice that of people without diabetes of similar age. The economic costs of diabetes are high as well. The American Diabetes Association estimated that, in 2002, the total cost of diabetes in the United States was $132 billion. This amount includes $12 billion of direct costs for drug treatment for glucose control, of which approximately $7 billion were for insulin and delivery supplies and approximately $5 billion were for non-insulin oral medications.

There are two major forms of diabetes, Type 1 and Type 2. Type 1 diabetes is an autoimmune disease characterized by a complete lack of insulin secretion by the pancreas, so insulin must be supplied from outside the body. In Type 2 diabetes, the pancreas continues to produce insulin; however, insulin-dependent cells become resistant toward the insulin effect. Over time, the pancreas becomes increasingly unable to secrete adequate amounts of insulin to support metabolism. According to the CDC, Type 2 diabetes is the more prevalent form of the disease, affecting approximately 90% to 95% of people diagnosed with diabetes.

Challenges of treating Type 2 Diabetes

Typically, the treatment of Type 2 diabetes starts with management of diet and exercise and progresses to treatment with various oral medications and then to treatment with insulin. Treatment with diet and exercise alone is not an effective long-term solution for most patients with Type 2 diabetes. Oral medications — which act predominantly by increasing the amount of insulin produced by the pancreas, by increasing the sensitivity of insulin-dependent cells or by reducing the glucose output of the liver — may have significant adverse effects and are limited in their ability to manage the disease effectively.

Insulin therapy usually involves administering several subcutaneous needle injections of insulin each day. Although this treatment regimen is accepted as an effective means to control glucose levels, it has limitations, including:

•	the need for injections;

•	the risk of severe hypoglycemia, abnormally low levels of blood glucose that result from excessive insulin administration. Hypoglycemia can result in loss of mental acuity, confusion, increased heart rate, hunger, sweating and faintness and, at very low glucose levels, loss of consciousness, seizures, coma and death;

•	the need for complex titration of insulin doses in connection with meals;

•	inadequate post-meal glucose control;

•	the need for frequent glucose monitoring with finger pricks; and

•	the likelihood of weight gain.

Particularly because of the dislike of injections and finger pricks, patients tend not to comply adequately with the prescribed treatment regimens and are often improperly medicated. Moreover, even when properly administered, subcutaneous injections of insulin do not replicate the natural time-action profile of insulin. In a person without diabetes, blood insulin levels rise within several minutes of the entry into the bloodstream of glucose from a meal. By contrast, injected insulin enters the bloodstream slowly, resulting in peak insulin levels in about 120 to 180 minutes for regular human insulin or 30-90 minutes for “rapid-acting” insulin analogs. The consequence is for patients with diabetes to have inadequate levels of insulin present at the initiation of a meal and to be over-insulinized between meals. This lag in insulin delivery results in hyperglycemia early after meal onset, followed by a tendency for hypoglycemia to develop during the period between meals. Physicians who treat patients with diabetes are concerned about the risks of hypoglycemia and, as a result, tend to under treat the chronic hyperglycemia that is associated with the disease. However, the resultant extensive hyperglycemia significantly contributes to many of the long-term cardiovascular and other serious complications of diabetes.

There are two components to the hyperglycemia concern. The first component is related to the duration and magnitude of the chronic sustained hyperglycemia associated with poorly controlled diabetes. This component is assessed by measuring HbA1c levels, which are a measure of the average blood glucose levels over the preceding three or four months. HbA1c levels are an indication of overall glucose control, and an important goal of all diabetes therapies is to lower HbA1c levels. The second component of hyperglycemia relates to the extent of acute glucose fluctuations above and below the average level. These fluctuations occur in response to meals and can be managed by diabetes medications, including insulin. In a clinical setting, this component is assessed by determining the mean amplitude of glucose excursions that occur following the ingestion of a meal.

There is evidence that acute glucose fluctuations may be the more significant factor contributing to the cardiovascular complications of diabetes, which are thought to stem from the activation of a mechanism known as oxidative stress that causes cellular damage. A recent study of patients with Type 2 diabetes reported in the Journal of the American Medical Association in April 2006 found that the urinary levels of a marker for oxidative stress were significantly correlated with the mean amplitude of glucose excursions during the post-meal period. This study concluded that acute glucose fluctuations may trigger oxidative stress, suggesting that doctors and patients should emphasize the management of acute glucose fluctuations as well as the goal of lowering HbA1c levels.

The results of a long-term study support the view that controlling acute glucose fluctuations contributes to a reduced risk for the cardiovascular complications of diabetes. In the Diabetes Control and Complications Trial (DCCT) conducted by the National Institutes of Health, a group of patients treated using conventional insulin therapy (one-two insulin injections per day along with daily urine glucose tests) was compared to a group treated using intensive insulin therapy (either an insulin pump or at least three insulin injections and at least four blood glucose tests per day). In total, 1,441 patients were followed for an average of 6.5 years each. Intensive insulin therapy produced a significant reduction in HbA1c levels compared to conventional insulin therapy; the difference between treatment groups remained evident for the duration of the study. Moreover, the patients who had been intensively treated also showed significant decreases in risk for kidney and eye damage compared to the conventional treatment group. Although when these results were reported, the DCCT was discontinued, a group of 1,375 of these subjects (half from each of the original treatment groups) was subsequently followed in the Epidemiology of Diabetes Interventions and Complications (EDIC) study. After seven years in the EDIC study, the HbA1c levels of the former conventional therapy group did not differ from the HbA1c levels of the former intensive treatment group — the HbA1c levels of the former conventional therapy group had improved from the DCCT while those of the former intensive group had declined. However, the former conventional therapy group continued to show an elevated risk of kidney and eye damage compared to the former intensive therapy group, according to a report published in the Journal of the American Medical Association in May 2002. These findings led to the conclusion that intensive insulin therapy — which would be expected to reduce acute glucose fluctuations — can be beneficial for patients with diabetes, even years after the therapy has been less intensified. However, the EDIC also demonstrates how intensive insulin therapy is difficult for many patients to implement in a home setting.

Even if intensive insulin therapy is implemented, the available insulin products are not able to enter the bloodstream fast enough to replicate the tight coupling between changes in blood glucose levels and the release of insulin by the pancreas that is seen in healthy individuals without diabetes. The early insulin response following glucose ingestion is an important part of maintaining control over glucose levels during the post-meal period. It is thought that the early surge of insulin levels shuts off glucose production by the liver, which otherwise would continue to release glucose into the bloodstream at the same time that glucose is being absorbed from the meal. This avoids hyperglycemia during mealtime and prevents the pancreas from having to secrete an excessive amount of insulin during the period between meals. Patients with diabetes, however, have little or no ability to secrete insulin rapidly in response to the onset of a meal. Without an adequate means to deliver insulin to the bloodstream rapidly enough to approximate the early insulin secretion seen in healthy individuals following a meal, patients with diabetes end up experiencing an endless series of glucose fluctuations, triggered by the meals and the sluggish insulin they take to control meal-time glucose. This shortcoming is a significant obstacle to the effectiveness of currently available insulin therapy for the treatment of diabetes and may be overcome by the rapid entry of Nasulin into the bloodstream seen in CPEX’s studies.

Challenges of treating Type 1 Diabetes

Type 1 diabetes is an autoimmune disease characterized by a complete lack of insulin secretion by the pancreas. In addition to diet, treatment for Type 1 diabetic patients usually includes a regimen of a long-acting nightly dose of insulin supplemented by either very rapid or regular insulin before each meal. Type 1 diabetes usually begins early in life and, over time, Type 1 diabetics become better informed and more disciplined in their approach to their medical treatment.

Common side effects associated with the treatment of Type 1 diabetics include hypoglycemia and weight gain. Hypoglycemia is due to an excess of insulin at a time when glucose is either not being absorbed or produced by the body, usually experienced between the times when insulin enters the blood stream and just before the next meal is consumed. This results from the relatively long duration of action characteristic of most insulin preparations, including rapid acting insulin. We believe the rapid onset of Nasulin, peaking at around 15 minutes, and returning to baseline in less than 2 hours, resembles that of healthy subjects, which should lessen the risk of hypoglycemia.

Weight gain after insulin therapy initiation is caused by the anabolic effect of insulin. Commonly used injections tend to prolong this anabolic effect rather than allow the body to experience the alternating anabolic and catabolic activities found in healthy subjects. We believe the unique pharmacokinetic profile of Nasulin will allow a Type 1 diabetic to experience the alternating anabolic and catabolic activity found in healthy subjects to occur and potentially reduce weight gain. These potential benefits of Nasulin will be carefully evaluated in our Phase II and III studies.

Insulin

Proteins and peptides such as insulin are typically delivered by injection because they cannot be delivered orally without being degraded in the stomach. Nasal administration of insulin could present a patient-friendly alternative to the multiple daily injections required to control diabetes. We believe, although there can be no assurance, that a rapid-acting insulin delivered via the nasal route could offer diabetics a new option for prandial, or meal-time, insulin. A rapidly-acting nasal insulin may have a unique value proposition compared with other insulin formulations on the market, especially in Type 2 patients who have adequate insulin reserves but a slow post-meal insulin response. Moreover, a nasal formulation of insulin may allow the ability to adjust the insulin dose during a meal. Finally, a nasal dosage form of insulin would avoid the possible pulmonary side effects associated with inhalation of insulin while potentially broadening the applicable patient populations, increasing patient compliance and improving disease management.

Research and Development

Research and development expenses were $9.6 million, $7.9 million and $3.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, and $1.9 million and $2.1 million for the three months ended March 31, 2008 and 2007, respectively. The steady increase in these expenses is attributed to continued investments in our research and development programs for our drug delivery technologies, primarily for Nasulin, our intranasal insulin product candidate. We recently announced the expansion of our Nasulin Phase II studies to include clinical evaluations in Type 2 diabetic patients in the U.S. and India. We plan to incur increased research and development costs as we continue to conduct our clinical trials.

Sources and Availability of Raw Materials

Our technology is dependent upon obtaining pharmaceutical grade CPE-215 from third-party suppliers. We do not manufacture our own CPE-215. Pharmaceutical grade CPE-215 is available from at least two major industrial manufacturers, and the Company is in the process of obtaining primary and secondary supply agreements. Other molecules and compounds used in our development process are often proprietary to our development partners and supplied directly by those partners.

Partners/Customers

We licensed applications of our proprietary CPE-215 drug delivery technology to Auxilium in May 2000. The perpetual license was granted in exchange for milestone payments and royalties on sales of Testim, a testosterone replacement gel marketed by Auxilium. Testim was launched in February 2003 and is currently approved for marketing in the U.S., Canada and 15 countries in Europe.

We have entered into research and license agreements with pharmaceutical companies, whereby we perform research activities and license product candidates in exchange for milestone payments and royalties and/or a share of profits derived from product sales.

License Agreement with Auxilium A2, Inc.

Bentley and Auxilium A2, Inc. (“Auxilium”) entered into a License Agreement on May 31, 2000 (for the purposes of this paragraph, the “Agreement”) pursuant to which Bentley granted Auxilium a sole and exclusive, worldwide, royalty-bearing license (including sub-license rights) over U.S. Patent No. 5,023,252, all related patents and technology to make, have made on their behalf, use and sell anywhere in the world any and all pharmaceutical compositions (“Auxilium Products”) which contain: (A) testosterone as the single active ingredient; and (B) CPE-215 and fall within the scope of the aforementioned patents. In addition, Auxilium was granted the exclusive right to enter into another license agreement to acquire rights in these patents and technology for the development of combination products, which expires upon the termination of the Agreement. The Agreement continues for an indefinite term but it is terminable by Bentley if Auxilium fails to (i) make timely payments, (ii) initiate clinical trials within two years of availability of final formulation, (iii) submit a timely application for marketing approval in a major market or (iv) launch a product in a major market within six months following receipt of marketing approval. The Agreement may also be terminated by either party if (i) the other party becomes insolvent, (ii) the other party fails to cure a breach within 30 days or (iii) Bentley is dissolved.

Pursuant to the terms of the Agreement, Bentley has received aggregate milestone payments of over $500,000 and receives royalties, as a percentage of Auxilium’s annual net sales, in the low double-digit range. In the event that the Company does not have, or does not maintain an enforceable patent in a country in which Auxilium Products are sold, the royalty rate due to the Company from sales in that particular country reduces from the aforementioned rates to a rate in the low single-digits.

Development Agreements with Educational Institutions

Bentley entered into various development agreements with Dartmouth College (“Dartmouth”). In June 2001, Bentley entered into a Clinical Trial Contract with Dartmouth, whereby Bentley sponsored the study and testing of certain products for the treatment of Fibromyalgia. All rights and title to inventions developed under this agreement solely by a party were to be owned by such party. All jointly created inventions were to be jointly owned by Dartmouth and Bentley. Bentley had the option to enter into an exclusive worldwide royalty-bearing license for all of the inventions created in connection with this agreement. While this Clinical Trial Contract is no longer active, it resulted in a jointly created invention and Bentley subsequently entered into the Invention and License Administration Agreement with Dartmouth in September 2004, to govern the terms of our relationship in achieving patent classification. Pursuant to the terms of the Invention and License Administration Agreement, Bentley appointed Dartmouth as the exclusive agent to prosecute patent rights and to license the invention. All royalties and costs associated with the agreement are shared. This agreement is effective until the expiration of the patent rights, unless otherwise terminated. The patent governed by the Invention and License Administration Agreement has not generated any royalties to date. In addition, Bentley entered into an Insulin Testing Project Agreement in June 2007 with Dartmouth, whereby Bentley sponsored the study and testing of insulin delivery methods, the results from which Bentley are still awaiting. Pursuant to the terms of the agreement, Bentley was obligated pay all costs associated with this agreement. To date Bentley has paid a total of $0.1 in costs and expenses pursuant to the terms of the foregoing agreements.

In 2003, 2006 and 2007, Bentley entered into various research development agreements with the University of New Hampshire (“UNH”) (such agreements are customary in our business), whereby Bentley sponsored the research programs for the testing of various products. Pursuant to the terms of those agreements, Bentley was obligated to pay all costs associated with the studies. All rights and title to inventions developed solely by Bentley were to be owned by Bentley and were excluded from the terms of this agreement. All rights and title to inventions developed under the agreement by UNH and all jointly created inventions were to be owned by UNH. UNH grants us an irrevocable, exclusive, worldwide license, with the right to sub-license, to any invention created in connection with such agreements. In return for such license, we were obligated to pay UNH royalties. We do not currently license any inventions created in connection with our UNH agreements. We are not currently operating under any of the UNH agreements. Bentley paid a total of $1.2 million in costs and expenses pursuant to the terms of the foregoing agreements.

Development and License Agreement with Serenity Pharmaceuticals Corporation

On February 4, 2008 Bentley entered into a Development and License Agreement with Serenity Pharmaceuticals Corporation, a pre-IND bio-tech start up development company, (“Serenity”) to develop a nasal spray delivery product composition containing a peptide used in the treatment of certain urological complaints (the “Product”). Serenity grants Bentley a non-exclusive license to its technology and patents rights to conduct initial formulation activities under the Agreement. Bentley grants Serenity an exclusive, sublicensable, worldwide license under United States Patent No. 7,244,703 and foreign equivalents and Bentley’s proprietary CPE-215 permeation platform technology to conduct research activities related to the development of the Product and to make and sell the Product. Under the Agreement, Serenity will pay Bentley certain milestone payments and royalties on net sales of the Product. On a country-by-country basis, upon the later of ten years after the first commercial sale of a Product or the expiration of United States Patent No. 7,244,703 or its equivalent, Serenity will have a fully paid-up, royalty-free, non-exclusive license under the Bentley’s technology to make products. The costs incurred and revenues received to date are not material to CPEX.

Growth Strategy

Our objective is to be a leading specialty pharmaceutical company focused on advanced drug delivery and formulation technologies to improve the delivery of new as well as existing pharmaceuticals. Our business strategy to accomplish this objective includes:

•	development and commercialization of our most advanced candidate — Nasulin for intranasal insulin administration;

•	identifying and implementing new product candidates for internal pipeline development that leverage our CPE-215 technology and formulation expertise; and

•	developing strong alliances providing us scale advantages in clinical research, product manufacturing and marketing.

Development and commercialization of Nasulin

Nasulin is currently in Phase II clinical trials in the United States for the treatment of Type 1 diabetes and has undergone both Phase I and Phase II clinical trials in both Type 1 and Type 2 diabetes. We believe an intranasal route of administration will yield significant improvements in patient compliance and avoid the potential pulmonary disadvantages of competitive candidates that use an inhalation route of administration. Our expectation is to complete Phase II trials in Type 2 diabetics in mid 2010 while simultaneously seeking a pharmaceutical partner to support Phase III clinical trials and product commercialization upon regulatory approval.

The major issues that could hinder the development and commercialization of Nasulin would be an unacceptable incidence of hypoglycemia, nasal irritation or lack of efficacy. We anticipate that the incidence of hypoglycemia will be less than that with injectable insulins because of Nasulin’s more rapid onset of action and its shorter duration which coincides with the expected blood glucose elevations after meals. To date, the comparator injectable insulins appear to have a higher incidence of hypoglycemia episodes compared to Nasulin. We have completed three month studies in rats and dogs at maximum tolerated doses and they revealed no evidence of inflammatory lesions. Our trials have reported some transient mild sensations experienced by some volunteers/patients which have not been consistent from one dose to another.

We have completed twelve studies and have one study ongoing, involving more than 260 subjects collectively. Of the twelve completed studies, six were conducted using healthy volunteers, four were conducted using Type 1 diabetic patients and two were conducted using Type 2 diabetic patients. We have published results for two of our completed studies and have presented abstracts at the American Diabetic Association meetings and at a Diabetes and Technology meeting. We are continuing to analyze the results of eight of our completed studies. To date there have been no serious adverse events related to Nasulin.

The accepted efficacy parameter by regulatory authorities for medications used in the treatment of diabetes mellitus is the HbA1c level. HbA1c measures the average blood sugar levels over a 3 month period and is a component of red blood cells called glycosylated hemoglobin. This measurement is optimally measured after 3 months of therapy. At this point in the early development of the program, we have conducted one three-month study.

The following is a summary of our completed and reported clinical trials to date:

•	An Experimental Investigation of the Pharmacokinetics and Pharmacodynamics of Intranasal Insulin Administered to Healthy Male and Female Subjects in Escalating Doses. We completed this Phase I study in healthy volunteers over a period of 1.5 months in Ireland. A total of 8 volunteers participated in this study. Portions of the results from this study were presented at the Fourth Annual Diabetes Technology Meeting in Philadelphia, Pennsylvania in October 2004 and the full results of that trial were published in 2005 in the journal Diabetes Technology & Therapeutics, Volume 7, Number 1. This was the initial study in man and demonstrated an increase in peak concentration of insulin and a more effective glucodynamic effect as the dose was escalated from 25 to 43.75 IU.

•	An Experimental Investigation of the Pharmacokinetics and Pharmacodynamics of Intranasal Insulin Administered to Male and Female Patients with Insulin Dependent Diabetes Mellitus. We completed this Phase IIA study for Type 1 diabetic patients over a period of 1.5 months in Ireland. A total of 7 patients participated in this study. Dosing was limited to a maximum of 4 doses at least 3 days apart. We reported the results of this trial in an abstract titled “Intranasal Insulin Administration in Type 1 Diabetic Patients Utilizing CPE-215 Technology” at the American Diabetes Association 65th Scientific Sessions, September 10-14, 2005, in San Diego, California. At this meeting, we reported that the relative bioavailability was approximately 16-20% over 0-120 minutes, peak insulin levels were attained at 15-20 minutes and that there was a glucodynamic effect at doses of 25 IU and above with maximal effect at about 40 minutes. Due to the duration of exposure, HbA1c levels were not measured. The full results of that trial were published in 2006 in the journal Diabetes Technology & Therapeutics, Volume 8, Number 1.

•	An Experimental Investigation of the Pharmacokinetics and Pharmacodynamics of Intranasal Insulin Administered to Healthy Male Volunteers. We completed this Phase I study in healthy non-diabetic volunteers over a period of 1 month in Ireland. A total of 13 volunteers participated in this study. Portions of the results from this study were presented at the American Diabetes Association 67th Scientific Sessions in Chicago, Illinois in June 2007. At this meeting we reported that the median peak insulin levels occurred at 15 minutes, the relative bioavailability ranged from 11(totally blocked nostril) to 18% (slightly congested nostril) and that the nasal spray could be used without regard to the nasal cycle as long as the nostril was not totally blocked.

•	A Randomized, Single-Dose, 4-Way Crossover Study of Intranasal Insulin Spray(BNT-INS-0100), Humulin R, Humalog, and Salind Nasal Spray in Type 1 Diabetes Mellitus Patients. We completed this Phase IIA study in Type 1 diabetic patients over a period of 6 months in the U.S. A total of 27 patients participated in this study. Dosing was limited to a maximum of 3 doses. Portions of the results from this study were presented at the American Diabetes Association 67th Scientific Sessions in Chicago, Illinois in June 2007. At this meeting we reported that average peak insulin concentrations with Nasulin occurred at 20 minutes, at 53 minutes with Humalog and at 81 minutes with Humulin. Peak concentrations of Nasulin and Humalog were equivalent and twice as high as that of Humulin. Over the first hour there was a greater decrease in glucose with Nasulin and over two hours, Humalog had the greater effect. Due to the duration of exposure, HbA1c levels were not measured.

The following is a summary of completed clinical trials, the data for which has not been reported:

•	CLG012/BEN001/DM/IIS — Safety and Efficacy Study in Type 2 Diabetic Subjects. We completed this Phase IIB study in Type 2 diabetic patients over a period of 9 months in India. A total of 90 patients (69 on active drug and 21 controls) participated in this study. The duration of therapy was 3 months. Primary endopoints were a) reduction of PPBS (postprandial blood sugar) of 20mg/dL and b) reduction of HbA1c by 0.7% at the end of the study. The secondary endpoint was tolerability of the study drug. Preliminary results indicate that the decrease in HbA1c on addition of Nasulin was 0.52% with a difference between the two arms of 0.36% (95% CI, -0.96 to 0.25 percentage points; P=0.2429). The preliminary results also indicate that the Nasulin group was not significantly different from control group with respect to reduction of PPBS at the end of months 1 and 2, and both groups met the PPBS criteria at those times. At the end of month 3, the decrease was -15.99 for the treatment group and -56.45 mg/dl for the control group. As this was a non-blinded study, the Company believes the reason for the declines in the control group may be a result of non-uniform dietary and exercise regimens between the control and Nasulin groups. As indicated, the glucodynamic effect was not sustained over the course of the study and the circumstances leading to this inconsistency are under review. No patient discontinued therapy due to any Nasulin related side effects.

•	BA/BE: 025/05 — Comparison of Nasulin and Regular Insulin. We completed this Phase I ascending dose study in healthy volunteers over a period of 1.5 months in India. A total of 12 volunteers participated in this study. Comparison of pharmacokinetic parameters indicates that Nasulin is absorbed faster than sc regular insulin. Relative bioavailability calculated using normalized data with respect to

Cmax decreased with increasing Nasulin doses. Nasulin was well tolerated with a few complaints of nasal irritation, nasal secretion and sneezing.

•	BNT-INS-US-0100-PK002 — A Randomized, Single Site, Single Dose 2/3 Way Crossover Comparison Study of Intranasal Insulin Spray (BNT-INS-0100) and Humalog in Normal Non-Smoking and Smoking Subjects. We completed this Phase I study in 36 (18 smoking and 18 non-smoking) healthy volunteers over a period of 2 months in the U.S. Non-smokers received Humalog 5 IU sc and Nasulin 25 IU in a randomized sequence; smokers randomly received Humalog 5 IU sc, Nasulin 25 IU after 10 hours of cessation of smoking and Nasulin 25 IU immediately after smoking 2 cigarettes. The results indicate that insulin pharmacokinetic and glucose pharmacodynamic parameters were similar in non-smoking and smoking subjects when Nasulin was administered to the smokers after a 10-hour abstinence from smoking. These parameters differed for Nasulin compared to Humalog when Nasulin was administered to smoking subjects immediately after smoking 2 cigarettes compared to non-smoking subjects and smoking subjects who had abstained from smoking for 10 hours prior to administration; specifically, immediately after smoking, this group showed a slight increase in the insulin bioavailability with an offsetting slight decrease in the insulin glucodynamic effect. There were no serious adverse events, severe adverse events, or adverse events that led to discontinuation from the study. The majority of adverse events were treatment-related application site reactions associated with Nasulin administration. All of these events were transient and resolved without treatment with medication. The other frequent adverse event was treatment-related hypoglycemia, which had a higher incidence with Humalog treatment than with Nasulin treatment.

•	BNT-INS-US-0100-PK003 — A Partially Randomized, Single Site, Single Blind, Single Dose 5-Way Crossover Study of Intranasal Insulin (4 Dose Escalation) and Humalog in Patients with Type 2 Diabetes Mellitus. We completed this Phase II study in Type 2 diabetic patients over a period of 1 month in the U.S. A total of 18 patients participated in this study. Dosing was limited to a maximum of 4 doses of Nasulin and one dose of Humalog 5 IU sc, all regimens administered just before breakfast. Due to the duration of the study, HbA1c levels were not measured. Humalog and Nasulin doses of 25IU and 50 IU were randomly given over the first 3 days and then escalated to 75IU and then to 100 IU if there was no evidence of hypoglycemia. Treatment with Nasulin 100 IU resulted in the highest mean insulin levels (Cmax and AUC) and only Nasulin 100 IU had statistically significantly higher insulin levels compared to Humalog 5 IU sc. For all 4 Nasulin treatments, mean plasma insulin levels rose sharply after administration and peaked between 15 and 50 minutes after administration. In contrast, mean plasma insulin levels peaked between 45 and 105 minutes after Humalog 5 IU sc administration. There were no serious adverse events, severe adverse events, or adverse events that led to discontinuation from the study. The majority of adverse events were treatment-related application site reactions associated with Nasulin administration. The other frequent adverse event was headache, which had a higher incidence with Humalog treatment than with Nasulin treatment. All of these events were transient and resolved without treatment with medication.

•	A Randomized, Sequential, Single Blind, Single Dose 2- Way Crossover Glucose Clamp Study of Intranasal Insulin (IN) and Humalog SC in Type I Diabetes Mellitus Patients. We completed this Phase IIA study in Type 1 diabetic patients over a period of 10 months in the U.S. A total of 6 patients participated in this study. Data is currently being analyzed.

•	A Randomized, Sequential, Single Blind, Single Dose 2- Way Crossover Glucose Clamp Study of Intranasal Insulin (IN) and Humalog SC in Normal Healthy Subjects. We completed this Phase I study in healthy volunteers over a period of 7 months in the U.S. A total of 19 volunteers participated in this study. Data is currently being analyzed.

•	A Randomized, Single Site, Single Blind, Single Dose 6-Way Crossover Study of Intranasal Insulin Spray and Humalog in Patients with Type II Diabetes Mellitus to Determine Optimum Dose Timing. We completed this Phase II study in Type 2 diabetic patients over a period of 6 months in the U.S. A total of 13 patients participated in this study. Data is currently being analyzed.

•	A Single Site, 3 Cohort Study to Determine the Optimal Methodology of Nasulin (BNT-INS-0100) in Normal Non-Smoking Subjects. We have just completed this Phase I study in healthy volunteers over a period of 1 month in the U.S. A total of 24 volunteers participated in this study. Data analysis is ongoing.

While we continue to analyze the data from the above studies, no serious adverse events have been reported as possibly related to Nasulin.

The following is a summary of our ongoing clinical trial:

•	BNT-INS-US-0100-PK007A Randomized, Single Site Open-Label, 4-5 Way Crossover Meal Challenge Study Comparing Time Action Profiles of Nasulin vs. Insulin Lispro, both in Combination with Insulin Glargine in male and Female Subjects with Type 1 Diabetes Mellitus. This is an ongoing Phase IIB study in Type 1 diabetic patients in the U.S.

We have demonstrated consistent pharmacodynamic effects in all but one of our completed trials. Efficacy levels required by regulatory authorities for marketing approval of Nasulin cannot be demonstrated in the absence of completed Phase III clinical trials that will be designed following our completion of Phase II. If our ongoing clinical trials are successful we intend to take Nasulin forward into larger Phase III clinical trials required for marketing approval by the FDA and foreign regulatory agencies. We expect the U.S. development and clinical programs for Nasulin to continue and expand domestically and internationally. The Company intends to study both Type 1 and Type 2 patients in Phase III trials. Each diabetic type represents different challenges and different considerations for therapy. We expect to incur increased costs from the advancement of our clinical programs and from continued product formulation and testing efforts.

Identifying new product candidates that leverage our CPE-215 technology and formulation expertise

We intend to apply our CPE-215 drug delivery technologies in an effort to improve the performance of existing pharmaceutical products and advanced research candidates with respect to their method of delivery and effectiveness. Candidates will be prioritized for selection based on compatibility with CPE-215, clinical need, market size, and potential for the associated intellectual property to be protected through patents.

We are targeting therapeutic areas with high clinical need with compounds that have established market demand or that face limited market acceptance as a result of less efficient drug delivery methods.

Once we bring our products to an advanced stage of development, we intend to develop collaboration relationships that leverage the clinical development, marketing and sales capabilities of strategic partners. We hope to collaborate with partners to commercialize our internal product candidates by utilizing their late stage clinical development, regulatory, marketing and sales capabilities. We believe that this will allow us to license our products on terms that are more favorable than those that would be possible earlier in the development cycle. As we succeed with this strategy, we will identify product candidates that we can bring to late stage development for ourselves.

Developing strong alliances providing us scale advantages in clinical research, product manufacturing and marketing

In addition to pursuing our own proprietary compounds, we will continue to establish strategic collaborations with pharmaceutical and biotechnology companies marketing our CPE-215 technology for application with their branded or generic products. We will assist our collaboration partners in developing more effective drug delivery methods for their product candidates that have already completed early stage clinical trials, or are even currently marketed. We believe pharmaceutical and biotechnology companies will be motivated to co-develop products utilizing CPE-215 technology to achieve these benefits:

•	improving efficacy as compared to oral administration, which subjects the drug to the effects of first-pass metabolism;

•	improving utilization of costly and/or scarce drugs and active ingredients;

•	expanding the market to patients less suitable for injection, especially children and the elderly;

•	improving patient convenience and compliance, and lowering costs relative to a doctor’s office visit for an injection;

•	potentially extending the period of market exclusivity for a branded compound based on the grant of a patent that incorporates new drug delivery methods;

•	allowing branded and generic drug companies to differentiate their products from those of competitors; and

•	reducing the high capital investment needed to introduce and manufacture injectable drugs.

We generally structure our collaborative arrangements to receive research and development funding and milestone payments during the development phase and upon commercialization, and patent-based royalties on future sales of products.

Competition

Competition in the drug industry is intense. There are a number of competitors who possess capabilities relevant to the drug delivery field. In particular, we face substantial competition from companies pursuing the commercialization of products using nasal drug delivery technology. Established pharmaceutical companies, such as Archimedes Pharma, AstraZeneca Plc, Bayer Consumer Care, GlaxoSmithKline Plc, and Pfizer, Inc. also have in-house nasal drug delivery research and development programs that have successfully developed products that are being marketed using nasal drug delivery technology. We also face indirect competition from other companies with expertise in alternate drug delivery technologies, such as oral, injectable, patch-based and pulmonary administration. Competitors in these fields include Nastech Pharmaceutical Company Inc., Alkermes, Nektar Therapeutics, Unigene Inc., Generex Biotechnology Corporation, Emisphere Technologies, Inc. (“Emisphere”), AstraZeneca and GlaxoSmithKline plc. Many of our competitors have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, and established collaborative relationships with pharmaceutical companies. Our competitors, either alone or with their collaboration partners, may succeed in developing drug delivery technologies that are similar or preferable in effectiveness, safety, cost and ease of commercialization, and our competitors may obtain IP protection or commercialize competitive products sooner than we do.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the drug delivery field or secure protection that we may need for development of our technologies and products. We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Even if we are able to develop products and then obtain the necessary regulatory approvals, our success will depend to a significant degree on the commercial success of the products developed by us and sold, or distributed by our collaboration partners.

If our product candidates obtain the necessary regulatory approvals and become commercialized, they will compete with the following products already in the market or currently in the development stage:

Diabetes.  Proteins and peptides such as insulin are typically delivered by injection because they cannot be delivered orally without being degraded in the stomach. Nasal administration of insulin from a product such as Nasulin could present a patient friendly alternative to the multiple daily injections required to control diabetes.

Companies known to be working on various versions of inhaled insulin products, in either liquid or dry form, include MannKind Corporation and Abbott Corporation (through its acquisition of Kos Pharmaceuticals in 2006). Some products are in late clinical stage development, such as MannKind’s Technosphere Insulin System, which is in Phase III clinical development. Other companies known to be working on similar programs include Emisphere and Coremed Corporation.

There are also several companies, including Generex Biotechnology Corporation and Emisphere that are pursuing development of products involving the oral delivery of insulin. We believe these products are currently in clinical development but the timeline to commercialization has not been made publicly available.

Non-insulin medications

We expect that Nasulin will compete with currently available non-insulin oral medications for Type 2 diabetes. These products include the following:

•	Sulfonylureas (including Glucotrol®, Diabeta®, Glynase®, Micronase®, and Amaryl ), also called oral hypoglycemic agents, prompt the pancreas to secrete insulin. This class of drugs is most effective in individuals whose pancreas still have some working beta cells.

•	Meglitinides (including Prandin and Starlix®) are taken with meals and reduce the elevation in blood glucose that generally follows eating. If these drugs are not taken with meals, blood glucose will drop dramatically and inappropriately.

•	Biguanides (including Glucophage®, Glucophage XR, and Fortamet®) lower blood glucose by improving the sensitivity of cells to insulin (i.e., by diminishing insulin resistance).

•	Thiazolidinedione (including Avandia and Actos®) improves the uptake of glucose by cells in the body.

•	Alpha-glucosidase inhibitors (including Prandase®, Precose and Glyset®) lower the amount of glucose absorbed from the intestines, thereby reducing the rise in blood glucose that occurs after a meal.

•	Incretin mimetics (Byetta®) are a new class of drugs that work by several mechanisms including stimulating the pancreas to secrete insulin when blood glucose levels are high.

•	Inhibitors of dipeptidyl peptidase IV (Januvia®) are another new class of drugs that work by blocking the degradation of GLP-1 (glucagon-like peptide-1), which is a naturally occurring incretin.

Injected insulin

In the subcutaneous insulin market, our competitors have made considerable efforts in promoting rapid acting injectable insulin formulations. Humalog®, which was developed by Eli Lilly and Company, and NovoLog®, which was developed by Novo Nordisk A/S, are the two principal injectable insulin formulations with which we expect to compete with.

Government Regulation

Numerous governmental authorities in the U.S. and other countries extensively regulate the activities of pharmaceutical manufacturers. If we fail to comply with the applicable requirements of governmental authorities, we may be subject to administrative or judicial sanctions such as refusal of or delay in the approval of pending marketing applications or supplements to approved applications, warning letters, total or partial suspension of production, fines, injunctions, product seizures or recalls, as well as criminal prosecution.

Prior to marketing most pharmaceutical products in the U.S., the product must first be approved by the FDA. For new compounds, the regulatory approval process begins with developing preclinical laboratory supporting data and animal safety testing. The approval process generally consists of the following five principal stages:

•	preclinical testing (supporting safety and potential efficacy);

•	submission and review by the FDA of an Investigational New Drug Exemption (IND) Application;

•	clinical trials;

•	preparation and submission of the New Drug Application (NDA); and

•	FDA’s review and approval/disapproval of the NDA.

In some cases, further clinical trials may also be required following approval.

The IND is submitted to the FDA when the appropriate preclinical studies are completed and must be submitted to the FDA 30 days before beginning clinical studies. The IND becomes effective if the FDA does not put the investigations described in the IND on clinical hold within 30 days of receiving the IND for filing.

Human clinical trials typically are conducted in three sequential phases. Some clinical trials may include aspects of more than one phase.

•	Phase I involves the initial introduction of the pharmaceutical compound into patients or healthy human volunteers; the emphasis is on testing for dosage tolerance, metabolism, excretion, clinical pharmacology, safety (adverse effects) and possibly early evidence of effectiveness.

•	Phase II involves the first controlled clinical trial involving patients who have the targeted disease or condition and consists of safety and efficacy studies. The studies may be divided into early Phase II (or II A), during which studies are performed to determine initial efficacy and late Phase II (or II B) which may consist of placebo-controlled trials in a larger number of patients.

•	Phase III involves large scale, longer-term, well controlled efficacy and safety studies within an expanded patient population, frequently at multiple clinical study sites.

Throughout the drug development process, the IND must be updated continually with protocol amendments, information amendments, IND Safety Reports and Annual Reports. The FDA carefully reviews all data submitted and holds meetings with the sponsor at key stages to discuss the preclinical and clinical plans and results.

The Chemistry/Manufacturing/Controls data, clinical studies, statistical evaluation, and all relevant supporting research data that has been collected over many years of development is submitted to the FDA in an NDA. Additionally, an NDA will contain complete information on the proposed manufacturing process including process, equipment, and facilities validation demonstrating that the applicant is capable of consistently manufacturing a drug product of appropriate strength, quality and purity consistent with the product that was studied in the clinical trials. An NDA is an application requesting FDA approval to market a new drug for human use in interstate commerce.

NDAs are allocated varying review priorities based on a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review process and may delay marketing approval. After FDA approval for the initial indications, further clinical trials are necessary to gain approval for the use of the product for any additional indications. The FDA may also require post-marketing testing to monitor for adverse effects, and in some cases to provide additional information on efficacy, which can involve significant expense. Our products under development and future products to be developed must go through the approval process delineated above prior to gaining approval by the FDA for commercialization.

FDA approval is also required for the marketing of generic equivalents of an existing drug. An Abbreviated New Drug Application, or ANDA, is required to be submitted to the FDA for approval. When processing an ANDA, the FDA, in lieu of the requirement for conducting complete clinical studies, requires bioavailability and/or bioequivalence studies. Bioavailability indicates the rate and extent of absorption and levels of concentration of a drug product in the body. Bioequivalence compares the bioavailability of one drug product (in this case, the product under review) with another (usually the innovator product). When bioequivalence is established, the rate of absorption and levels of concentration of the drug in the body will closely approximate those of the previously approved drug. An ANDA may only be submitted for a drug on the basis that it is the equivalent to a previously approved drug.

In addition to obtaining FDA approval for each product, each manufacturer of drugs must register its manufacturing facilities with the FDA, and must list the drug products it manufactures at each facility. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with current Good Manufacturing Practices or cGMPs for drugs. To supply products for use in the U.S., foreign manufacturing establishments must also comply with U.S. cGMPs and are subject to inspection by the FDA. Such inspections generally take place upon submission of an NDA or ANDA to the FDA or at any other time deemed necessary by the FDA and can impact both the approval of drugs, and a company’s ability to continue manufacturing following approval.

Operations

Following the separation, we will own the property located at 2 Holland Way, Exeter, New Hampshire. Our property is in good condition, well maintained and is generally suitable and adequate to carry out our business. All of our employees are based in Exeter, New Hampshire.

Employees

We employ approximately 15 people all of whom are based in the United States. Approximately half of these employees are principally engaged in research, development, clinical and regulatory activities. In general, we consider our relations with our employees to be good.

Intellectual Property

We actively seek to protect our products and proprietary information by means of U.S. and foreign patents, trademarks and contractual arrangements. Our success will depend in part on our ability to obtain and enforce patents on our products, processes and technologies to preserve our trade secrets and other proprietary information and to avoid infringing on the patents or proprietary rights of others.

We have the following material patents:

Patent/Technology	Jurisdiction	Expiration
Hsieh patents entitled Lactone/cyclic ketone delivery enhancer relate to the CPE-215 technology platform	United States Canada Italy, Luxembourg	2008 2010 2011

Testosterone gel-macrocyclic enhancer patents relate to the Testim product	Australia, Bulgaria, Europe, Greece, Lebanon, Mexico, New Zealand, Saudi Arabia, South Africa and Singapore	2023
	United States	2025

Pharmaceutical Compositions and Methods patent entitled for Insulin Treatment relates to the Nasulin product	United States	2024

Pharmaceutical Compositions and Methods patent entitled for Peptide Treatment covers potential products slated for further development	United States	2024

Our CPE-215 technology is covered by U.S. and foreign patents covering many major market countries. Although the initial patent for our CPE-215 technology expires in the U.S. in June 2008, in Canada in 2010, and in Italy and Luxembourg in 2011, and expired in all markets outside the U.S. in 2006, patent extensions of our technology to other drugs continue for specific medical uses through 2025. For example, patents that cover intranasal delivery utilizing CPE-215 technology for insulin and other peptides continue through 2025. Recently issued patents that also cover the application of testosterone with CPE-215 in the U.S. and in foreign countries continue through 2023. Additional patents, using both CPE-215 and other technologies have been applied for and are pending although we cannot be certain that a patent will issue from any of those applications.

We also rely on unpatented proprietary technologies in the development and commercialization of our products. We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as those of our advisors, consultants and other contractors. To help protect our proprietary know-how that may not be patentable, and our inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require employees, consultants and advisors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions that arise from their activities for us. Additionally, these confidentiality agreements require that our employees, consultants and advisors do not bring to us, or use without proper authorization, any third party’s proprietary technology.

Asset Purchase Agreement with Yungtai Hsu

On February 1, 1999, Bentley acquired rights to certain assets (the “Yungtai Assets”) which included United States Patent No. 5,023,252, any patent application filed and which is entitled to the benefit of the filing date of U.S. Application No. 08/954,869, and any and all information relating to a composition containing a drug and a compound which increase the rate of passage of the drug across the skin or other body membrane, effective as of December 31, 1998. Bentley paid approximately $1.1 million in cash, 225,800 shares of Bentley common stock and ten year warrants to purchase 450,000 Bentley shares of common stock to Yungtai Hsu. In addition, 359,282 shares of common stock were conveyed to Conrex Pharmaceutical Corporation, for total consideration valued at approximately $2.25 million. Furthermore, terms of this transaction provide for royalty payments upon commercialization of certain products using the technologies. The parties agreed, pursuant to an Amendment dated December 31, 2007, that no royalties were owed to Yungtai Hsu as of the date of the Amendment. With respect to certain products identified in the agreement, 5% royalties based on gross sales minus discounts, returns, and customer allowanced actually extended to customers, will be due following commercialization of such new products. Other than the aforementioned royalties, which are payable through February 11, 2014, as a result of the acquisition, neither Yungtai Hsu nor Conrex Pharmaceutical Corporation retained any interest whatsoever in the Yungtai Assets and the expiration of any patents which are included in the Yungtai Assets will not affect the Company’s rights or obligations under this Agreement.

Assignment Agreement with MacroChem Corporation

Bentley entered into an Assignment Agreement with MacroChem Corporation (“MacroChem”), dated June 24, 2003, pursuant to which Bentley purchased from MacroChem all of MacroChem’s right, title and interest to U.S. Patent Number 6,495,124 B1 and any and all related patents and patent applications which are divisions, continuations, continuations-in-part, reissues, renewals, extensions and supplementary protection certificates (the “MacroChem Patent Rights”). As a result of the assignment, MacroChem retained no interest whatsoever in the MacroChem Patent Rights. The Company is exploring possible alliance opportunities with third parties with respect to the MacroChem Patent Rights, but to date has not generated any revenue from these patent rights. The MacroChem Patent Rights expire in 2020.

Legal Proceedings

From time to time we are a party to a variety of legal proceedings that arise in the normal course of our business. While the results of these legal proceedings cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have, individually or in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Our Directors and Executive Officers Following the Separation

The following table sets forth information as of          , 2008, regarding individuals who are expected to serve as our directors and/or executive officers following the distribution, including their anticipated positions with our company following the distribution. James R. Murphy is expected to be the Chairman of the CPEX Board of Directors. Bentley will elect our directors prior to the consummation of the distribution.

Name	Age	Position(s)	Director Class

James R. Murphy	58	Director and Chairman of the Board	III
Michael McGovern	64	Director	III
Miguel Fernandez	77	Director	II
John W. Spiegel	67	Director	I
John A. Sedor	63	Chief Executive Officer and President	N/A
Robert P. Hebert	35	Chief Financial Officer and Vice President	N/A

James R. Murphy, Director and non-executive Chairman of the Board — 58, has served as one of Bentley’s directors since 1993. Mr. Murphy was President of Bentley from September 1994 until August 2005, was named Chief Executive Officer effective January 1995 and became Chairman of the Board in June 1995. Prior to rejoining Bentley, Mr. Murphy served as Vice President of Business Development at MacroChem Corporation, a publicly owned pharmaceutical and drug delivery company, from March 1993 through September 1994. From September 1992 until March 1993, Mr. Murphy served as a consultant in the pharmaceutical industry with his primary efforts directed toward product licensing. Prior thereto, Mr. Murphy served as Director — Worldwide Business Development and Strategic Planning of Bentley from December 1991 to September 1992. Mr. Murphy previously spent 14 years in pharmaceutical research and product development with SmithKline Corporation and in international business development with contract research and consulting laboratories. Mr. Murphy received a B.A. in Biology from Millersville University.

Michael McGovern, Director — 64, has served as one of Bentley’s directors since 1997 and was named Vice Chairman of Bentley in October 1999. Mr. McGovern serves as President of McGovern Enterprises, a provider of corporate and financial consulting services, which he founded in 1975. Mr. McGovern is Chairman of the Board of Training Solutions Interactive, Inc. and Vice Chairman of the Board of Employment Technologies, Inc. and is a Director on the corporate board of the Reynolds Development Company. Mr. McGovern received a B.S. and M.S. in accounting and his Juris Doctor from the University of Illinois. Mr. McGovern is a Certified Public Accountant.

Miguel Fernandez, Director — 77, has served as a Bentley director since 1999. Mr. Fernandez served from 1980 to 1996 as President of the International Division and corporate Vice President at Carter-Wallace, Inc., where he was responsible for all product lines outside of the United States. Prior thereto, Mr. Fernandez was employed for approximately eight years by SmithKline & French, where his last position was President of the division that included France, Portugal and Switzerland. Mr. Fernandez attended the University of British Columbia in Canada and received an M.B.A. from the Ivey School of Business at the University of Western Ontario in London, Ontario, Canada. Mr. Fernandez has been retired since 1996.

John W. Spiegel, Director — 67, has served as a Bentley director since 2002. Mr. Spiegel served as Vice Chairman and Chief Financial Officer of Sun Trust Banks, Inc. from August 2000 until August 2004. From 1985 to August 2000, Mr. Spiegel was an Executive Vice President and Chief Financial Officer of Sun Trust Banks. Mr. Spiegel also serves on the Board of Directors of HomeBanc Corp., Rock-Tenn Company, S1 Corporation and Colonial Properties Trust and is a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel received an M.B.A. from Emory University.

John A. Sedor, CEO and President — 63, joined Bentley as President in August 2005. From 2001 to May 2005, he served as President and Chief Executive Officer for Sandoz Inc., based in Princeton, N.J. In this role, Mr. Sedor oversaw all aspects of Sandoz, the North American arm of Novartis Generics where his responsibilities included Sales and Marketing, Research and Development, Operations and Product Manufacturing, Business Development and Strategy. From 1998-2001, he served as President and Chief Executive Officer of Verion, Inc., a drug delivery company. Prior thereto, Mr. Sedor served as President and Chief Executive Officer of Centeon, a joint venture between two major multinational corporations, Rhône-Poulenc Rorer and Hoechst AG. Prior thereto, Mr. Sedor served as Executive Vice President at Rhône-Poulenc Rorer, Revlon Healthcare and Parke Davis. Mr. Sedor received his BS, Pharmacy/Chemistry from Duquesne University in 1970.

Robert P. Hebert, CFO and Vice President — 35, joined Bentley as the Director of SEC Reporting & Compliance, Assistant Secretary and Assistant Treasurer in May 2003. Mr. Hebert’s responsibilities in this role included Bentley’s financial reporting and compliance with the requirements of the Sarbanes-Oxley Act of 2002. Mr. Hebert was promoted to Controller and Principal Accounting Officer in June 2006. In this role, Mr. Hebert managed all of Bentley’s accounting and reporting functions. Prior to joining Bentley, Mr. Hebert worked as an auditor for Deloitte & Touche LLP from 1995 to 2003. Mr. Hebert received a B.S. in Business Administration, with a concentration in accounting from Merrimack College in 1995. Mr. Hebert is a Certified Public Accountant licensed in the state of Massachusetts.

The Board of Directors Following the Separation

Effective upon the distribution, we expect that our Board of Directors following the distribution will be comprised of four directors, two of whom will be considered independent under the independence requirements of NASDAQ. Our Board of Directors will be divided into three classes with staggered terms, which means that directors in one of the classes will be elected each for a new three-year term. Class I directors will have an initial term expiring in 2009, Class II directors will have an initial term expiring in 2010 and Class III directors will have an initial term expiring in 2011.

Director Independence

All directors other than Messrs. Murphy and McGovern meet the NASDAQ listing standards for independence. Mr. Murphy does not meet these standards because of his prior employment with Bentley, which under the NASDAQ independence standards, will preclude independence until 2011. Mr. McGovern does not meet the NASDAQ listing standards for independence because he received compensation in excess of $100,000 within the past three years, which under the NASDAQ independence standards, will preclude independence until 2009.

The NASDAQ rules require that the board be comprised of a majority of independent directors. The Company intends to rely on the phase-in-periods provided by Rule 4350(a)(5) of the NASDAQ rules and Rule 10A-3(b)(iv)(A) of the Exchange Act, which provide for phase-in compliance where the issuer has not previously been required to file public company reports under Section 13(a) or 15(d) of the Exchange Act. Accordingly, the Company plans to have a Board comprised of a majority of independent directors and an audit committee comprised solely of independent directors within one year of its listing.

There is no family relationship between any of the individuals who are expected to serve as members of our Board of Directors and as our executive officers following the distribution.

Board Committees

Our Board of Directors has the following committees: an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee.

The table below provides committee assignments for each of the Board committees:

Nominating and
Corporate
			Compensation		Governance
Name	Audit Committee		Committee		Committee

James R. Murphy
Michael McGovern	x		x
Miguel Fernandez	x		x	*	x
John W. Spiegel	x	*	x		x	*

*	Indicates Committee Chair

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Company is relying on the phase-in-periods provided by Rule 4350(a)(5) of the NASDAQ Rules and Rule 10A-3(b)(iv)(A) of the Exchange Act. Accordingly, the Company plans to have an Audit Committee solely of independent directors as defined by the NASDAQ listing standards within one year of its listing, and at least one director will satisfy the definition of audit committee financial expert as determined by the SEC. The committee will:

•	appoint the independent auditors and review their independence, performance and the reasonableness of their fees;

•	review our accounting policies, procedures and significant changes in accounting policies;

•	review the adequacy of management’s implementation of reporting systems, as well as the effectiveness of our internal financial controls;

•	review the scope of internal and independent audited financial statements, review our quarterly and annual financial statements and our Annual Report on Form 10-K; and

•	establish and implement policies and procedures for the Audit Committee’s review and approval or disapproval of proposed transactions or course of dealing with related persons.

Compensation Committee

Each member of the Compensation Committee will be independent as defined by the NASDAQ listing standards, subject to the phase-in periods provided by Rule 4350(a)(5) of the NASDAQ Rules. Accordingly, the Company plans to have a Compensation Committee comprised solely of independent directors within one year of its listing. The committee will:

•	review and make recommendations concerning the amount of compensation to be paid to our Chief Executive Officer, our other executive officers and our employees that earn an annual salary in excess of $350,000 and our equity-based and other incentive plans and our annual bonus plan;

•	review and approve performance goals and objectives for all elected officers, including the Chief Executive Officer, evaluate performance against objectives and based on its evaluation, approve all officers’ base and incentive compensation; and

•	evaluate executive succession plans, the quality of management, and leadership and management development.

Nominating and Governance Committee

Each member of the Nominating and Governance Committee is independent as defined by the NASDAQ listing standards. The committee will:

•	identify and select potential candidates to nominate for membership on the Board and recommend to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	develop and recommend to the Board corporate governance principles for the company and processes for Board evaluations; and

•	review and evaluate the Board and its committees and other areas of governance.

Board of Directors’ Compensation

Following the distribution, we anticipate paying the Chairman of the CPEX Board of Directors fees consisting of a $60,000 annual retainer and $1,500 for each meeting of the Board of Directors attended. We also anticipate paying each director who is not an employee or the Chairman of the Board fees consisting of a $6,000 quarterly retainer, $1,500 for each meeting of the Board of Directors attended, $1,000 for each Audit Committee meeting attended, $1,000 for each Compensation Committee meeting attended, and $1,000 for each Nominating and Governance Committee meeting attended. We also intend to reimburse expenses incurred in attending meetings. In addition, we anticipate that, following the distribution, the chairman of the Audit Committee will be paid an additional annual retainer of $5,000, the chairman of the Compensation Committee will be paid an additional annual retainer of $5,000, and the chairman of the Nominating and Governance Committee will be paid an additional annual retainer of $5,000. Directors of CPEX may also be granted equity awards under the CPEX 2008 Equity and Incentive Plan (the “2008 Equity and Incentive Plan”).

Director Compensation Pre-Distribution

The following table sets forth the compensation paid by Bentley in 2006 and 2007 to its non-employee directors who are expected to be directors of CPEX following the distribution. All references in the following table to stock options, restricted stock units, and other stock awards relate to awards granted by Bentley in regard to Bentley common stock.

		Fees
		Earned or	Stock	Option
		Paid in Cash	Awards(1)	Awards	Total
	Year	($)	($)	($)	($)

Miguel Fernandez(2)	2006	75,000	61,244	30,981	167,225
	2007	74,000	95,000	—	169,000
Michael McGovern(3)	2006	66,500	61,244	123,922	252,166
	2007	67,000	95,000	—	162,000
John W. Spiegel(4)	2006	70,000	61,244	30,981	162,225
	2007	71,500	95,000	—	166,500

(1)	The grant date fair value of the restricted stock unit awards granted to the Directors in 2006 was $94,200. The grant date fair value of the restricted stock unit awards granted to the Directors in 2007 was $95,720.

(2)	As of December 31, 2007, Mr. Fernandez held 16,000 restricted stock units, of which 12,000 units were vested, and 162,100 stock options, all of which were vested.

(3)	As of December 31, 2006, Mr. McGovern held 16,000 restricted stock units, of which 12,000 units were vested, and 619,200 stock options, all of which were vested.

(4)	As of December 31, 2006, Mr. Spiegel held 16,000 restricted stock units, of which 12,000 units were vested, and 90,000 stock options, all of which were vested.

Bentley pays directors who are not employees fees consisting of a $25,000 annual retainer, $2,000 for each meeting of the Board of Directors attended, $2,500 for each Audit Committee meeting attended, $2,500 for each Compensation Committee meeting attended, $1,500 for each Nominating and Governance Committee meeting attended, and $1,500 for each Special Committee meeting attended. Bentley also reimburses expenses incurred in attending meetings. In addition, the chairman of the Audit Committee is paid an additional annual retainer of $15,000, the chairman of the Compensation Committee is paid an additional annual retainer of $10,000, the chairman of the Nominating and Governance Committee is paid an additional annual retainer of $5,000, and the chairman of the Special Committee is paid an additional retainer of $5,000. Mr. McGovern, in his role as Vice Chairman, is paid an additional annual retainer of $30,000. On May 23, 2007, the date of Bentley’s 2007 Annual Meeting of Stockholders, each non-employee director was also granted 8,000 restricted stock units under the Bentley 2005 Equity and Incentive Plan (the “Bentley 2005 Plan”). Each restricted stock unit represents the right to receive one share of common stock. The restricted stock units vested in four equal installments on July 31, 2007, October 31, 2007, January 31, 2008 and April 30, 2008. Restricted stock units that are not vested when a director ceases to serve on Bentley’s Board of Directors are forfeited. The restricted stock units are not subject to any performance milestones or other vesting requirements beyond continued service on the Bentley’s Board of Directors at the applicable vesting dates, but vested shares are not issuable to the director until he completes his service as a director of Bentley. Following the separation and related transactions, all outstanding options and restricted stock units held by the directors will be adjusted as described in “Executive Compensation — Treatment of Outstanding Equity Awards in Connection with the Distribution.”

Executive Compensation

We have separated our discussion of executive compensation into the following sections:

•	the guiding philosophy and objectives for the executive compensation program we intend to implement after the distribution;

•	treatment of outstanding equity awards in connection with the distribution; and

•	historical compensation of our named executive officers prior to the distribution under Bentley executive compensation programs.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We will place a great deal of importance on recruiting, hiring, retaining and motivating high quality personnel. The main objectives of our intended compensation structure for our executive officers include providing compensation programs and policies that will attract, retain and motivate qualified executive personnel, rewarding individuals for their respective contributions to our performance, and providing our executive officers with a stake in the long-term success of CPEX.

The Compensation Committee’s Process

Our Compensation Committee will annually review and approve the compensation of all of our executive officers. In determining compensation for our executive officers, the Compensation Committee will consider, among other things, our overall performance and any improvements in our financial results, strategic alliances, acquisitions of products, product registrations, and financing, as well as individual contributions to the Company, the length of the officer’s service with us and internal equity considerations. The Compensation Committee will also approve the corporate goals and objectives to be used in evaluating the incentive compensation of our executive officers for the following year.

Compensation Consultant

It is anticipated that we will engage a compensation consultant following the distribution. We anticipate that the compensation consultant will provide annual market and other specific information on executive pay and also attend our Compensation Committee meetings at the request of the Compensation Committee. Our Compensation Committee will meet in executive session with the compensation consultant. The compensation consultant will also serve as consultant to the Nominating and Governance Committee on director compensation.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee will make all determinations affecting the compensation for our executive officers, including our Chief Executive Officer, or CEO. Our Compensation Committee will receive our CEO’s evaluations of all executive officers other than himself, as well as his recommendations with respect to all components of their compensation. Our Compensation Committee will expressly retain the right to exercise its discretion in modifying any adjustments or awards recommended by the CEO. In the case of our CEO’s compensation, our Compensation Committee will conduct its own evaluation of his performance and will not request any recommendation from our CEO regarding his compensation. In the case of the performance targets for the corporate performance component of cash bonus compensation for our executive officers and other employees, our CEO will propose targets to our Compensation Committee. The Chairman of our Compensation Committee then will work with our Chief Executive Officer to finalize the financial targets against which our Compensation Committee will evaluate the performance of our named executives. Ultimately, our Compensation Committee will reserve to itself discretion with respect to all compensation of our executive officers.

Compensation Elements

Elements of compensation for our executive officers will include

•	base salary;

•	annual bonuses;

•	long-term incentive awards;

•	employee benefits; and

•	perquisites and personal benefits.

Our policy for allocating between currently paid and long-term compensation will be to ensure adequate base compensation to attract and retain our personnel, while providing incentives to maximize our long-term value for our stockholders. We do not plan to adhere to rigid formulas or targets in determining the mix of compensation elements. We will incorporate flexibility into our compensation structure to respond to the changing business environment and needs of the Company.

Base Salaries.  We anticipate that a competitive base salary will be the foundation of our compensation structure and we believe it will be required to attract, retain and motivate the executive officers in alignment with our business strategies. Absent a promotion or significant increase in responsibilities, our Compensation Committee will review base salaries of our executive officers in the context of existing salaries.

Annual Bonuses.  We anticipate that a significant portion of the direct cash compensation for our executive officers will consist of annual incentive bonuses. Bonus targets will be closely tied to performance measures, at both the corporate level and at individual areas of responsibility.

Long-Term Equity Incentives.  Bentley, as the sole shareholder of CPEX, has approved the 2008 Equity and Incentive Plan. Compensation through the periodic grants of stock options and other equity awards under the 2008 Equity and Incentive Plan will be intended to align executives’ and stockholders’ long-term interests by creating a direct link between a portion of executive compensation and increases in the price of our common stock and our long-term success. This method of compensation also permits us to preserve our cash resources. The Compensation Committee will administer the 2008 Equity and Incentive Plan and will be able to make awards under the 2008 Equity and Incentive Plan in the form of restricted stock, restricted stock units, cash awards, incentive stock options, non-statutory stock options or stock appreciation rights.

A single participant may not, in any calendar year, be granted awards covering more than 100,000 shares. Awards will vest at such times and subject to such terms and conditions as the Compensation Committee may specify in the award certificate. However, the exercise price for stock options may not be less than the fair market value of CPEX’s common stock on the date such stock options are granted, the exercise period may not exceed ten years from the date of grant, and the options may not be granted with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of an option. Shares of restricted stock and restricted stock units may be subject to forfeiture if the participant does not meet certain conditions, such as continued employment over a specified period and/or the attainment of specified performance targets over such period, as determined by the Compensation Committee. The Compensation Committee will also determine the period over which awards of restricted stock or restricted stock units will vest, which will be reflected in the award certificate.

The 2008 Equity and Incentive Plan authorizes performance-based cash incentive compensation to be paid to participants, including those who are “covered employees” within the meaning of Section 162(m) of the Code. For participants who are subject to Section 162(m) of the Code, the performance targets will be established by the Committee on a timely basis to ensure that the targets are considered “pre-established” for purposes of Section 162(m) of the Code. The Committee will not have the flexibility to pay a covered employee more than the incentive amount indicated by his or her attainment of the performance target under the applicable payment schedule but will have the flexibility to use negative discretion to reduce this amount.

The maximum number of shares of stock reserved for the grant or settlement of awards under the 2008 Equity and Incentive Plan will be 450,000, subject to adjustment for certain business transactions and changes in capital structure. Shares of stock that are forfeited, canceled, exchanged or surrendered or that otherwise terminate or expire without a distribution of shares to the grantee will again be available for awards under the 2008 Equity and Incentive Plan.

Awards generally are transferable only under the laws of descent and distribution. Awards cannot be transferred for consideration without stockholder approval. CPEX or any subsidiary or affiliate is authorized to withhold, from any award granted, any payment relating to an award, including from a distribution of stock or any other payment to a grantee, amounts of withholding and other taxes due in connection with any transaction involving an award, and to take such other action as the Committee may deem advisable to enable CPEX and grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award. If a change in control (as defined in the 2008 Equity and Incentive Plan) occurs, the Compensation Committee may, in its discretion, take one or more of the following actions: (i) accelerate the vesting of the award; (ii) provide for a payment in cash or other property equal to the value that would have been received on the exercise or payment of the award had the award been exercised or paid upon the change in control; (iii) adjust the terms of the award to reflect the change in control; (iv) cause the award to be assumed or substituted by the surviving corporation; or (v) make such other provision as it may consider equitable to the award holder and in the best interests of the Company.

The Board may amend, alter or discontinue the 2008 Equity and Incentive Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the 2008 Equity and Incentive Plan without the consent of the applicable participants. Stockholder approval is required with respect to any amendment that materially increases benefits provided under the 2008 Equity and Incentive Plan or materially alters the eligibility provisions of the 2008 Equity and Incentive Plan. Unless earlier terminated by the Board pursuant to the provisions of the 2008 Equity and Incentive Plan, the 2008 Equity and Incentive Plan will terminate on the tenth anniversary of its Effective Date, though awards made before the expiration will remain outstanding in accordance with their terms. No awards will be granted under the 2008 Equity and Incentive Plan after such termination date.

Employee Benefits.  We expect to sponsor a 401(k) retirement plan (the “CPEX Plan”) under which our executive officers and other eligible employees may contribute, on a pre-tax basis, up to 100% of their respective total annual income from us, subject to a maximum aggregate annual contribution imposed by the Code. All of our employees who work in the U.S. are expected to be eligible to participate in the CPEX Plan. We expect to match 100% of each eligible employee’s contribution up to $14,000 with shares of our common stock. All of our matching contributions are expected to vest 25% each year for the first four years of each employee’s employment in which the employee works at least 1,000 hours.

Each executive officer in the United States is expected to be entitled to the full health care coverage the same as all of our other U.S. employees. The cost of such coverage for any dependents is expected to be partially borne by the executive officer. In addition, we expect to have a term life insurance and disability policy for each of our executive officers. We expect to bear the costs of these policies, but our executives will pay all taxes on the coverage.

Perquisites and Other Personal Benefits. We expect to provide our executive officers with perquisites and other personal benefits that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program. Our Compensation Committee is expected to periodically review and approve the levels of perquisites and other personal benefits provided to executive officers.

Executive Officer Agreements

Generally upon commencement of employment with Bentley, Bentley entered into agreements with virtually all of its executive officers, including Mr. Sedor, in order to recruit and retain them. Under this agreement, Mr. Sedor is entitled to receive severance benefits upon termination by Bentley without cause or upon the occurrence of certain enumerated events following a change in control of Bentley. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of these triggering events and the resulting benefits. The agreement with Mr. Sedor renews automatically from year to year. The distribution will not constitute a Change in Control under Mr. Sedor’s agreement. Upon the consummation of the distribution, Mr. Sedor’s employment agreement with Bentley will terminate. Mr. Sedor has entered into a new employment agreement with CPEX, which will be effective on the distribution, under which he will serve as President and Chief Executive Officer of CPEX. Under the terms of his employment agreement with CPEX, Mr. Sedor is entitled to a base salary of $32,083.33 per month (subject to annual review and increase), an annual bonus of up to 50% of his annual base salary, an automobile allowance of $1,000 per month, life insurance in an amount equal to twenty-four months base salary and equity awards with respect to no fewer than 5,000 shares of the Company in each of 2008 and 2009. All other terms and conditions of Mr. Sedor’s employment agreement with CPEX are substantially similar to those in his current employment agreement with Bentley. In addition, we have entered into an employment agreement with Mr. Hebert, which will be effective on the distribution, under which he will serve as Vice President and Chief Financial Officer of CPEX, be paid a base salary of $15,416.67 per month (subject to annual review and increase) and be provided with life insurance in an amount equal to twenty-four months base salary, as well as bonus potential and stock option grants at the discretion of our compensation committee. The agreement with Mr. Hebert will renew automatically for one-year terms. In addition, the agreement with Mr. Hebert will entitle him to severance benefits upon his termination of employment without cause or due to detrimental change in the terms and conditions of his employment. See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of those triggering events and the resulting benefits.

We believe that the potential benefits provided by the agreements with Messrs. Sedor and Hebert will help: (i) assure that our executive officers can give their full attention and dedication to our business, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure our executive officers’ objectivity in considering shareholders’ interests by assuring them of fair treatment in case of involuntary termination following a change in control, and (iii) attract and retain key executive talent.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility for federal income taxes of compensation in excess of $1 million paid to a publicly held company’s chief executive officer and any of the other four highest-paid executive officers, except for “performance-based” compensation. The Compensation Committee will be aware of this limitation and will consider the effects of Section 162(m) on CPEX when making compensation decisions.

Treatment of Outstanding Equity Awards in Connection with the Distribution

In connection with the separation and related transactions, with the exception of those options held by Spanish employees, each Bentley stock option will be converted into two separate options for the purchase of a certain number of shares of Bentley common stock and a certain number of shares of CPEX common stock. The number of shares of Bentley stock subject to each of the converted options will be equal to the number of shares of Bentley stock subject to the original option, and each such converted option will have an exercise price equal to the product of the closing Bentley stock price on the day of the distribution multiplied by the ratio of the exercise price of the original option to the closing Bentley stock price the day immediately preceding the distribution. The number of shares of CPEX stock subject to each of the converted options will be equal to the number of shares of Bentley stock subject to the original option, multiplied by the ratio of CPEX shares outstanding immediately after the distribution to the number of Bentley shares outstanding immediately after the distribution and each such converted option will have an exercise price equal to the product of the closing CPEX stock price on the day of the distribution multiplied by the ratio of the exercise price of the original option to the closing Bentley stock price the day immediately preceding the distribution. The vesting and expiration of the converted options will be based on the optionholder’s continuing employment with Bentley or CPEX, as applicable, following the distribution. Options held by Spanish employees will remain outstanding as options based on Bentley common stock, as adjusted to maintain their pre-distribution intrinsic value, with the number of shares of Bentley common stock subject to the adjusted option equal to the product of the number of shares subject to the original option multiplied by the ratio of the closing Bentley stock price on the day immediately preceding the distribution to the closing Bentley stock price the day of the distribution and the exercise price equal to the exercise price of the original Bentley option multiplied by the ratio of the closing Bentley stock price on the day of the distribution to the closing Bentley stock price the day immediately preceding the distribution.

Similarly, except with respect to those restricted stock units held by Spanish employees, each Bentley restricted stock unit will be converted into a Bentley restricted stock unit and a CPEX restricted stock unit, with the number of converted Bentley restricted stock units equal to the original number of Bentley restricted stock units, and the number of CPEX restricted stock units equal to the product of the original number of Bentley restricted stock units multiplied by the ratio of CPEX shares outstanding immediately after the distribution to the number of Bentley shares outstanding immediately after the distribution. The vesting and expiration of the converted options will be based on the restricted stock unitholder’s continuing employment with Bentley or CPEX, as applicable, following the distribution. Restricted stock units held by Spanish employees will remain outstanding as Bentley restricted stock units, as adjusted to maintain their pre-distribution intrinsic value, with the number of adjusted Bentley restricted stock units equal to the product of original Bentley restricted stock units multiplied by the ratio of the closing Bentley stock price on the day immediately preceding the distribution to the closing Bentley stock price the day of the distribution.

Historical Compensation of our Executive Officers Prior to the Distribution under Bentley

The following tables contain compensation information for services in all capacities to Bentley for the periods shown for our CEO and President and CFO and Vice President. We refer to these persons collectively as our “named executive officers” or “NEOs.” All of the information included in these tables reflects compensation earned by the individuals for services with Bentley. All references in the following tables to stock options, restricted stock, restricted stock units, and other stock awards relate to awards granted by Bentley in regard to Bentley common stock.

The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the distribution, which could be higher or lower, because historical compensation was determined by Bentley and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive	All Other
Name and Principal Position		Salary	Bonus	Awards	Awards	Plan	Compensation		Total
to be held with CPEX	Year	($)	($)(1)	($)(6)	($)(6)	Compensation	($)(2)		($)

John A. Sedor,	2006	470,250	—	16,453	157,559	—	42,858	(3)	687,120
Chief Executive Officer and	2007	484,358	60,545	52,525	342,032	266,397	42,674	(4)	1,248,531
President
Robert P. Hebert,	2006	156,636	37,000	3,892	16,635	—	14,000	(5)	228,163
Chief Financial Officer and	2007	169,999	50,700	13,288	5,058	24,787	14,000	(5)	277,832
Vice President

(1)	Reflects payment of portion of bonus based upon discretionary bonus for individual performance in 2007.

(2)	Reflects payment of portion of bonus based upon corporate performance plan for 2007.

(3)	Includes life insurance premiums of $15,538; matching contributions in shares of common stock to Mr. Sedor’s 401(k) plan valued at $14,000; automobile allowance of $12,000; club membership fees of $667; and cell phone fees of $653. The amounts disclosed for club membership fees and expenses and cell phone fees are for both business and personal purposes.

(4)	Includes life insurance premiums of $15,558; matching contributions in shares of common stock to Mr. Sedor’s 401(k) plan valued at $14,000; automobile allowance of $12,000; and club membership fees of $667.

(5)	Includes matching contributions in shares of common stock to Mr. Hebert’s 401(k) plan valued at $14,000.

(6)	Amounts reflect the amount that Bentley would expense in its financial statements over the award’s vesting schedule, excluding the impact of estimated forfeitures, in accordance with SFAS No. 123 (Revised). For restricted stock units, the fair value is calculated based on the average of the high and low stock prices on the grant date. For information on the stock option valuation assumptions, refer to Note 11 of Bentley’s Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. The amounts reflected in this column approximate Bentley’s accounting expense, and do not necessarily correspond to the actual value that will be recognized by the named executives.

Grants of Plan Based Awards

The following table sets forth information regarding the grants by Bentley of annual cash incentive compensation, stock options and restricted stock units to our NEOs in the year ended December 31, 2007 with respect to shares of Bentley common stock. See “Executive Compensation — Treatment of Outstanding Equity Awards in Connection with the Distribution” for details concerning the treatment of outstanding equity incentive awards under the Bentley 2005 Plan.

		A	B	C
		All Other	All Other
		Stock	Option
		Awards:	Awards:
		Number of	Number of	Exercise or	Grant Date
		Shares of	Securities	Base Price	Fair Value of
		Stock or	Underlying	of Option	Stock and
		Units	Options	Awards	Option
Name	Grant Date	(#)(1)	(#)(2)	($/Sh)	Awards(5)

John A. Sedor	5/23/2006	9,200			108,330
	5/23/2006		50,000 (3)	11.775	275,500
	5/23/2006		150,000 (4)	11.775	837,000
	5/23/2007	14,000			167,510
	5/23/2007		75,000 (3)	11.965	408,750
Robert P. Hebert	6/30/2006	2,858			30,966
	5/23/2007	3,052			36,517

(1)	Consists of Restricted Stock Units granted under the Bentley 2005 Plan. Restrictions lapse as to one-fourth of the units on each of the first four anniversaries of the date of grant.

(2)	Consists of nonstatutory stock options granted under the Bentley 2005 Plan. Each stock option expires on the tenth anniversary of the date of grant.

(3)	These options become exercisable as to one third of the shares on each of the first three anniversaries of the date of grant.

(4)	These options become exercisable as to one fifth of the shares on each of the first five anniversaries of the date of grant.

(5)	This column shows the full grant date fair value of restricted stock units and stock options granted to the named executives under SFAS No. 123 (Revised). Generally, the full grant date fair value reflects the amount that Bentley would expense in its financial statements over the award’s vesting schedule, excluding the impact of estimated forfeitures and award modifications. For restricted stock units, the fair value is calculated based on the average of the high and low stock prices on the grant date. For information on the stock option valuation assumptions, refer to Note 11 of Bentley’s

Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. The amounts reflected in this column approximate Bentley’s accounting expense, and do not necessarily correspond to the actual value that will be recognized by the named executives.

Employment Agreements

Bentley has entered into an employment agreement with Mr. Sedor which sets forth the terms of Mr. Sedor’s relationship with Bentley. The agreement renews annually for one-year terms. Under the agreement, Mr. Sedor is paid a base salary and provided with life insurance, as well as an annual salary review, bonus potential and stock option grants at the discretion of Bentley’s compensation committee. Mr. Sedor’s agreement provides for a minimum stock option grant of 150,000 options in 2006 and 50,000 options in each of the years 2006 through 2009. Mr. Sedor’s agreement will terminate upon the distribution.

We have entered into an employment agreement with each of Mr. Sedor and Mr. Hebert, effective as of the distribution, that sets forth the terms of the executive’s relationship with CPEX. The agreements renew annually for one-year terms. Under the agreements, each individual will be paid a base salary and provided with life insurance, as well as annual salary review, bonus potential and stock option grants at the discretion of our Compensation Committee. Mr. Sedor’s agreement provides for a minimum stock option grant of 5,000 options under the terms of the 2008 Equity and Incentive Plan in each of the years 2008 and 2009. Messrs. Sedor and Hebert will be employed by CPEX on a full time basis.

For details regarding our and Bentley’s obligations, as applicable, in the event of various potential circumstances of termination of employment for Mr. Sedor and Mr. Hebert, please see “Potential Payments Upon Termination or Change-In-Control” below.

Terms of Restricted Stock Units and Stock Option Grants

Each restricted stock unit granted to Bentley’s executive officers represents the right to receive one share of Bentley common stock. The restricted stock units vest in four annual installments on the first four anniversaries of the grant date. The underlying shares will be issued on the respective vesting dates for the units. The restricted stock units are not subject to performance milestones or other vesting requirements beyond continued employment on the applicable vesting dates. The terms of the restricted stock units permit Bentley to withhold vested shares in satisfaction of applicable tax withholding requirements.

The Bentley stock options granted on May 23, 2006 have an exercise price of $11.775 per share and vest in three equal installments on the first three anniversaries of the grant date with the exception of the option to purchase 150,000 shares awarded to Mr. Sedor pursuant to his employment agreement, which vest in five equal installments on the first five anniversaries of the grant date. The exercise price of stock options is the average of the high and low price per share of common stock on the date of grant. This is the measure of fair value of Bentley’s common stock which Bentley has used traditionally instead of the last sale price on the date of grant in order to avoid price shifts triggered by a single transaction at the close of a trading day.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table details unexercised Bentley options and Bentley restricted stock units that have not vested for each of our NEOs as of December 31, 2007. Following the distribution, outstanding Bentley equity incentive awards will be adjusted as reflected in “Executive Compensation — Treatment of Outstanding Equity Awards in Connection with the Distribution.”

						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)

John A. Sedor	150,000		11.000	8/27/2015	20,900	315,381
	16,666	33,334 (1)	11.775	5/23/2016
	30,000	120,000 (2)	11.775	5/23/2016
		75,000 (1)	11.965	5/23/2017
Robert P. Hebert	11,000		10.040	5/21/2013	5,196	78,408
	10,000		12.230	5/1/2014
	6,666	3,334 (1)	7.390	4/6/2015

(1)	These options become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant.

(2)	These options become exercisable as to one-fifth of the shares on each of the first five anniversaries of the date of grant.

(3)	Consists of restricted stock units. Restrictions lapse as to one-fourth of the units on each of the first four anniversaries of the date of grant.

(4)	Market value based on closing price of $15.09 on December 31, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

John A. Sedor	—	—	2,300	27,520 (1)
Robert P. Hebert	—	—	715	8,668 (1)

(1)	Amount is calculated using the average of the high and low stock prices on the vesting date ($11.965) multiplied by the number of shares vested.

Potential Payments Upon Termination or Change-in-Control

The employment agreement between Bentley and Mr. Sedor provides for termination upon notice effective as of the date of the expiration of the then applicable term and, if terminated earlier by Bentley without cause, upon payment of severance equal to one year’s salary, a bonus equal to the greater of Mr. Sedor’s bonus target for the current year or bonus for the prior year, and vesting of equity awards based on the number of months of employment during the vesting period. No severance is payable on a termination for cause. Upon Mr. Sedor’s disability, all equity awards would vest.

In addition, under Mr. Sedor’s agreement with Bentley, if Mr. Sedor terminated his employment for good reason, or Bentley terminated Mr. Sedor’s employment without cause, within 12 months after a change in control, (i) Bentley would pay Mr. Sedor two times the average of the aggregate of his annual cash compensation paid during the two prior calendar years (consisting of annual base salary and bonus, if any), (ii) Bentley would pay Mr. Sedor a cash amount equal to the product of (1) the difference between (x) the fair market value of Bentley’s common stock at the time of the change in control and (y) the exercise price of the last granted equity award to Mr. Sedor and (2) the number of equity awards not yet granted under the agreement, (iii) all of Mr. Sedor’s then outstanding equity awards would vest immediately, and (iv) Mr. Sedor would be entitled to health benefits for a period of up to two years and the right to maintain life insurance coverage at his expense. The severance would be paid in a lump sum within 30 days after termination of his employment.

The employment agreements we have entered into with each of Mr. Sedor and Mr. Hebert, which will become effective upon the consummation of the distribution, provide for termination upon notice effective as of the date of the expiration of the then applicable term and, if terminated earlier by us without cause, upon payment of severance equal to one year’s salary, a bonus equal to the greater of the executive’s bonus target for the current year or bonus for the prior year, and vesting of equity awards based on the number of months of employment during the vesting period. No severance is payable on a termination for cause. Upon the executive’s disability, all equity awards would vest.

In addition, under Mr. Sedor’s agreement with us, if Mr. Sedor terminates his employment for good reason, or we terminate Mr. Sedor’s employment without cause, within 12 months after a change in control, (i) we would pay Mr. Sedor two times either (A) the average of his aggregate annual compensation paid by his current employer during the two prior calendar years (including base salary and bonuses, if any) or (B) if he has not been so employed for two full prior calendar years, the sum of 12 times his monthly base salary in effect immediately prior to the change in control plus the greater of his most recent bonus received or his target bonus in effect immediately prior to the change in control, (ii) we would pay Mr. Sedor a cash amount equal to the product of (1) the difference between (x) the fair market value of our common stock at the time of the change in control and (y) the exercise price of the last granted equity award to Mr. Sedor and (2) the number of annual equity awards not yet granted pursuant to the minimum annual equity awards provided for under the agreement, (iii) all of Mr. Sedor’s then outstanding equity awards would vest immediately, and (iv) Mr. Sedor would be entitled to health benefits for a period of up to two years and the right to continue life insurance coverage at our expense for up to two years. The severance payments described in (i) and (ii) of the preceding sentence would be paid in a lump sum within 30 days after termination of employment, subject to a six month delay if so required to comply with Section 409A of the Code and subject to Mr. Sedor’s execution and delivery of a release within 60 days of such termination.

Under Mr. Hebert’s agreement with us, if Mr. Hebert terminates his employment for good reason, or we terminate Mr. Hebert’s employment without cause, within 12 months after a change of control, (i) we would pay Mr. Hebert two times either (A) the average of his aggregate annual compensation paid by his current employer during the two prior calendar years (including base salary and bonuses, if any) or (B) if he has not been so employed for two full prior calendar years, the sum of 12 times his monthly base salary in effect immediately prior to the change in control plus the greater of his most recent bonus received or his target bonus in effect immediately prior to the change in control, (ii) all of Mr. Hebert’s then outstanding equity awards would immediately vest, and (iii) Mr. Hebert would be entitled to health benefits for a period of up to two years and the right to continue life insurance coverage at our expense for up to two years. The severance payment described in (i) of the preceding sentence would be paid in a lump sum within thirty (30) days after termination of employment, subject to a six-month delay if so required to comply with Section 409A of the Code and subject to Mr. Hebert’s execution and delivery of a release within 60 days of such termination.

The following table summarizes payments that Bentley would have been required to make to Mr. Sedor under the Bentley employment agreement in the case of his (1) termination without cause by Bentley and (2) termination without cause by Bentley or for good reason by Mr. Sedor related to a change in control of Bentley, had each event occurred on December 31, 2007.

Payments for Termination upon Change in Control ($)
	Payments for Termination Without Cause ($)				Payment in lieu of
		Accelerated		Accelerated	Contracted Option	Health
Name	Severance	Vesting	Severance	Vesting	Awards	Benefits

John A. Sedor	705,375	—	720,250	1,209,963	312,500	47,477

See “Executive Compensation — Treatment of Outstanding Equity Awards in Connection with the Distribution.” for details concerning the treatment and conversion of outstanding equity incentive awards under the Bentley 2005 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of the outstanding shares of our common stock are owned by Bentley. After the distribution, Bentley will own none of our common stock. The following table provides information with respect to the expected beneficial ownership of our common stock by (i) each of our stockholders who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of the persons nominated to serve as our directors, (iii) each officer named in the Summary Compensation Table and (iv) all of our executive officers and directors nominees as a group. We based the share amounts on each person’s beneficial ownership of Bentley common stock as of April 7, 2008, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of our common stock for every ten shares of Bentley common stock.

To the extent our directors and officers own Bentley common stock at the time of the separation, they will participate in the distribution on the same terms as other holders of Bentley common stock. For a description of the equitable adjustments expected to be made to Bentley stock-based awards, see “Executive Compensation — Treatment of Outstanding Awards in Connection with the Distribution.”

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the distribution, we will have outstanding an aggregate of approximately 2.2 million shares of common stock based upon approximately 22.7 million shares of Bentley common stock outstanding on May 15, 2008, excluding treasury shares and assuming no exercise of Bentley options, and applying the distribution ratio of one share of our common stock for every ten shares of Bentley common stock held as of the record date.

	Expected
	Total Number of
	Shares of Common
	Stock Beneficially		Percentage of
Name of Beneficial Owner	Owned		Common Stock

Principal Stockholder:
ClearBridge Advisors, LLC	264,799	(1)	11.8%
399 Park Avenue
New York, NY 10022
Balyasny Asset Management L.P.	194,970	(2)	8.7%
181 West Madison
Ste 3600
Chicago, IL 60602
Luther King Capital Management Corporation	177,705	(3)	7.9%
301 Commerce Street, Suite 1600
Fort Worth, TX 76102
Visium Asset Management, L.P.	115,130	(4)	5.1%
950 Third Avenue
New York, NY 10022
Directors and Executive Officers:
John A. Sedor	27,919	(5)	*
Chief Executive Officer and President
Robert P. Hebert	3,726	(6)	*
Chief Financial Officer and Vice President
Non-Employee Directors:
James R. Murphy	116,569	(7)	4.5%
Michael McGovern	329,442	(8)	14.3%
John W. Spiegel	12,100	(9)	*
Miguel Fernandez	19,106	(10)	*
All current directors and executive officers as a group (6 persons)	508,862	(11)	20.9%

*	Amount represents less than 1% of outstanding common stock

(1)	The number of shares is based on information contained in a Schedule 13G filed on February 14, 2008. ClearBridge Advisors, LLC filed the Schedule 13G with Smith Barney Fund Management LLC, as a group, indicating shared voting and dispositive power over certain of the securities held.

(2)	The number of shares is based on information contained in a Schedule 13G filed by the stockholder on February 11, 2008. Balyasny Asset Management L.P. is the sole managing member of Atlas Global, LLC (“AG”) and is the investment manager to each of AG and Atlas Global Investments, Ltd (“AGI”). AG, AGI and Atlas Institutional Fund, Ltd own 9%, 90% and 1% of the equity interests in Atlas Master Fund, Ltd, respectively. Dmitry Balyasny is the sole managing member of the general partner of Balyasny Asset Management, L.P.

(3)	The number of shares is based on information contained in a Schedule 13G filed by Luther King Capital Management Corporation on January 18, 2008.

(4)	The number of shares based on information contained in a Schedule 13G filed by the stockholder on March 11, 2008. Visium Asset Management, LP by virtue of its position as investment manager to pooled investment funds, JG Asset, LLC, is the general partner of Visium Asset Management, LP and Joseph Gottlieb, a natural person and managing member of JG Asset, LLC, may each be deemed to be beneficial of such shares.

(5)	Includes 356 shares of common stock held in Mr. Sedor’s 401(k) Retirement Plan account. Also includes 19,666 shares of common stock issuable upon exercise of vested stock options, 7,166 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 580 restricted stock units that vest within 60 days of April 7, 2008.

(6)	Includes 555 shares of common stock held in Mr. Hebert’s 401(k) Retirement Plan account. Also includes 3,100 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 10 shares of common stock owned by Mr. Murphy’s son, as to which Mr. Murphy disclaims beneficial ownership, and 1,203 shares of common stock held in Mr. Murphy’s 401(k) Retirement Plan account. Also includes 64,566 shares of common stock issuable upon exercise of vested stock options, 7,900 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 1,125 restricted stock units that vest within 60 days of April 7, 2008.

(8)	Includes 10,000 shares owned by Mr. McGovern’s spouse. Also includes 61,920 shares of common stock issuable upon exercise of vested stock options, 600 vested and unissued restricted stock units and 200 restricted stock units that vest within 60 days of April 7, 2008.

(9)	Includes 9,000 shares of common stock issuable upon exercise of vested stock options, 1,400 vested and unissued restricted stock units and 200 restricted stock units that vest within 60 days of April 7, 2008.

(10)	Includes 16,210 shares of common stock issuable upon exercise of vested stock options, 1,400 vested and unissued restricted stock units and 200 restricted stock units that vest within 60 days of April 7, 2008.

(11)	Includes 10 shares of common stock owned by Mr. Murphy’s son, as to which beneficial ownership is disclaimed. See Note 7 above. Also includes 174,462 shares of common stock issuable upon exercise of vested stock options, 3,400 vested and unissued restricted stock units, 15,066 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 2,305 restricted stock units that vest within 60 days of April 7, 2008. Also includes 2,114 shares of common stock held in 401(k) Retirement Plan accounts of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Distribution from Bentley

The distribution will be accomplished by Bentley distributing all of its shares of our common stock to holders of Bentley common stock entitled to such distribution, as described in “The Separation” section included elsewhere in this Information Statement. Completion of the distribution will be subject to satisfaction or waiver by Bentley of the conditions to the separation and distribution described below under “— Agreements with Bentley”.

Related Party Transactions

Our Board has adopted a written policy on related person transactions pursuant to which the members of the Audit Committee, or a designated subcommittee of such committee (in either case, the “Committee”) shall be responsible for reviewing the material facts of each related person transactions and approving or ratifying it, subject to such conditions as the Committee may prescribe, after determining that the transaction is in the best interest of the Company and its stockholders.

Agreements with Bentley

Before our separation from Bentley, we will enter into a Separation and Distribution Agreement and several other agreements with Bentley to effect the separation and provide a framework for our relationships with Bentley after the separation. These agreements will govern the relationships among us and Bentley subsequent to the completion of the separation plan and provide for the allocation among us and Bentley of Bentley’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) related to its drug delivery business, attributable to periods prior to our separation from Bentley. In addition to the Separation and Distribution Agreement (which contains many of the key provisions related to our separation from Bentley and the distribution of our shares of common stock to Bentley stockholders), these agreements include:

•	the Tax Sharing Agreement;

•	the Employee Matters Agreement; and

•	the Transition Services Agreement.

The principal agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

The terms of the agreements described below that will be in effect following our separation have not yet been finalized; changes, some of which may be material, may be made prior to our separation from Bentley.

Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth our agreements with Bentley regarding the principal transactions necessary to separate us from Bentley. It will also set forth other agreements that govern certain aspects of our relationship with Bentley after the completion of the separation plan. The parties intend to enter into the Separation and Distribution Agreement immediately before the distribution of our shares to Bentley stockholders. Upon our separation from Bentley, the Separation and Distribution Agreement will be effective as between us and Bentley with respect to our obligations to Bentley and with respect to Bentley’s obligations to us.

Transfer of Assets and Assumption of Liabilities.  The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to us and Bentley as part of the separation of Bentley into two independent companies, and will describe when and how these transfers, assumptions and assignments will occur, although, many of the transfers, assumptions and assignments may have already occurred prior to the parties’ entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•	All of the assets and liabilities (including whether accrued, contingent or otherwise) associated or primarily used in connection with the drug delivery business of Bentley will be retained by or transferred to us or our subsidiaries.

•	All other assets and liabilities (including whether accrued, contingent or otherwise) of Bentley will be retained by or transferred to Bentley or one of its subsidiaries (other than us or our subsidiaries).

Except as may be expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and so long as the transferor is in compliance with the terms of the Separation and Distribution Agreement relating to the transfer, the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or government approvals are not obtained and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires.

Further Assurances.  To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated on or prior to the date of the applicable separation, the parties will agree to cooperate to affect such transfers as promptly as practicable following the date of the applicable separation. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

The Distribution.  The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, we will distribute to Bentley as a stock dividend the number of shares of our common stock distributable in the distribution. Bentley will cause its agent to distribute to Bentley stockholders that hold shares of Bentley common stock as of the applicable record date all the issued and outstanding shares of our common stock. Bentley will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution. However, Bentley entered into a merger agreement with Teva Pharmaceuticals, Inc. on March 31, 2008 and in this agreement, Bentley agreed to use its reasonable best efforts to complete the distribution as promptly as practicable.

Conditions.  The Separation and Distribution Agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Bentley in its sole discretion. However, Bentley entered into a merger agreement with Teva Pharmaceuticals, Inc. on March 31, 2008 and in this agreement, Bentley agreed to use its reasonable best efforts to complete the distribution as promptly as practicable. For further information regarding the conditions relating to our separation from Bentley, see “The Separation — Conditions to the Distribution.”

Releases and Indemnification.  Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement.

Legal Matters.  Except as otherwise set forth in the Separation and Distribution Agreement, we will assume the liability for, and control of, all pending and threatened legal matters related to our business or assumed or retained liabilities and we will indemnify Bentley for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Intellectual Property.  Except as otherwise set forth in the Separation and Distribution Agreement or any ancillary agreement, Bentley will transfer to us ownership and control of all awarded, pending and applications for U.S. and international patents and other proprietary rights related to or primarily used in technologies that facilitate the absorption of drugs.

Tax Sharing Agreement

Prior to our separation from Bentley, we will enter into a Tax Sharing Agreement that generally will govern Bentley’s and our respective rights, responsibilities and obligations after the distribution with respect to taxes. Under the Tax Sharing Agreement, all tax liabilities resulting or arising from the contribution of Bentley’s drug delivery business to us and the other separation transactions including the distribution will be borne solely by Bentley and its subsidiaries other than us. In addition, under the Tax Sharing Agreement, all tax liabilities (including tax refunds and credits) attributable to Bentley’s drug delivery business for any and all periods, other than to the extent described in the preceding sentence, will be borne solely by us taking into account certain tax attributes available to Bentley and us. All tax liabilities (including tax refunds and credits) otherwise attributable to Bentley and its subsidiaries, will be borne solely by Bentley and its subsidiaries other than us.

Transition Services Agreement

Transition Services Provided by Bentley and Other Separated Companies

Prior to our separation from Bentley, we will enter into a Transition Services Agreement with Bentley to provide for an orderly transition for both companies. Under the Transition Services Agreement, we will provide certain services including accounting, SEC reporting, payroll, financial systems management, telecommunications services, occupancy and information technology services to Bentley and Bentley will agree to provide us with certain clinical trial and intellectual property related services.

Under the Transition Services Agreement, Bentley will, prior to the Distribution Date, pay us in advance for the services which we will provide to Bentley. We will pay Bentley a monthly fee for its transition services, which fee will be based on the costs incurred by Bentley in providing such services. The advance payment received from Bentley will be non-refundable and Bentley will have no further financial obligation for the initial term of the Transition Services Agreement. The Transition Services Agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the separation of Bentley into two independent companies. Unless specifically indicated below, all services to be provided under the Transition Services Agreement will be provided for a term of six months, which may be extended for a further term up to six months by mutual consent. Bentley will have the ability, upon notice, to unilaterally terminate the Transition Services Agreement, whereas we will require Bentley’s consent to terminate our obligation to provide services to Bentley. After the expiration of the arrangements contained in the Transition Services Agreement, we may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those we have received from Bentley. We are developing a plan to increase our own internal capabilities in the future to reduce our reliance on Bentley for the services.

Employee Matters Agreements.

Prior to our separation from Bentley, we will also enter into an Employee Matters Agreement with Bentley. The Employee Matters Agreement will allocate liabilities and responsibilities relating to employee compensation, benefit plans, programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or of our amended and restated by-laws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our amended and restated certificate of incorporation and by-laws are included as exhibits to our registration statement on Form 10.

Distributions of Securities

In the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, which were not registered under the Securities Act of 1933, as amended.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of up to 35.0 million shares of common stock, par value $0.01 per share, and 1,000,000 shares of Series A preferred stock.

Common Stock

Shares Outstanding.  Immediately following the distribution, we expect that approximately 2.2 million shares of our common stock will be issued and outstanding based upon approximately 22.7 million shares of Bentley common stock outstanding as of May 15, 2008, and assuming no exercise of Bentley options, and applying the distribution ratio of one share of our common stock for every ten shares of Bentley common stock held as of the record date.

Dividends.  Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose.

Voting Rights.  Each outstanding share of common stock will be entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of our common stock will not be entitled to cumulative voting of their shares in elections of directors.

Other Rights.  In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

Fully Paid.  The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Series A Preferred Stock

Our Board, without further action by our stockholders, may issue shares of our Series A Preferred Stock. Our Board is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board to issue Series A Preferred Stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may issue Series A Preferred Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of the common stock. There are no current agreements or understanding with respect to the issuance of Series A Preferred Stock and our Board has no present intention to issue any shares of Series A Preferred Stock. As of the completion of the distribution 1,000,000 shares of our Series A Preferred Stock will be reserved for issuance upon exercise of our preferred stock purchase rights (see “— Rights Plan”).

Rights Plan

We expect our Board will adopt a rights agreement on or prior to the distribution date. Pursuant to the rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the rights agreement.

Our Board believes that the rights agreement will protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock, without the approval of our Board.

Anti-takeover Effects of our Rights Plan, Our Certificate of Incorporation and By-laws and Delaware Law

Our rights plan and some provisions of our certificate of incorporation and by-laws and of Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our Board is divided into three classes. The term of the first class expires at our 2009 annual meeting of our stockholders, the term of our second class of directors expires at our 2010 annual meeting of our stockholders and the term of our third class of directors expires at our 2011 annual meeting of our stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders.

Removal of Directors

A director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote in the election of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our Board may consist of no less than one and no more than thirteen directors and our Board will fix the exact number of directors to comprise our Board. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our Board then in office and any vacancies in our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present or by a sole remaining director.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and by-laws expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and by-laws, only our President or pursuant to a resolution adopted by our Board may call special meetings of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated by-laws will have advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board. The business to be conducted at an annual meeting will be limited to business properly brought before the annual meeting by or at the direction of our Board or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before such meeting.

Delaware Anti-takeover Law

Upon the distribution, we will be governed by Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder; or

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10.0% or more of the assets of the corporation to or with the interested stockholder; or

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder; or

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation; or

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption.

Our amended and restated certificate of incorporation and amended and restated by-laws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Supermajority Voting

Our amended and restated certificate of incorporation provides that amendments to provisions in the amended and restated certificate of incorporation relating to the general powers of the Board, the number, classes and tenure of directors, filling vacancies on the board, removal of directors, limitation of liability of directors, indemnification of directors and officers, special meetings of stockholders, stockholder action by written consent, the amendment provision of the amended and restated by-laws and the supermajority amendment provision of the amended and restated certificate of incorporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote generally in the election of directors. Our amended and restated certificate of incorporation and by-laws provide that amendments to the by-laws may be made either (i) by a vote of at least a majority of the entire Board or (ii) by a vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote generally in the election of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provisions in our amended and restated

certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

NASDAQ Capital Market Listing

We have filed an application to list our shares of common stock on the NASDAQ Capital Market. We expect that our shares will trade under the ticker symbol “CPEX.”

Limitation on Liability of Directors and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation — a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We intend to obtain policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that Bentley stockholders will receive in the distribution. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to our company and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the applicable document.

After the distribution, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

We will maintain an Internet site at http://www.cpexpharma.com, which we expect to be operational on or before the date that the Form 10 is declared effective. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement or the registration statement on Form 10.

Annex A

OPINION OF DUFF & PHELPS, LLC

[TO BE PROVIDED]

A-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Bentley Pharmaceuticals, Inc.
Exeter, New Hampshire

We have audited the accompanying combined balance sheets of CPEX Pharmaceuticals, Inc. and subsidiary (a component of Bentley Pharmaceuticals, Inc.) (“CPEX”) as of December 31, 2007 and 2006, and the related combined statements of operations, changes in Bentley Pharmaceuticals, Inc. net investment, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of CPEX’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. CPEX is not required to have nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the combined financial position of CPEX Pharmaceuticals, Inc. and subsidiary at December 31, 2007 and 2006, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the combined financial statements, CPEX is comprised of the assets, liabilities and operations of the drug delivery business of Bentley Pharmaceuticals, Inc. The combined financial statements also include allocations from Bentley Pharmaceuticals, Inc. These allocations may not be reflective of the actual level of costs which would have been incurred had CPEX operated as a separate entity apart from Bentley Pharmaceuticals, Inc.

Also as discussed in Note 2 to the combined financial statements, CPEX adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(Revised), Share-Based Payment, effective January 1, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 11, 2008

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Combined Balance Sheets

	December 31,	December 31,
	2007	2006
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$21,659	$10,752
Receivables	3,245	2,262
Prepaid expenses and other	707	768

Total current assets	25,611	13,782

Non-current assets:
Fixed assets, net	2,800	2,798
Intangible assets, net	2,942	3,496
Restricted cash	1,000	1,000
Other	44	150

Total non-current assets	6,786	7,444

Total assets	$32,397	$21,226

Liabilities and Bentley Pharmaceuticals, Inc. Net Investment
Current liabilities:
Accounts payable	$974	$553
Accrued expenses	2,247	1,587
Deferred income	25	34

Total current liabilities	3,246	2,174

Commitments and contingencies (Note 10)
Bentley Pharmaceuticals, Inc. net investment	29,151	19,052

Total liabilities and Bentley Pharmaceuticals, Inc. net investment	$32,397	$21,226

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Combined Statements of Operations

	For the Year Ended December 31,
	2007	2006	2005
(In thousands)

Royalties and other revenue	$11,127	$8,366	$6,149
Operating expenses:
General and administrative	5,206	4,651	3,543
Research and development	9,646	7,881	3,858
Separation costs	1,010	—	—
Depreciation and amortization	752	679	609

Total operating expenses	16,614	13,211	8,010

Loss from operations	(5,487)	(4,845)	(1,861)

Other income (expenses):
Interest income	591	681	746
Interest expense	(10)	—	—
Other, net	(22)	2	(2)

Net loss	$(4,928)	$(4,162)	$(1,117)

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Combined Statements of Changes in Bentley Pharmaceuticals, Inc. Net Investment

(In thousands)

Balance at January 1, 2005	$34,152
Net loss	(1,117)
Net transfers to parent	(4,176)

Balance at December 31, 2005	28,859
Net loss	(4,162)
Net transfers to parent	(5,645)

Balance at December 31, 2006	19,052
Net loss	(4,928)
Net transfers from parent	15,027

Balance at December 31, 2007	$29,151

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Combined Statements of Cash Flows

	For the Year Ended December 31,
	2007	2006	2005
(In thousands)

Cash flows from operating activities:
Net loss	$(4,928)	$(4,162)	$(1,117)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	752	679	609
Stock-based compensation expense	1,504	1,255	219
Non-cash charge for write-down of intangible assets	202	—	—
Loss on disposal of assets	28	7	29
(Increase) decrease in assets and increase (decrease) in liabilities:
Receivables	(983)	603	(983)
Prepaid expenses and other current assets	61	384	(644)
Other assets	106	31	(14)
Accounts payable and accrued expenses	1,081	319	1,310
Deferred income	(9)	(372)	(852)

Net cash used in operating activities	(2,186)	(1,256)	(1,443)

Cash flows from investing activities:
Additions to fixed assets	(303)	(826)	(187)
Additions to intangible assets	(157)	(583)	(399)
Proceeds from sale of fixed assets	30	—	—

Net cash used in investing activities	(430)	(1,409)	(586)

Cash flows from financing activities:
Net change in investment from Bentley Pharmaceuticals, Inc.	13,523	(6,900)	(4,395)

Net cash provided by (used in) financing activities	13,523	(6,900)	(4,395)

Net increase (decrease) in cash and cash equivalents	10,907	(9,565)	(6,424)
Cash and cash equivalents at beginning of year	10,752	20,317	26,741

Cash and cash equivalents at end of year	$21,659	$10,752	$20,317

Supplemental Disclosures of Non-Cash Financing and Investing Activities
Bentley Pharmaceuticals, Inc. has issued Bentley Common Stock in lieu of cash to CPEX Pharmaceuticals, Inc. employees as 401(k) matching contributions during the year as follows:
Shares	19	14	17

Amount	$200	$178	$189

Amounts included in accounts payable at end of year for fixed asset and intangible asset purchases	$12	$130	$30

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements

NOTE 1 —	DESCRIPTION OF BUSINESS

On October 23, 2007, Bentley Pharmaceuticals, Inc. (which may be referred to as Bentley) announced a plan to spin-off its drug delivery business, which is subject to a number of conditions. Management expects that shares of the new specialty pharmaceutical drug delivery company, CPEX Pharmaceuticals, Inc. (which may be referred to as CPEX), will be distributed to Bentley stockholders by means of a stock dividend. On the record date, which has not yet been set, each Bentley stockholder will be entitled to receive shares of CPEX in connection with the spin-off of the drug delivery businesses. The spin-off would result in CPEX operating as an independent entity with publicly traded common stock. Bentley would not have any ownership interest in CPEX subsequent to the spin-off.

In connection with the spin-off, CPEX and Bentley expect to enter into a series of agreements, including a separation and distribution agreement, a transition services agreement, an employee matters agreement and a tax allocation agreement. Consummation of the separation is subject to certain conditions, including final approval by the Bentley Board of Directors, approval for listing of CPEX common stock on an exchange, and the effectiveness of the registration statement filed with the Securities and Exchange Commission in connection with the separation. Approval by Bentley’s stockholders is not required as a condition to the consummation of the proposed separation.

CPEX was incorporated on September 28, 2007 in the state of Delaware and has a wholly-owned subsidiary, CPEX Pharma, Inc., which was also formed in Delaware and has no assets, liabilities or operations to date. CPEX is a specialty pharmaceutical company in the business of development, licensing and commercialization of pharmaceutical products utilizing its validated drug delivery technologies. The CPEX platform drug delivery technology is CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. The first product of CPEX formulated CPE-215 with testosterone, which is licensed to Auxilium Pharmaceuticals, Inc. (“Auxilium”), which is marketing the product as Testim®, a gel for testosterone replacement therapy. A second product, Nasulintm, currently in Phase II clinical trials, is an intranasal spray formulation of CPE-215 with insulin.

CPEX is subject to a number of risks common to emerging companies in the life sciences industry. Principal among these risks are the uncertainties of the drug development process, technological innovations, dependence on key individuals, development of the same or similar technological innovations by CPEX competitors, protection of proprietary technology, compliance with government regulations and approval requirements, uncertainty of market acceptance of products, product liability, and the need to obtain additional financing necessary to fund future operations. CPEX’s growth and ability to achieve profitability may be dependent upon the successful commercialization of new products and partnering arrangements.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Combination

The combined financial statements include the assets, liabilities and results of operations of the components of Bentley that constitute the drug delivery business to be separated. Such information is primarily comprised of Bentley’s U.S. drug delivery business and certain accounts of Bentley’s wholly-owned subsidiaries, Bentley Pharmaceuticals Ireland Limited and Bentley Park, LLC. All intercompany balances have been eliminated in combination. The drug delivery business of Bentley Pharmaceuticals Ireland Limited does not have operations other than intercompany transactions with CPEX. As of December 31, 2007, the balance in cash and cash equivalents in the Combined Balance Sheet reflects amounts residing in the drug delivery business and is not indicative of the cash and cash equivalents balance that will remain in CPEX as of the effective date of the spin-off, such amount having been determined to be $8.0 million (see Note 10). A corresponding reduction in CPEX’s opening equity balance will also be recorded.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

Management believes that the assumptions underlying the combined financial statements are reasonable. The financial information in these combined financial statements does not include all of the expenses that would have been incurred had CPEX been a separate, stand-alone entity. As such, the financial information herein does not reflect the combined financial position, results of operations and cash flows of CPEX in the future or what they would have been, had CPEX been a separate, stand-alone entity during the periods presented. Additionally, these historical combined financial statements include proportional cost allocations of certain common costs of Bentley and CPEX because specific identification of these expenses was not practicable.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents and restricted cash

CPEX considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents for purposes of classification in the Combined Balance Sheets and the Combined Statements of Cash Flows. Cash and cash equivalents of CPEX include cash balances maintained in commercial bank accounts, amounts invested in overnight sweep investments and cash deposits in money market accounts. CPEX cash balances exceed the limits of amounts insured by the Federal Deposit Insurance Corporation; however, because deposits are maintained at a high quality financial institution, management does not believe that there is a significant risk of loss of uninsured amounts. As discussed elsewhere in Notes 2 and 10 to the Combined Financial Statements, CPEX’s unrestricted cash and cash equivalents will be adjusted to $8.0 million as of the effective date of the spin-off with any amounts in excess thereof being transferred to Bentley or any shortfall being transferred from Bentley.

CPEX acquired intellectual property during the year ended December 31, 2003 for $1,000,000 plus future royalties on sales and licensing income received through February 14, 2020. In connection with the acquisition, CPEX obtained a renewable, irrevocable letter of credit in the amount of $1,000,000 in favor of the assignor to guarantee future royalty payments. The $1,000,000 used to secure the letter of credit has been classified as restricted cash in the Combined Balance Sheets as of December 31, 2007 and 2006.

Accounts receivable and concentration of credit risk

CPEX enters into collaboration and research agreements whereby CPEX may receive milestones, research fees and/or royalties. Accounts receivable from these agreements are recorded at their net realizable value, generally as services are performed or as milestones and royalties are earned. When necessary, receivable balances are reported net of an estimated allowance for uncollectible accounts. Estimated uncollectible receivables are based on the amount and status of past due accounts, contractual terms with customers, the credit worthiness of customers and the history of uncollectible accounts. CPEX accounts receivable and collaboration revenues are primarily royalties due from one of its licensees, Auxilium related to sales of Testim®. Testim royalties represented substantially all of the CPEX accounts receivable as of December 31, 2007 and 2006 and substantially all of the CPEX revenues in the three years ended December 31, 2007, 2006 and 2005. All of the CPEX receivables are uncollateralized and therefore subject to credit risk.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

Fixed assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the following estimated economic lives of the assets:

Years

Buildings and improvements	30
Equipment	3-7
Furniture and fixtures	5-7
Other	5

Expenditures for replacements and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the useful life of the assets or the life of the respective lease. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

Intangible assets

Costs incurred in connection with acquiring licenses, patents, and other proprietary rights related to the business of CPEX are capitalized as intangible assets. These assets are amortized on a straight-line basis for periods not exceeding fifteen years from the dates of acquisition. In accordance with the guidelines in Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, CPEX has reviewed its intangible assets for impairment in accordance with the recognition and measurement provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Values of such assets are reviewed at least annually by CPEX or more frequently if events or changes in circumstances indicate that the assets may be impaired, by comparing the carrying amounts to their estimated future undiscounted cash flows, and adjustments are made for any diminution in value below the carrying value. CPEX performed its annual review for diminution in value and recorded impairment losses totaling $202,000 in the year ended December 31, 2007. Impairment losses related to Intangible Assets are included in Research and Development expenses in the Combined Statements of Operations. CPEX has also reassessed the useful lives of its intangible assets and has determined that the estimated useful lives are appropriate for determining amortization expense.

Fair value of financial instruments

On January 1, 2007, CPEX adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which provides guidance for measuring the fair value of assets and liabilities, and requires expanded disclosures about fair value measurements. SFAS No. 157 indicates that fair value should be determined based on the assumptions marketplace participants would use in pricing the asset or liability, and provides additional guidelines to consider in determining the market-based measurement. The adoption of SFAS No. 157 did not have a material impact on the CPEX Combined Financial Statements for the year ended December 31, 2007.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

The following table presents the assets of CPEX measured at fair value on a nonrecurring basis as of December 31, 2007 and the amounts as they correspond to the respective level within the fair value hierarchy established by SFAS No. 157.

Fair Value Measurements at December 31, 2007 Using:
		Quoted Prices in	Significant
		Active Markets	Other	Significant
	Total at	for Identical	Observable	Unobservable	Total
	December 31,	Assets	Inputs	Inputs	Gains
	2007	(Level 1)	(Level 2)	(Level 3)	(Losses)
(In thousands)

Assets:
Intangible assets, net	$2,942	$—	$—	$2,942	$(202)

The carrying amounts of cash, receivables, accounts payable and accrued expenses approximate fair value because of their liquid short-term nature. The fair value information presented herein is based on information available to management as of December 31, 2007 and 2006, respectively.

Revenue recognition

CPEX earns royalty revenues on Auxilium’s sales of Testim, which incorporates the CPE-215 permeation enhancement technology of CPEX. Since 2003, Auxilium has sold Testim to pharmaceutical wholesalers and chain drug stores, which have the right to return purchased products prior to the units being dispensed through patient prescriptions. Customer returns were not able to be reasonably estimated prior to April 1, 2006. Therefore, in accordance with SFAS No. 48, Revenue Recognition When Right of Return Exists, CPEX deferred the recognition of royalty revenues on product shipments of Testim until the units were dispensed through patient prescriptions. During the quarter ended June 30, 2006, CPEX recorded an increase in royalty revenues of approximately $479,000 due to a change in estimate which, based on historical experience, allowed it to reasonably estimate future product returns on sales of Testim. As a result of the change in estimate, there were no deferred Testim royalties as of December 31, 2007 and 2006. Total royalty revenues recognized for the years ended December 31, 2007, 2006 and 2005 were $11,121,000, $8,341,000, and $6,132,000, respectively.

Research and development expenses

Research and development expenses consist primarily of costs associated with the clinical trials of the CPEX product candidates, manufacturing supplies and other development materials, compensation and related benefits for research and development personnel, costs for consultants, and various overhead costs. Research and development costs are expensed as incurred consistent with SFAS No. 2, Accounting for Research and Development Costs.

Clinical trial expenses

Clinical trial expenses, which are reflected in research and development expenses, result from obligations under contract with vendors, consultants, and clinical sites in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in cash flows which are not consistent with the periods in which materials or services are provided. These costs are capitalized upon payment and expensed according to the progress of each trial as measured by patient progression and the timing of various aspects of the trial. The progress of the trials, including the level of services performed, is determined based upon judgments made after discussions with internal personnel as well as outside service providers.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

Separation costs

Bentley has incurred and expects to incur legal, tax and other strategic costs specifically associated with the planned spin-off, of which fifty percent have been allocated to CPEX (see Note 7).

Income taxes

CPEX operations were historically included in Bentley’s consolidated U.S. federal and state income tax returns. The provision for income taxes has been determined as if CPEX had filed separate tax returns under its existing structure for the periods presented. Accordingly, the effective tax rate of CPEX in future years could vary from its historical effective tax rates depending on the future legal structure of CPEX and related tax elections. The historical net operating losses generated by CPEX will remain with Bentley subsequent to the spin-off transaction.

CPEX recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the CPEX assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, valuation allowances have been established.

Share-based compensation

Certain of Bentley’s employees who will be employees of CPEX following the separation from Bentley hold equity compensation awards. Share-based compensation expense for CPEX is allocated based on Bentley consolidated expense for the CPEX employees and certain allocated share-based compensation expense allocated from Bentley. Such expense is accounted for in accordance with SFAS No. 123 (Revised), Share-Based Payment, (“SFAS No. 123 (Revised)”) which focuses primarily on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions and requires that the cost resulting from those transactions be recognized in the financial statements. The accompanying combined financial statements of CPEX reflect the adoption of SFAS No. 123 (Revised) on January 1, 2006 using the modified-prospective transition method. CPEX uses the accelerated expense attribution method pursuant to FASB Interpretation No. (“FIN”) 28 for all options previously accounted for under APB Opinion No. 25. Share-based compensation attributable to share-based awards granted subsequent to December 31, 2005 is recognized using the straight-line method pursuant to SFAS No. 123 (Revised).

CPEX equity awards generally expire ten years from the grant date and vest ratably over one to four year periods. The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The fair value of restricted stock units is generally calculated based on the average of the high and low trading prices of the Bentley common stock on the grant date. As share-based compensation expense is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS No. 123 (Revised) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on historical experience.

Bentley Pharmaceuticals, Inc. Net Investment

The financial statements of CPEX represent a combination of various components of Bentley. Because a direct ownership relationship did not exist among all the components comprising CPEX, Bentley’s investment in CPEX is shown in lieu of stockholder’s equity in the combined financial statements. CPEX will begin to report equity accounts as of the distribution date.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

Segments of an enterprise and related information

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company’s operating segments. CPEX operates in one business segment; therefore, the results of operations are reported on a combined basis for the purpose of segment reporting.

Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for CPEX on January 1, 2008. CPEX has not elected to measure any of its financial instruments or other items at fair value that are not currently required to be measured at fair value.

In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. EITF Issue No. 07-3 states that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the related services performed. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. EITF Issue No. 07-3 is effective for fiscal years beginning after December 15, 2007 and earlier application is not permitted. CPEX enters into agreements for research and development goods and service. The adoption of EITF Issue No. 07-3 is not expected to have a significant impact on the combined financial statements of CPEX.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, which replaces SFAS No. 141. SFAS No. 141 (R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141 (R) is effective for fiscal years beginning after December 15, 2008. CPEX has not determined the effect that the application of SFAS 141 (R) will have on its combined financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. CPEX has not determined the effect that the application of SFAS No. 160 will have on its combined financial statements.

In December 2007, the FASB ratified the consensus reached by the EITF on Issue No. 07-1, Accounting for Collaborative Agreements (“EITF Issue No. 07-1”). EITF Issue No. 07-1 provides the definition of a collaborative agreement and guidelines to assist an entity in determining whether or not it is a party in a collaborative agreement. EITF Issue No. 07-1 states that costs incurred and revenues generated from transactions with third parties shall be reported in accordance with EITF Issue No. 99-19, Reporting Revenue

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

Gross as a Principal versus Net as an Agent. EITF Issue No. 07-1 also provides minimum disclosure requirements for an entity’s collaboration agreements and transition guidance. EITF Issue No. 07-1 is effective for fiscal years beginning after December 15, 2008. CPEX is evaluating the impact that the adoption of EITF Issue No. 07-1 will have on its consolidated financial statements.

NOTE 3 —	RECEIVABLES

Receivables consist of the following:

	December 31,
	2007	2006
(In thousands)

Royalties receivable	$3,237	$2,261
Other	8	1

	$3,245	$2,262

CPEX did not write-off any uncollectible receivables in the years ended December 31, 2007 and 2006. In addition, CPEX reviewed all receivable balances and concluded that no allowance for doubtful accounts was necessary as of December 31, 2007 and 2006.

NOTE 4 —	FIXED ASSETS

Fixed assets consist of the following:

	December 31,
	2007	2006
(In thousands)

Land	$787	$787
Buildings and improvements	1,183	1,177
Equipment	1,465	1,222
Furniture and fixtures	247	241
Other	—	82

	3,682	3,509
Less-accumulated depreciation	(882)	(711)

	$2,800	$2,798

Depreciation expense related to fixed assets was approximately $243,000, $178,000 and $168,000 for the years ended December 31, 2007, 2006 and 2005, respectively, and has been recorded in depreciation and amortization expense in the accompanying Combined Statements of Operations.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

NOTE 5 —	INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31,
	2007	2006
(In thousands)

Patents and related patent costs	$5,827	$5,872
Less-accumulated amortization	(2,885)	(2,376)

	$2,942	$3,496

Amortization expense related to intangible assets was approximately $509,000, $501,000 and $441,000 for the years ended December 31, 2007, 2006 and 2005, respectively, and has been recorded in depreciation and amortization expense in the accompanying Combined Statements of Operations.

Amortization expense for existing intangible assets for each of the next five years and for all remaining years thereafter is estimated to be as follows:

Future
Amortization
Year Ending December 31,	Expense
(In thousands)

2008	$414
2009	414
2010	414
2011	414
2012	414
2013 and beyond	872

NOTE 6 —	ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2007	2006
(In thousands)

Accrued payroll and related taxes	$1,438	$640
Accrued clinical costs	184	508
Accrued professional fees	338	219
Other accrued expenses	287	220

	$2,247	$1,587

NOTE 7 —	RELATED PARTY TRANSACTIONS

For each of the periods presented, the CPEX operations were fully integrated with Bentley, including executive services, finance, treasury, internal audit, corporate income tax, legal services and investor relations. After the separation, certain of these arrangements will continue on a temporary basis for a period generally not to exceed two years. The accompanying combined financial statements reflect the application of certain estimates and allocations of operating expenses and management believes the methods used to allocate these operating expenses are reasonable. The allocation methods include relative time devoted by executive management on CPEX business and related benefit received by CPEX for other services, such as public

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

company costs and services. Allocations of expenses for these services of $4,197,000, $4,147,000 and $2,609,000 for the years ended December 31, 2007, 2006 and 2005, respectively, are reflected in total operating expenses in the Combined Statements of Operations.

On or before the date on which shares of CPEX are distributed to Bentley shareholders, CPEX and Bentley will enter into a series of agreements to facilitate CPEX in its separation from Bentley. These agreements, which will have terms of one to two years, will include certain transitional services and employee matters that historically have been provided to CPEX from Bentley. These agreements will require CPEX to pay fees to Bentley for services provided subsequent to the distribution date. Fees will approximate actual costs of the services plus an agreed upon mark-up.

NOTE 8 —	SHARE-BASED COMPENSATION

CPEX intends to adopt, subject to shareholder approval, an Equity and Incentive Plan (the “Plan”). The Plan will provide for the grant of incentive stock options, non-qualified stock options, restricted stock units and other types of awards to its directors, officers, employees and consultants. The Plan will be administered by the CPEX board of directors or a committee designated by its board of directors. The employees of CPEX have historically received equity awards from Bentley. Accordingly, the following information regarding share-based compensation has been derived from the equity awards granted to CPEX employees by Bentley. Option and restricted stock unit balances and activity related to the allocated share-based compensation expense of Bentley’s directors and executive officers are excluded from the following information.

A summary of stock option award activity under the Bentley stock option plans for the CPEX employees for the three fiscal years ended December 31, 2007 and changes during the years then ended are presented below (shares and aggregate intrinsic values in thousands):

	Three Years Ended December 31, 2007
		Weighted	Weighted Average
	Number	Average	Remaining	Aggregate
	of	Exercise	Contractual	Intrinsic
	Options	Price	Term (Years)	Value

Options outstanding, January 1, 2005	1,076	$7.25	4.75
Granted	200	8.59
Exercised	(262)	4.94
Forfeited and expired	(14)	9.51

Options outstanding, December 31, 2005	1,000	8.09	5.14
Granted	37	11.78
Exercised	(333)	4.21
Forfeited and expired	(1)	9.97

Options outstanding, December 31, 2006	703	10.12	6.72
Granted	56	11.97
Exercised	(52)	9.07
Forfeited and expired	(5)	7.39

Options outstanding, December 31, 2007	702	$10.37	6.09	$3,325

Vested or expected to vest, December 31, 2007	697	$10.36	6.07	$3,302

Options exercisable, December 31, 2007	562	$10.31	5.51	$2,694

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

The table below summarizes options outstanding and exercisable at December 31, 2007 (number of options in thousands):

	Options Outstanding			Options Currently Exercisable
		Weighted	Weighted		Weighted
Range of		Average	Average		Average
Exercise	Number	Exercise	Remaining Life	Number	Exercise
Prices	Outstanding	Price	(Years)	Exercisable	Price

$ 2.88	2	$2.88	1.50	2	$2.88
6.33	5	6.33	3.76	5	6.33
7.39 - 7.50	127	7.48	7.25	85	7.48
8.00 - 8.93	86	8.21	4.42	86	8.21
9.02 - 9.79	93	9.77	4.05	93	9.77
10.04 - 10.63	83	10.13	5.56	83	10.13
11.13 - 11.97	173	11.89	7.56	75	11.85
12.32 - 12.55	23	12.38	6.36	23	12.38
13.30 - 15.83	110	13.56	5.97	110	13.56
$ 2.88 - $15.83	702	$10.37	5.51	562	$10.31

Options to purchase approximately 52,000, 333,000 and 262,000 shares of Bentley Common Stock were exercised during 2007, 2006 and 2005, respectively, by CPEX employees. Net cash proceeds from these option exercises totaled approximately $469,000, $0 and $1,292,000, respectively, while the total intrinsic value (the excess of the market price over the exercise price) of those option exercises was approximately $292,000, $3,048,000 and $1,877,000, respectively. As the future operating profits of CPEX cannot be reasonably assured, no tax benefit resulting from the settlement of awards has been recorded. The total fair value of stock options that vested during 2007, 2006 and 2005 was approximately $315,000, $648,000, and $831,000, respectively.

A summary of the activity for nonvested share awards as of December 31, 2007, 2006 and 2005 is provided below with changes during the years then ended (shares in thousands):

	For Year Ended December 31,
	2007		2006		2005
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
	Number of	Date Fair	Number of	Date Fair	Number of	Date Fair
	Options	Value	Options	Value	Options	Value

Nonvested options outstanding, beginning of the period	165	$4.22	260	$4.39	233	$5.46
Granted	56	5.45	37	5.51	200	3.83
Vested	(76)	(4.12)	(132)	(4.93)	(158)	(5.27)
Forfeited	(5)	(7.12)	—	—	(15)	(4.24)

Nonvested options outstanding, end of the period	140	$7.51	165	$4.22	260	$4.39

As of December 31, 2007, unrecognized compensation expense related to the unvested portion of Bentley’s stock options granted to CPEX employees was approximately $365,000 and is expected to be recognized over a weighted average period of approximately 0.9 years.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

A summary of restricted stock unit award activity for the CPEX employees as of December 31, 2007 and 2006 changes during the year then ended are presented in the following table (shares and aggregate intrinsic values in thousands):

	Three Years Ended December 31, 2007
			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Restricted	Grant Date	Contractual	Intrinsic
	Stock Units	Fair Value	Term (Years)	Value

Restricted stock units outstanding, January 1, 2006	—	$—
Granted	36	11.42
Vested	—	—
Forfeited	—	—

Restricted stock units outstanding, December 31, 2006	36	11.42	1.93
Granted	45	11.64
Vested	(9)	11.42
Forfeited	(7)	11.67

Restricted stock units outstanding, December 31, 2007	65	$11.69	1.71	$975

Vested and expected to vest, December 31, 2007	62	$11.70	1.71	$930

As of December 31, 2007, unrecognized compensation expense related to the unvested portion of the restricted stock unit awards to CPEX employees was approximately $523,000 and is expected to be recognized over a weighted average period of approximately 3.0 years. Restricted stock units are issued when they vest.

Share-based compensation

Share-based compensation expense recorded in the years ended December 31, 2007 and 2006 for Bentley stock option and Bentley restricted stock unit awards to employees of CPEX and the related allocated share-based compensation of executive officers, non-employee directors and consultants of Bentley was approximately $1,242,000 and $1,069,000, respectively. Approximately $630,000 and $545,000 were included in general and administrative expenses and approximately $612,000 and $524,000 were included in research and development expenses in the years ended December 31, 2007 and 2006, respectively.

No related compensation expense was capitalized as the cost of an asset and there was no impact on net cash provided by operating activities or net cash used in financing activities as a result of these share-based transactions.

The employees of CPEX also receive shares of Bentley Common Stock in lieu of cash as matching contributions in the Bentley 401(k) Plan. Bentley generally issues previously unissued shares for the exercise of stock options and to match eligible 401(k) Plan contributions; however, Bentley or CPEX may reissue previously acquired treasury shares to satisfy these issuances in the future. Bentley and CPEX do not have policies for the repurchase of shares on the open market to satisfy option exercises or matching contributions to the 401(k) Plan.

Share-based compensation expense attributable to CPEX employees from Bentley’s 401(k) Plan matching contributions and non-employee options represents the remainder of the CPEX share-based compensation. General and administrative expenses include approximately $91,000, $77,000 and $85,000 of such non-cash share-based compensation for the years ended December 31, 2007, 2006 and 2005, respectively. Research and

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

development expenses include approximately $171,000, $108,000 and $133,000 of such non-cash share-based compensation for the years ended December 31, 2007, 2006 and 2005, respectively.

The following table details the pro forma effect that stock-based compensation expense would have had on net loss and loss per share had CPEX accounted for share-based compensation under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for the year ended December 31, 2005:

Year Ended
December 31,
2005
(In thousands)

Net loss, as reported	$(1,117)
Add: Share-based employee compensation expense included in reported net loss	219
Deduct: Total share-based employee compensation expense determined under fair value method for all awards	(1,927)

Pro forma net loss	$(2,825)

The fair value of each option award granted to employees has been estimated on the date of grant using the Black-Scholes option valuation model. Assumptions and the resulting fair value for option awards granted by Bentley during the years ended December 31, 2007, 2006 and 2005 are provided below (results may vary depending on the assumptions applied within the model):

	Year Ended December 31,
	2007	2006	2005

Risk free interest rate	4.79%	4.95%	3.90%
Dividend yield	0.00%	0.00%	0.00%
Expected life	5 years	5 years	5 years
Volatility	44.57%	46.24%	45.28%
Fair value of options granted	$12.20	$5.54	$4.04

The risk-free interest rate is based on the yield curve of U.S. Treasury securities in effect at the date of the grant, having a duration commensurate with the estimated life of the award. Bentley has not declared dividends, and CPEX does not expect to declare dividends in the future. Therefore, an annual dividend rate of 0% is used when calculating the grant date fair value of equity awards. The expected life (estimated period of time outstanding) of options granted is estimated based on historical exercise behaviors of the Bentley employees. The volatility of the Bentley stock is calculated on the grant date of each equity award using daily price observations over a period of time commensurate with the expected life of the respective award. The maximum contractual term of share-based awards has been 10 years.

Stockholder Rights Plan

CPEX expects its Board of Directors to adopt a Stockholder Rights Plan upon separation. The plan will be designed to prevent a potential acquirer from gaining control of CPEX without fairly compensating all of the CPEX stockholders and to protect CPEX from coercive takeover attempts.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

NOTE 9 —	PROVISION FOR INCOME TAXES

	Year Ended December 31,
	2007	2006	2005
(In thousands)

Current	$—	$—	$—
Deferred:
State	(24)	(11)	42
Federal	(4,082)	3,910	134
Tax effect of operating loss carryforwards:
State	(56)	185	(56)
Foreign	1,590	(1,306)	(258)
Change in valuation allowance	2,572	(2,778)	138

Total provision for income taxes	$—	$—	$—

A reconciliation of the income tax provision using the federal statutory rate to the CPEX effective income tax rate is as follows:

	Year Ended December 31,
	2007	2006	2005
(In thousands)

Statutory federal income taxes (benefits)	$(1,676)	$(1,415)	$(380)
Foreign income tax rate differential	(2,735)	2,246	443
State income taxes	(80)	174	(14)
Expiration and utilization of operating loss carryforwards	2,316	2,119	—
Tax credits	(402)	(351)	(191)
Other	5	5	4
Change in valuation allowance	2,572	(2,778)	138

	$—	$—	$—

The components of the CPEX deferred taxes are as follows:

	December 31,
	2007	2006
(In thousands)

Deferred tax assets:
NOL carryforwards	$17,623	$15,623
Tax credit carryforwards	1,292	890
Other, net	778	608

Total deferred tax assets	19,693	17,121
Valuation allowance	(19,693)	(17,121)

Deferred tax asset (liability), net	$—	$—

The CPEX operations in the U.S. and Ireland resulted in a combined net operating loss of approximately $4,928,000, $4,162,000 and $1,117,000 in 2007, 2006 and 2005, respectively. CPEX generated a U.S. federal net operating loss of approximately $17,649,000 in 2007, and federal net operating income of approximately $6,284,000 and $946,000 in 2006, and 2005, respectively. Bentley Pharmaceuticals Ireland Limited generated

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

net operating income of approximately $12,721,000 in 2007 and net operating losses of approximately $10,446,000 and $2,063,000 in 2006 and 2005, respectively.

In October 2005, intercompany agreements were executed between Bentley Pharmaceuticals, Inc. and Bentley Pharmaceuticals Ireland Limited to license non-U.S. rights of certain technologies owned by Bentley Pharmaceuticals, Inc., and expected to be contributed to CPEX. These agreements provided for cost-sharing of subsequent development efforts on those technologies. In 2007, these agreements were cancelled and all charges from Bentley Pharmaceuticals Inc. to Bentley Pharmaceuticals Ireland Ltd in connection with these agreements were subsequently credited. As a result of these adjustments, CPEX recorded a charge of $12,721,000 in 2007 and net benefits of $10,376,000 and $2,045,000 to income from U.S. operations in 2006 and 2005, respectively. These intercompany transactions are eliminated in combination.

In 2006, CPEX calculated positive taxable income before utilization of NOLs, which would result in an Alternative Minimum Tax (AMT) payable of approximately $70,000 for that year. However, the CPEX operations were incorporated in the 2006 tax return for Bentley Pharmaceuticals, Inc., which did not generate an AMT payable. Therefore, CPEX has not recorded a current tax expense for this item. CPEX utilized U.S. federal net operating loss carry-forwards in order to offset the resulting U.S. income tax liability. As future operating profits cannot be reasonably assured in the U.S. or Ireland, no tax benefit has been recorded for losses in these territories. Accordingly, CPEX has established a valuation allowance equal to the full amount of the deferred tax assets in the U.S. and Ireland. Should CPEX determine that it is more likely than not that it will realize certain of its net deferred tax assets for which it has previously provided a valuation allowance, an adjustment would be required to reduce the existing valuation allowance.

CPEX operated within multiple taxing jurisdictions and is subject to audit in those jurisdictions. These audits can involve complex issues, which may require an extended period of time for resolution. CPEX does not believe its operations have resulted in tax exposures.

The NOL carryforwards include the benefit of 2006 compensation expense from nonqualified stock option dispositions and disqualifying dispositions of incentive stock options of approximately $3,072,000, the tax effect of which ($1,044,000) will be credited to additional paid-in capital if and when realized. During 2007, approximately $6,812,000 of U.S. federal net operating loss (“NOL”) carryforwards expired unutilized. As of December 31, 2007, the remaining U.S. federal NOL carryforwards were approximately $51,671,000. If not offset against future taxable income, the NOL carryforwards will expire in tax years 2008 through 2027.

The valuation allowance increased (decreased) by approximately $2,572,000, ($2,778,000) and $138,000, in 2007, 2006 and 2005, respectively. The increase in the year ended December 31, 2007 is attributed to $3,590,000 related to U.S. NOL carryfowards and $402,000 from general business credits. The 2006 decrease reflects 2,209,000 of increased income from Testim royalties and the expiration of U.S. NOL carryforwards. The increase in 2005 reflects $1,693,000 of losses attributable to stock option deductions.

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, which CPEX adopted effective January 1, 2007. The purpose of FIN 48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with SFAS No. 109, Accounting for Income Taxes by requiring the application of a “more likely than not” threshold for the recognition and derecognition of tax positions. CPEX adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material impact on the CPEX combined financial statements. CPEX has elected to record interest and penalties related to uncertain tax positions as a component of the provision for income taxes. There were no unrecognized tax positions relating to CPEX at the date of adoption. Tax years ranging from 2002 to 2007 remain open to examination by the major taxing authorities in jurisdictions where CPEX is subject to taxation.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Combined Financial Statements — (Continued)

NOTE 10 —	COMMITMENTS AND CONTINGENCIES

In accordance with the Separation and Distribution Agreement by and between Bentley and CPEX, cash balances in excess of $8.0 million will be transferred to Bentley on the distribution date. As of December 31, 2007, CPEX Pharmaceuticals, Inc. would have transferred cash balances totaling $13.7 million to Bentley.

CPEX is obligated to pay certain royalty payments upon commercialization of products using its CPE-215 technology acquired in 1999 and its intellectual property acquired in 2003. The royalties are primarily calculated based upon net sales of certain products generated by the intellectual properties. As of December 31, 2007, no royalties are due under the agreements.

CPEX expects to enter into renewable employment agreements with certain management personnel of CPEX subsequent to the spin-off transaction. These employment agreements are currently with Bentley and provide for salaries, potential bonuses and other benefits in exchange for services provided. The employment agreements also provide for certain compensation in the event of termination or change in control of CPEX. Bentley is currently obligated to pay approximately $1,100,000 in 2008 under such agreements for base salaries to these CPEX employees.

CPEX leases certain equipment and facilities under non-cancelable operating leases, which expire through the year 2011. Total charges to operations under operating leases were approximately $19,000, $19,000 and $14,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Future minimum lease payments under operating leases are $14,000 in 2008, $3,000 in 2009, $1,000 in 2010, $1,000 in 2011 and zero in 2012.

From time to time CPEX is party to various legal actions that arise in the ordinary course of business. CPEX does not expect that resolution of these matters will, individually or in the aggregate, have a material adverse effect on its financial position, results of operations or cash flows.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Unaudited Condensed Combined Balance Sheets

	March 31,	December 31,
	2008	2007
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$19,737	$21,659
Receivables	3,433	3,245
Prepaid expenses and other	648	707

Total current assets	23,818	25,611

Non-current assets:
Fixed assets, net	2,769	2,800
Intangible assets, net	2,838	2,942
Restricted cash	1,000	1,000
Other	43	44

Total non-current assets	6,650	6,786

Total assets	$30,468	$32,397

Liabilities and Bentley Pharmaceuticals, Inc. Net Investment
Current liabilities:
Accounts payable	$838	$974
Accrued expenses	1,649	2,247
Deferred income	—	25

Total current liabilities	2,487	3,246

Commitments and contingencies
Bentley Pharmaceuticals, Inc. net investment	27,981	29,151

Total liabilities and Bentley Pharmaceuticals, Inc. net investment	$30,468	$32,397

The accompanying Notes to Unaudited Condensed Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Unaudited Condensed Combined Statements of Operations

	For the Three Months Ended
	March 31,
	2008	2007
(In thousands)

Royalties and other revenue	$3,450	$2,163
Operating expenses:
General and administrative	1,105	921
Research and development	1,896	2,056
Separation costs	937	35
Depreciation and amortization	172	195

Total operating expenses	4,110	3,207

Loss from operations	(660)	(1,044)

Other income (expenses):
Interest income	147	117
Interest expense	(1)	(5)
Other, net	—	(3)

Net loss	$(514)	$(935)

The accompanying Notes to Unaudited Condensed Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Unaudited Condensed Combined Statement of Changes
in Bentley Pharmaceuticals, Inc. Net Investment

(In thousands)

Balance at January 1, 2008	$29,151
Net loss	(514)
Net transfers to parent	(656)

Balance at March 31, 2008	$27,981

The accompanying Notes to Unaudited Condensed Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Unaudited Condensed Combined Statements of Cash Flows

	For the Three Months Ended March 31,
	2008	2007
(In thousands)

Cash flows from operating activities:
Net loss	$(514)	$(935)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	172	195
Stock-based compensation expense	465	318
(Increase) decrease in assets and increase (decrease) in liabilities:
Receivables	(188)	62
Prepaid expenses and other current assets	60	(140)
Other assets	1	1
Accounts payable and accrued expenses	(734)	(175)
Deferred income	(25)	(7)

Net cash used in operating activities	(763)	(681)

Cash flows from investing activities:
Additions to fixed assets	(37)	(20)
Additions to intangible assets	—	(147)

Net cash used in investing activities	(37)	(167)

Cash flows from financing activities:
Net change in investment from Bentley Pharmaceuticals, Inc.	$(1,122)	$(46)

Net cash provided by (used in) financing activities	(1,122)	(46)

Net decrease in cash and cash equivalents	(1,922)	(894)
Cash and cash equivalents at beginning of period	21,659	10,752

Cash and cash equivalents at end of period	19,737	9,858

Supplemental Disclosures of Non-Cash Financing and Investing Activities
Bentley Pharmaceuticals, Inc. has issued Bentley Common Stock in lieu of cash to CPEX Pharmaceuticals, Inc. employees as 401(k) matching contributions during the year as follows:
Shares	7	7

Amount	$97	$61

Amounts included in accounts payable at end of period for fixed asset and intangible asset purchases	$—	$156

Cash paid for interest	$3	$5

The accompanying Notes to Unaudited Condensed Combined Financial Statements are an integral part of these financial statements.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Unaudited Condensed Combined Financial Statements

Basis of Presentation

The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions in Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for future periods. The balance sheet information at December 31, 2007 has been derived from the audited financial statements at that date, but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements. These condensed combined financial statements should be read in conjunction with the audited combined financial statements of CPEX Pharmaceuticals, Inc. and notes thereto.

On October 23, 2007, Bentley Pharmaceuticals, Inc. (which may be referred to as Bentley) announced a plan to spin-off its drug delivery business in a transaction that is subject to certain conditions. Management expects that shares of the new specialty pharmaceutical drug delivery company, CPEX Pharmaceuticals, Inc. (which may be referred to as CPEX), will be distributed to Bentley stockholders by means of a stock dividend. On the record date, which has not yet been set, each Bentley stockholder will be entitled to receive shares of CPEX in connection with the spin-off of the drug delivery business. The spin-off would result in CPEX operating as an independent entity with publicly traded common stock. Bentley would not have any ownership interest in CPEX subsequent to the spin-off.

In connection with the spin-off, CPEX and Bentley expect to enter into a series of agreements, including a separation and distribution agreement, a transition services agreement, an employee matters agreement and a tax sharing agreement. Consummation of the spin-off is subject to several conditions, including final approval of the spin-off by the Bentley Board of Directors, receipt of an opinion to the effect that Bentley and CPEX each will be solvent, adequately capitalized immediately after the distribution of the CPEX common stock and able to pay its liabilities as they become absolute and mature, and that Bentley has sufficient surplus under Delaware law to declare the dividend of CPEX common stock to Bentley stockholders, and the effectiveness of the Form 10 filed with the Securities and Exchange Commission for the registration of the securities of CPEX. Approval by Bentley’s stockholders is not required as a condition to the consummation of the proposed spin-off.

CPEX has incurred and is expected to continue to incur legal, tax and other strategic consulting costs specifically associated with the planned spin-off. These costs totaled approximately $937,000 and $35,000 for the three months ended March 31, 2008 and 2007, respectively, and have been reported as separation costs within operating expenses in the Unaudited Combined Statements of Operations.

CPEX was incorporated on September 28, 2007 in the state of Delaware and has a wholly-owned subsidiary, CPEX Pharma, Inc., which was also formed in Delaware and has no assets, liabilities or operations to date. CPEX is a specialty pharmaceutical company in the business of development, licensing and commercialization of pharmaceutical products utilizing its validated drug delivery technologies. The CPEX platform drug delivery technology is CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. The first product of CPEX formulated CPE-215 with testosterone, which is licensed to Auxilium Pharmaceuticals, Inc. (“Auxilium”), which is currently marketing the product as Testim®, a gel for testosterone replacement therapy. A second product, Nasulintm, currently in Phase II clinical trials, is an intranasal spray formulation of CPE-215 with insulin.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Unaudited Condensed Combined Financial Statements — (Continued)

CPEX is subject to a number of risks common to emerging companies in the life sciences industry. Principal among these risks are the uncertainties of the drug development process, technological innovations, dependence on key individuals, development of the same or similar technological innovations by CPEX competitors, protection of proprietary technology, compliance with government regulations and approval requirements, uncertainty of market acceptance of products, product liability, and the need to obtain additional financing necessary to fund future operations. CPEX’s growth and ability to achieve profitability may be dependent upon the successful commercialization of new products and partnering arrangements.

Basis of Accounting and Combination

The combined financial statements include the assets, liabilities and results of operations of the components of Bentley that constitute the drug delivery business to be separated. Such information is primarily comprised of Bentley’s U.S. drug delivery business and certain accounts of Bentley’s wholly-owned subsidiaries, Bentley Pharmaceuticals Ireland Limited and Bentley Park, LLC. All intercompany balances have been eliminated in combination. The drug delivery business of Bentley Pharmaceuticals Ireland Limited does not have operations other than intercompany transactions with CPEX. As of March 31, 2008, the balance in cash and cash equivalents in the Unaudited Condensed Combined Balance Sheet reflects amounts residing in the drug delivery business and is not indicative of the cash and cash equivalents balance that will remain in CPEX as of the effective date of the spin-off, such amount having been determined to be $8.0 million. A corresponding reduction in CPEX’s opening equity balance will also be recorded.

Management believes that the assumptions underlying the combined financial statements are reasonable. The financial information in these combined financial statements does not include all the expenses that would have been incurred had CPEX been a separate, stand-alone entity. As such, the financial information herein does not reflect the combined financial position, results of operations and cash flows of CPEX in the future or what they would have been, had CPEX been a separate, stand-alone entity during the periods presented. Additionally, these historical combined financial statements include proportional cost allocations of certain common costs of Bentley and CPEX because specific identification of these expenses was not practicable.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents and restricted cash

CPEX considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents for purposes of classification in the Combined Balance Sheets and the Combined Statements of Cash Flows. The cash and cash equivalents of CPEX include cash balances maintained in commercial bank accounts, amounts invested in overnight sweep investments and cash deposits in money market accounts. The CPEX cash balances exceed the limits of amounts insured by the Federal Deposit Insurance Corporation; however, because deposits are maintained at a high quality financial institution, management does not believe that there is a significant risk of loss of uninsured amounts. As discussed elsewhere and in Nates 2 and 10 to the CPEX Combined Financial Statements for the years ended December 31, 2007, 2006 and 2005, CPEX’s unrestricted cash and cash equivalents will be adjusted to $8.0 million as of the effective date of the spin-off with any amounts in excess thereof being transferred to Bentley or any shortfall being transferred from Bentley.

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Unaudited Condensed Combined Financial Statements — (Continued)

CPEX acquired intellectual property during the year ended December 31, 2003 for $1,000,000 plus future royalties on sales and licensing income received though February 14, 2020. In connection with the acquisition, CPEX obtained a renewable, irrevocable letter of credit in the amount of $1,000,000 in favor of the assignor to guarantee future royalty payments. The $1,000,000 used to secure the letter of credit has been classified as restricted cash in the Combined Balance Sheets as of March 31, 2008 and December 31, 2007.

Receivables

Receivables consist of the following (in thousands):

		December 31,
	March 31, 2008	2007

Royalties receivable	$3,291	$3,237
Other	142	8

	$3,433	$3,245

CPEX did not write-off any uncollectible receivables in the periods ended March 31, 2008 and December 31, 2007. In addition, CPEX reviewed all receivable balances and concluded that no allowance for doubtful accounts was necessary as of March 31, 2008 and December 31, 2007.

Revenue recognition

CPEX earns royalty revenues on Auxilium’s sales of Testim, which incorporates the CPE-215 permeation enhancement technology of CPEX. Total royalty revenues recognized for the three months ended March 31, 2008 and 2007 were $3,300,000 and $2,157,000, respectively.

Related Party Transactions

For each of the periods presented, the CPEX operations were fully integrated with Bentley, including executive services, finance, treasury, internal audit, corporate income tax, legal services and investor relations. After the separation, certain of these arrangements will continue on a temporary basis for a period of six months, which period may be extended for a further term up to six months. The accompanying condensed combined financial statements reflect the application of certain estimates and allocations of operating expenses and management believes the methods used to allocate these operating expenses are reasonable. The allocation methods include relative time devoted by executive management on CPEX business and related benefit received by CPEX for other services, such as public company costs and services. Allocations of expenses for these services of $1,793,000 and $726,000 for the three months ended March 31, 2008 and 2007, respectively, are reflected in total operating expenses in the Unaudited Combined Statements of Operations.

On or before the date on which the shares of CPEX are distributed to Bentley shareholders, CPEX and Bentley will enter into a transition services agreement to facilitate CPEX in its separation from Bentley. That agreement, which will have a term of six months, which term may be extended for a further term of up to six months, will include certain transitional services and employee matters that historically have been provided to CPEX from Bentley. These agreements will require CPEX to pay fees to Bentley for services provided subsequent to the distribution date. Fees will be based on costs incurred by Bentley in providing such services.

Clinical trial expenses

Clinical trial expenses, which are reflected in research and development expenses, result from obligations under contract with vendors, consultants, and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations which vary from contract to contract

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Unaudited Condensed Combined Financial Statements — (Continued)

and may result in cash flows which are not consistent with the periods in which materials or services are provided. These costs are capitalized upon payment and expensed according to the progress of each trial as measured by patient progression and the timing of various aspects of the trial. The progress of the trials is obtained through discussions with internal personnel as well as outside service providers. The timing and level of services performed are often judgmental.

Provision for income taxes

CPEX operations were historically included in Bentley’s consolidated U.S. federal and state income tax returns. The provision for income taxes has been determined as if CPEX had filed separate tax returns under its existing structure for the periods presented. Accordingly, the effective tax rate of CPEX in future years could vary from its historical effective tax rates depending on the future legal structure of CPEX and related tax elections.

CPEX adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109, Accounting for Income Taxes, (“SFAS No. 109”) effective January 1, 2007. The purpose of FIN 48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with SFAS No. 109 by requiring the application of a “more likely than not” threshold for the recognition and derecognition of tax positions. The adoption of FIN 48 did not have a material effect on the CPEX combined financial statements. CPEX recognizes interest and penalties related to uncertain tax positions as a component of the provision for income taxes. There were no unrecognized tax positions relating to CPEX at the date of adoption. Tax years ranging from 2002 to 2007 remain open to examination by the major taxing authorities in jurisdictions where CPEX is subject to taxation.

CPEX has maintained agreements by and between Bentley Pharmaceuticals, Inc. and its subsidiaries. Income and expenses resulting from these agreements are eliminated in combination; however, the related transactions affect the CPEX combined income tax provision. As future operating profits cannot be reasonably assured, no tax benefit has been recorded for the losses generated by CPEX in the three months ended March 31, 2008 and 2007. Accordingly, CPEX has established valuation allowances equal to the full amount of its deferred tax assets. Should CPEX determine that it is more likely than not that it will realize certain of its net deferred tax assets for which it has previously provided a valuation allowance, an adjustment would be required to reduce the existing valuation allowance.

Share-based compensation

Share-based compensation expense recorded for Bentley stock option and Bentley restricted stock unit awards to employees of CPEX and the related allocated share-based compensation of executive officers and non-employee directors of Bentley for the three months ended March 31, 2008 and 2007 was approximately $368,000 and $270,000, respectively.

The related expenses were recorded in the CPEX Unaudited Combined Statements of Operations as follows (in thousands):

	For the Three Months Ended
	March 31,
	2008	2007

General and administrative expenses	$185	$135
Research and development expenses	183	135

	$368	$270

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Unaudited Condensed Combined Financial Statements — (Continued)

No related compensation expense was capitalized as the cost of an asset and there was no impact on net cash provided by operating activities or net cash used in financing activities as a result of these share-based transactions.

Share-based compensation expense attributable to CPEX employees from Bentley’s 401(k) matching contributions represent the remainder of the CPEX share-based compensation. This expense totaled $97,000 and $48,000 for the three months ended March 31, 2008 and 2007, respectively. The related expenses were recorded in the Unaudited Combined Statements of Operations as follows (in thousands):

	For the Three Months
	Ended March 31,
	2008	2007

General and administrative expenses	$45	$23
Research and development expenses	52	25

	$97	$48

Bentley Pharmaceuticals, Inc. Net Investment

The financial statements of CPEX represent a combination of various components of Bentley. Because a direct ownership relationship did not exist among all the components comprising CPEX, Bentley’s investment in CPEX is shown in lieu of stockholder’s equity in the combined financial statements. CPEX will begin to report equity accounts as of the date on which shares of CPEX are distributed to Bentley shareholders.

Commitments and Contingencies

In accordance with the Separation and Distribution Agreement by and between Bentley and CPEX, cash balances in excess of $8.0 million will be transferred to Bentley on the distribution date. As of March 31, 2008, CPEX Pharmaceuticals, Inc. would have transferred cash balances totaling $11.7 million to Bentley.

Recently issued accounting pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. CPEX adopted SFAS No. 159 on January 1, 2008 and through March 31, 2008 and has not elected to measure any of its financial instruments or other items at fair value that are not currently required to be measured at fair value.

In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF Issue No. 07-3”). EITF Issue No. 07-3 states that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the related services performed. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. The Company adopted EITF Issue No. 07-3 as of January 1, 2008. CPEX often enters into agreements for research and development goods and

CPEX Pharmaceuticals, Inc. and Subsidiary
(a Component of Bentley Pharmaceuticals, Inc.)

Notes to Unaudited Condensed Combined Financial Statements — (Continued)

service, however the adoption of EITF 07-03 did not have a material impact on the combined financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. CPEX has not determined the effect that the application of SFAS No. 141(R) will have on its combined financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”) which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. CPEX has not determined the effect that the application of SFAS No. 160 will have on its combined financial statements.

In December 2007, the FASB ratified the consensus reached by the EITF on Issue No. 07-1, Accounting for Collaborative Agreements (“EITF Issue No. 07-1”). EITF Issue No. 07-1 provides the definition of a collaborative agreement and guidelines to assist an entity in determining whether or not it is a party in a collaborative agreement. EITF Issue No. 07-1 states that costs incurred and revenues generated from transactions with third parties shall be reported in accordance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. EITF Issue No. 07-1 also provides minimum disclosure requirements for an entity’s collaboration agreements and transition guidance. EITF Issue No. 07-1 is effective for fiscal years beginning after December 15, 2008. CPEX is evaluating the impact that the adoption of EITF Issue No. 07-1 will have on its combined financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 required that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of adopting this pronouncement.